Exhibit 10.10

BORROWER CUSIP #12635CAA9

REVOLVING CREDIT FACILITY CUSIP #12635CAB7

$400,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

CNX COAL RESOURCES LP

and

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

and

PNC CAPITAL MARKETS LLC and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of July 7, 2015

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3.	RESERVED

4.	INTEREST RATES

	4.1	Interest Rate Options		65
		4.1.1	Interest Rate Options; Swing Line Interest Rate	65
		4.1.2	Rate Quotations	65
	4.2	Interest Periods		66
	4.3	Interest After Default		66
	4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		66
		4.4.1	Unascertainable	66
		4.4.2	Illegality; Increased Costs; Deposits Not Available	67
		4.4.3	Administrative Agent’s and Lender’s Rights	67
	4.5	Selection of Interest Rate Options		67

5.	PAYMENTS

	5.1	Payments		68
	5.2	Pro Rata Treatment of Lenders		68
	5.3	Sharing of Payments by Lenders		68
	5.4	Presumptions by Administrative Agent		69
	5.5	Interest Payment Dates		69
	5.6	Prepayments		70
		5.6.1	Right to Prepay	70
		5.6.2	Replacement of a Lender	70
		5.6.3	Designation of a Different Lending Office	71
		5.6.4	Mandatory Prepayments	72
	5.7	Increased Costs		72
		5.7.1	Increased Costs Generally	72
		5.7.2	Capital Requirements	73
		5.7.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	73
		5.7.4	Delay in Requests	73
	5.8	Taxes		73
		5.8.1	Payments Free of Taxes	73
		5.8.2	Payment of Other Taxes by the Borrower	74
		5.8.3	Indemnification by the Borrower	74
		5.8.4	Evidence of Payments	74
		5.8.5	Status of Lenders	74
		5.8.6	Refunds	76
		5.8.7	Definition of Lender	76
	5.9	Indemnity		76
	5.10	Settlement Date Procedures		77

6.	REPRESENTATIONS AND WARRANTIES

	6.1	Organization and Qualification		78
	6.2	[Reserved]		78
	6.3	Subsidiaries		78
	6.4	Power and Authority		78
	6.5	Validity and Binding Effect		78

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	6.6	No Conflict		78
	6.7	Litigation		79
	6.8	Title to Properties		79
	6.9	Financial Statements		79
	6.10	Use of Proceeds		80
	6.11	Liens in the Collateral		80
	6.12	Full Disclosure		81
	6.13	Taxes		81
	6.14	Consents and Approvals		81
	6.15	No Event of Default; Compliance with Instruments		81
	6.16	Patents, Trademarks, Copyrights, Licenses, Permits, Etc.		81
	6.17	Solvency		82
	6.18	Real Property		82
	6.19	Insurance		82
	6.20	Compliance with Laws		82
	6.21	Material Contracts; Burdensome Restrictions		82
	6.22	Investment Companies; Regulated Entities		82
	6.23	ERISA Compliance		83
	6.24	Employment Matters; Coal Act; Black Lung Act		83
	6.25	Environmental Matters		84
	6.26	Anti-Terrorism Laws		84

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

	7.1	First Loans and Letters of Credit		85
		7.1.1	Deliveries	85
		7.1.2	Payment of Fees	87
		7.1.3	PATRIOT Act	87
		7.1.4	No Debt or Preferred Stock Outstanding	87
		7.1.5	Transactions	87
	7.2	Each Additional Loan or Letter of Credit		88

8.	COVENANTS

	8.1	Affirmative Covenants		88
		8.1.1	Preservation of Existence, Etc.	88
		8.1.2	Payment of Liabilities, Including Taxes, Etc.	89
		8.1.3	Maintenance of Insurance	89
		8.1.4	Maintenance of Properties	90
		8.1.5	Maintenance of Patents, Trademarks, Etc.	90
		8.1.6	Visitation Rights	90
		8.1.7	Keeping of Records and Books of Account	90
		8.1.8	Further Assurances	91
		8.1.9	Additional Guarantors	91
		8.1.10	Compliance with Laws	91
		8.1.11	Use of Proceeds	91
		8.1.12	Subordination of Intercompany Loans	92
		8.1.13	Anti-Terrorism Laws; Foreign Corrupt Practices Act	92
		8.1.14	Compliance with Certain Contracts	92
		8.1.15	[Reserved]	92
		8.1.16	ERISA Compliance	92

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		8.1.17	Collateral	93
		8.1.18	Title	96
		8.1.19	Maintenance of Permits	96
		8.1.20	Post-Closing Matters	96
	8.2	Negative Covenants		96
		8.2.1	Indebtedness	96
		8.2.2	Liens	98
		8.2.3	Designation of Unrestricted Subsidiaries	98
		8.2.4	Loans and Investments	99
		8.2.5	Restricted Payments	101
		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	102
		8.2.7	Dispositions	103
		8.2.8	Affiliate Transactions	104
		8.2.9	Change in Business	106
		8.2.10	Fiscal Year	106
		8.2.11	Amendments to Certain Documents; Prepayments of Certain Indebtedness	106
		8.2.12	Swaps	107
		8.2.13	Financial Covenants	107
		8.2.14	Restrictions on Distributions from Restricted Subsidiaries	108
		8.2.15	Negative Pledge Agreements	109
	8.3	Reporting Requirements		111
		8.3.1	Quarterly Financial Statements	111
		8.3.2	Annual Financial Statements	112
		8.3.3	SEC Website	112
		8.3.4	Certificate of the Borrower	112
		8.3.5	Notice of Default	112
		8.3.6	Certain Events	113
		8.3.7	Budgets, Forecasts, Other Reports and Information	113

9.	DEFAULT

	9.1	Events of Default		114
		9.1.1	Payments Under Loan Documents	114
		9.1.2	Breach of Warranty	114
		9.1.3	Breach of Certain Covenants	114
		9.1.4	Breach of Other Covenants	114
		9.1.5	Defaults in Other Agreements or Indebtedness	115
		9.1.6	Final Judgments or Orders	115
		9.1.7	Loan Document Unenforceable	115
		9.1.8	Inability to Pay Debts	115
		9.1.9	ERISA	115
		9.1.10	Change of Control	116
		9.1.11	Operating Agreement	116
		9.1.12	Involuntary Proceedings	116
		9.1.13	Voluntary Proceedings	116
		9.1.14	Material Contracts	116
	9.2	Consequences of Event of Default		116
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	116
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	117

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		9.2.3	Set-off	117
		9.2.4	[Reserved]	117
		9.2.5	Application of Proceeds	117
		9.2.6	Collateral Agent	119
		9.2.7	Other Rights and Remedies	119
	9.3	Notice of Sale		119

10.	THE ADMINISTRATIVE AGENT

	10.1	Appointment and Authority		119
	10.2	Rights as a Lender		119
	10.3	Exculpatory Provisions		120
	10.4	Reliance by Agents		121
	10.5	Delegation of Duties		121
	10.6	Resignation of Agents		121
	10.7	Non-Reliance on Administrative Agent and Other Lenders		122
	10.8	No Other Duties, Etc.		122
	10.9	Administrative Agent’s Fee		123
	10.10	Authorization to Release Collateral and Guarantors		123
	10.11	No Reliance on Administrative Agent’s Customer Identification Program		123
	10.12	Withholding Tax		123

11.	MISCELLANEOUS

	11.1	Modifications, Amendments or Waivers		124
		11.1.1	Required Consents	124
		11.1.2	Certain Amendments	125
		11.1.3	Amendments Affecting the Administrative Agent, Etc.	126
		11.1.4	Non-Consenting Lenders	126
		11.1.5	Defaulting Lenders	126
	11.2	No Implied Waivers; Cumulative Remedies		126
	11.3	Expenses; Indemnity; Damage Waiver		126
		11.3.1	Costs and Expenses	126
		11.3.2	Indemnification by the Borrower	127
		11.3.3	Reimbursement by Lenders	127
		11.3.4	Waiver of Consequential Damages, Etc.	128
		11.3.5	Payments	128
	11.4	Holidays		128
	11.5	Notices; Effectiveness; Electronic Communication		128
		11.5.1	Notices Generally	128
		11.5.2	Electronic Communications	129
		11.5.3	Change of Address, Etc.	129
	11.6	Severability		129
	11.7	Duration; Survival		129
	11.8	Successors and Assigns		130
		11.8.1	Successors and Assigns Generally	130
		11.8.2	Assignments by Lenders	130
		11.8.3	Register	131
		11.8.4	Participations	132
		11.8.5	Limitations upon Participant Rights	132
		11.8.6	Certain Pledges; Successors and Assigns Generally	133

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11.9	Confidentiality		133
	11.9.1	General	133
	11.9.2	Sharing Information With Affiliates of the Lenders	133
11.10	Counterparts; Integration; Effectiveness		133
11.11	Governing Law, Etc.		134
	11.11.1	Governing Law	134
	11.11.2	SUBMISSION TO JURISDICTION	134
	11.11.3	WAIVER OF VENUE	134
	11.11.4	SERVICE OF PROCESS	135
	11.11.5	WAIVER OF JURY TRIAL	135
11.12	Certain Collateral Matters		135
11.13	USA PATRIOT Act Notice		135
11.14	No Fiduciary Duty		136
11.15	No General Partner’s Liability		136

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1(A)	Pricing Grid
Schedule 1.1(B)	Commitments of Lenders
Schedule 6.1	Qualifications To Do Business
Schedule 6.3	Subsidiaries
Schedule 6.11	Pledged Securities
Schedule 6.19	Insurance Policies
Schedule 6.25	Environmental Matters
Schedule 7.1.1(i)	Lien Searches
Schedule 8.1.18	Title Requirements
Schedule 8.1.20	Post-Closing Matters
Schedule 8.2.1	Existing Indebtedness
Schedule 8.2.2	Existing Liens
Schedule 8.2.4	Existing Investments
Schedule 8.2.14	Existing Restrictions on Subsidiaries
Schedule 8.2.15	Existing Negative Pledge Agreements
Schedule 11.5.1	Notice Information

EXHIBITS

Exhibit 1.1(A)	Assignment and Assumption Agreement
Exhibit 1.1(G)(1)	Guarantor Joinder
Exhibit 1.1(G)(2)	Guaranty Agreement
Exhibit 1.1(I)(1)	Indemnity
Exhibit 1.1(I)(2)	Intercompany Subordination Agreement
Exhibit 1.1(M)	Mortgage
Exhibit 1.1(N)(1)	Revolving Credit Note
Exhibit 1.1(N)(2)	Swing Loan Note
Exhibit 1.1(P)(1)	Perfection Certificate
Exhibit 1.1(P)(2)	Perfection Certificate Supplement
Exhibit 2.5.1	Loan Request
Exhibit 2.5.2	Swing Loan Request

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Exhibit 5.8.5	United States Tax Compliance Certificate
Exhibit 8.2.6	Acquisition Certificate
Exhibit 8.3.4	Quarterly Compliance Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”) is dated as of July 7, 2015 and is made by and among CNX COAL RESOURCES LP, a Delaware limited partnership (“CNX Coal” or the “Borrower”), EACH OF THE GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders under this Agreement (in such capacity, the “Administrative Agent”).

The Borrower has requested the Lenders to provide a revolving credit facility to the Borrower. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1	Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Account” shall have the meaning set forth in the Security Agreement.

“Additional Credit Extension Amendment” shall mean an amendment to this Agreement (which may, at the option of the Administrative Agent in consultation with the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Facilities pursuant to Section 2.11 [Incremental Facilities], Extended Term Loans and/or Extended Revolving Credit Commitments pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments], which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the Issuing Lenders and/or the Swingline Lender (to the extent Section 11.1 [Modifications, Amendments or Waivers] would require the consent of Issuing Lenders and/or the Swingline Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the Loan Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender not specified in the applicable Section of this Agreement), but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in Section 11.1.1 [Required Consents]. Any Additional Credit Extension Amendment may include conditions for delivery of customary opinions of counsel and other documentation consistent with the conditions in Section 7.1.1 [Deliveries] and certificates confirming satisfaction of conditions consistent with Section 7.2 [Each Additional Loan or Letter of Credit], all to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.

“Administrative Agent” shall have the meaning specified in the preamble hereto.

“Administrative Agent’s Fee” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 8.2.8 [Affiliate Transactions].

“Agreement” shall have the meaning specified in the preamble hereto.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Letter of Credit Fee Rate” shall mean the percentage rate per annum based on the Total Leverage Ratio according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Loans.”

“Applicable Margin” shall mean, as applicable:

(1) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Total Leverage Ratio according to the pricing grid on Schedule 1.1(A) below the heading “Base Rate Loans,” or

(2) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Total Leverage Ratio according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Loans.”

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Contribution Agreement” shall mean the Contribution Agreement, dated as of June 22, 2015, among the Co-Owners and the Operator.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

“Authorized Officer” shall mean, with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Cash” shall mean “Available Cash” as defined in the Partnership Agreement.

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Baltimore Dock Facility” shall mean that certain terminal, storage, loading and dock facility, including all facilities and equipment supporting such facility, located in Baltimore, Maryland owned as of the Closing Date by CNX Marine Terminals, Inc., including all related easements, rights of way and the similar interests used in connection with such facility.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(a)(i) [Revolving Credit Base Rate Option].

“Black Lung Act” shall mean, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.

“Board of Directors” shall mean (a) with respect to the Borrower, the board of directors of the General Partner or any committee thereof duly authorized to act on behalf of such board and (b) with respect to any other Person, (i) if the Person is a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board or a similar governing body, (ii) if the Person is a partnership, the board of directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board or a similar governing body and (iii) with respect to any other Person, the functional equivalent of the foregoing.

“Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the General Partner acting on behalf of the Borrower to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification.

“Borrower” shall have the meaning specified in the preamble hereto.

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Buchanan Mine” shall mean the underground coal mining complex situated in Mavisdale, Virginia, commonly known as the Buchanan Mine.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.

“Capital Lease Obligation” shall mean an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Closing Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Closing Date will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” of any Person shall mean (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cardinal States Gathering System” shall mean the gathering system, commonly known as the Cardinal States Gathering System, comprising approximately 110 miles of pipeline and associated assets located in Virginia, Kentucky and West Virginia and located near the Buchanan Mine.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to Administrative Agent, for the benefit of each applicable Issuing Lender, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to Administrative Agent and each applicable Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked deposit accounts at the Administrative Agent. At the option of the applicable Issuing Lender, in lieu of cash collateral, the applicable Letter of Credit Obligations may be supported by one or more back-to-back letters of credit in form and from institutions reasonably satisfactory to such Issuing Lender, and such arrangement shall also be within the meaning of Cash Collateralize. The term “Cash Collateral” shall have a correlative meaning.

“Cash on Hand” shall mean, as of any date of determination, an amount equal to (i) the aggregate amount of unrestricted cash and Temporary Cash Investments of the Loan Parties as of such date plus (ii) the aggregate amount of cash and Temporary Cash Investments of the Loan Parties pledged to the Collateral Agent in favor of the Secured Parties to secure the Obligation as of such date.

“Casualty Event” shall mean, with respect to any assets of any Loan Party, any damage to or destruction of, or any condemnation or other taking (including by any Official Body) of, any such assets that occurs after the Closing Date for which the Borrower or any other Loan Party receives insurance proceeds or proceeds of a condemnation award or any other compensation; provided, however, no such event or series of related events shall constitute a Casualty Event if such proceeds or other compensation in respect thereof is less than the Threshold Amount in the aggregate with respect to such event or series of related events. Casualty Event shall include but not be limited to any taking of all or any part of any real property of the Borrower or any other Loan Party in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition or the use or occupancy of all or any part of any real property by any Official Body, civil or military.

“CEI” shall mean CONSOL Energy Inc., a Delaware corporation.

“CEI Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of June 18, 2014 and as amended as of May 22, 2015, by and among CEI, certain of its Subsidiaries, the lenders party thereto, Bank of America, N.A., in its capacity as syndication agent, and PNC Bank, National Association, in its capacity as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Holdco” shall mean a Subsidiary that owns no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:

(1) CEI shall cease, directly or indirectly, to own and control legally and beneficially greater than 50% of the Equity Interests in the General Partner;

(2) CEI shall cease, directly or indirectly to have the power to vote or direct the voting of Equity Interests in the General Partner having a majority of the ordinary voting power for the election of the Board of Directors of the General Partner;

(3) the Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Operator;

(4) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower (including Equity Interests of Restricted Subsidiaries) and its Subsidiaries, taken as a whole, to any Person other than a Restricted Subsidiary; or

(5) a “change of control” or similar event occurred under any agreement governing any Permitted Unsecured Notes.

“CIP Regulations” shall have the meaning assigned to such term in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

“Class” means (i) with respect to any Commitment, its character as an Revolving Credit Commitment, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment, commitment to provide Term Loans or Extended Term Commitment (whether established by way of new Commitments or by way of conversion or extension of existing Commitments or Loans) designated as a “Class” in an Additional Credit Extension Amendment and (ii) with respect to any Loans, its character as a Revolving Credit Loan made pursuant to the Revolving Credit Commitment, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment, a Term Loan or Extended Term Loan or a Swing Loan (whether made pursuant to new Commitments or by way of conversion or extension of existing Loans) designated as a “Class” in an Additional Credit Extension Amendment; provided that notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the borrowing and repayment of Revolving Credit Loans shall be made on a pro rata basis across all Classes of Revolving Credit Loans (except to the extent that any applicable Additional Credit Extension Amendment pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments] provides that the Class of Revolving Credit Loans established thereunder shall be entitled to less than pro rata repayments), and any termination of Revolving Credit Commitments shall be made on a pro rata basis across all Classes of Revolving Credit Commitments (except to the extent that any applicable Additional Credit Extension Amendment pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments] provides that the Class of Revolving Credit Commitments established thereunder shall be entitled to less than pro rata treatment). Commitments or Loans that have different maturity dates, pricing (other than upfront fees) or other terms shall be designated separate Classes.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Distribution” shall mean payment of a cash distribution by the Borrower on the Closing Date in an amount not to exceed the net proceeds received by the Borrower from the Qualified IPO, any concurrent private placement of common units representing limited partner interests and the initial borrowings hereunder.

“CNX Coal” shall have the meaning specified in the preamble hereto.

“Coal” shall mean all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including bituminous and sub-bituminous coal, and lignite.

“Coal Act” shall mean the Coal Industry Retiree Health Benefits Act of 1992, as amended.

“Coal Gas” shall mean occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity, whether known or unknown, that are, can be, or historically have been produced or emitted from coalbeds, coal formations, coal seams, mined out areas, gob areas, or any related, associated, or adjacent rock material or strata, together with all substances produced with each of the foregoing or refined therefrom. For the avoidance of doubt, the term “Coal Gas” shall expressly include all substances commonly known as “coalbed methane,” “coal mine methane,” and “gob gas.”

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean the property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document, but shall not include any asset that shall have been released, pursuant to Section 10.10 [Authorization to Release Collateral and Guarantors] or Section 11.1.1(d) [Required Consents], from the Liens created under such Security Document.

“Collateral Agent” shall mean PNC Bank, National Association, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Commercial Letter of Credit” shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries.

“Commitment” shall mean as to any Lender its Revolving Credit Commitment, Incremental Revolving Credit Commitment, commitment to provide Term Loans, Extended Revolving Credit Commitment or Extended Term Commitment or any combination thereof (as the context requires), and “Commitments” shall mean the aggregate Commitments of the appropriate Class or any combinations thereof (as the context requires) of all of the Lenders.

“Commitment Fee” shall have the meaning specified in Section 2.3 [Commitment Fees].

“Commitment Fee Rate” shall mean 0.50% per annum.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall have the meaning specified in Section 8.3.4 [Certificate of the Borrower].

“Conrhein” shall mean Conrhein Coal Company, a Pennsylvania general partnership.

“Consideration” shall mean, with respect to any acquisition, without duplication, the aggregate of (i) the cash paid by the Borrower or any Restricted Subsidiary, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection therewith and (iii) any other consideration given by the Borrower or any Restricted Subsidiary in connection therewith.

“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period paid or payable in cash.

“Consolidated EBITDA” shall mean, for any period, the sum of Consolidated Net Income, plus (a) other than in the case of clause (8), to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense, net of interest income;

(2) provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Borrower and the Restricted Subsidiaries for such period;

(3) depletion, depreciation and impairment charges and expenses of the Borrower and the Restricted Subsidiaries for such period;

(4) amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Borrower and the Restricted Subsidiaries for such period;

(5) losses for such period from the early extinguishment of Indebtedness;

(6) non-recurring transaction costs expensed (in accordance with GAAP) by the Borrower and the Restricted Subsidiaries in connection with the Transactions;

(7) non-cash charges related to pension liabilities; and

(8) net cash proceeds of insurance received, or recognized as a receivable in accordance with GAAP, for such period in respect of a casualty event (to the extent such amount is reducing an expense on the statement of operations of the Borrower for such period relating to such casualty event) or business interruption; provided that to the extent such amount is actually not received in cash, the amount not received that increased Consolidated EBITDA shall be deducted from Consolidated EBITDA in the period in which it is determined that such amount has not been or is not likely to be received;

minus (b) to the extent increasing Consolidated Net Income for such period, gains for such period from the early extinguishment of Indebtedness. Consolidated EBITDA shall be calculated on a Pro Forma Basis.

“Consolidated Indebtedness” shall mean (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries of the type referenced under the first instances of clauses (1), (2) and (3) of the definition of “Indebtedness” outstanding on such date, after giving effect to all incurrences and repayments of such Indebtedness occurring on such date; provided that (x) all obligations under undrawn standby letters of credit (whether or not issued under this Agreement) issued with respect to performance obligations under sales contracts, mine reclamation, black lung benefit liabilities, workers compensation and other employee benefit liabilities shall be excluded from this clause (a) and (y) the face amount of all other letters of credit (other than to the extent Cash Collateralized) shall be included in this clause (a), whether or not drawn minus (b) the lesser of (x) Cash on Hand as of such date after giving effect to all transactions occurring on such date and (y) $10,000,000.

“Consolidated Interest Expense” shall mean, for any period, the total interest expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding (i) write-off of deferred financing costs and (ii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness), plus, to the extent not included in such total interest expense, and to the extent incurred by the Borrower or any Restricted Subsidiary, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) capitalized interest;

(3) non-cash interest expense; and

(4) net costs (including amortization of fees and up-front payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in such Person and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which the Borrower or any Restricted Subsidiary has paid a premium;

provided that “Consolidated Interest Expense” shall not include any amortization of costs relating to original debt issuances other than the amortization of debt discount related to the issuance of zero coupon securities or other securities with an original issue price of not more than 90% of the principal thereof. Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

“Consolidated Net Income” shall mean the aggregate net income (loss) attributable to the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall not be included in such Consolidated Net Income:

(1) any net income of any other Person if such other Person is not a Restricted Subsidiary, except that:

(a) subject to the exclusion contained in clause (4) of this definition, the Borrower’s equity in the net income of such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to the Borrower or any Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) of this definition); and

(b) the Borrower’s equity in a net loss of any such other Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(a) subject to the exclusion contained in clause (3) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3) any income or loss attributed to discontinued operations;

(4) any extraordinary gains or losses, together with any related provision for taxes on such gains or losses;

(5) any gain or loss, together with any related provision for taxes on such gains or losses, on Dispositions outside the ordinary course of business;

(6) any non-cash compensation expense realized for grants of performance shares, stock, stock options or other equity-based awards;

(7) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815;

(8) any non-cash asset impairment or write-downs (other than of any current assets) under GAAP or SEC guidelines; provided that any reversal or other benefit of any such impairment or write-down in any future period shall be excluded from Consolidated Net Income in such future period; and

(9) the cumulative effect of a change in accounting principles.

“Contract Agency Agreement” shall mean the Contract Agency Agreement, dated as of the Closing Date, between Consol Energy Sales Company and the Operator.

“Contractual Requirement” shall have the meaning assigned to that term in Section 6.6 [No Conflict].

“Contribution Agreements” shall mean the Asset Contribution Agreement and the Equity Contribution Agreement.

“Co-Owners” shall mean, collectively, CPCC and Conrhein.

“Covered Entity” shall mean (a) the Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is an Affiliate of a Person described in clause (a) above.

“CPCC” shall mean Consol Pennsylvania Coal Company LLC, a Delaware limited liability company.

“CTA” shall mean, at any time, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries, excluding the accounts of Unrestricted Subsidiaries and all assets that are considered to be intangible assets under GAAP, as of (unless otherwise specified) the end of the latest fiscal period for which financial statements have been delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements] at or prior to such time.

“Currency Agreement” shall mean in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Current Lender” shall have the meaning assigned to such term in Section 2.11(a)(i) [No Obligation to Increase].

“Customary Recourse Exceptions” shall mean, with respect to any Non-Recourse Debt of any Person, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be or (d) has become the subject of a Bankruptcy Event.

As used in this definition and in Section 2.13 [Defaulting Lenders], the term “Bankruptcy Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or (ii) the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Person or a Person’s direct or indirect parent company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) if applicable law prohibits the public disclosure of such appointment and so long as such appointment has in fact not been publicly disclosed.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash Consideration received by the Borrower or a Restricted Subsidiary of the Borrower in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation and executed by the chief financial officer and one other officer of the Borrower, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disposition” or “Dispose” shall mean the sale, conveyance, assignment, lease, sale and leaseback, abandonment or other transfer or disposal of, voluntarily or involuntarily, of any property or assets, tangible or intangible, including the sale, assignment, discount or other disposition of Accounts, equipment or general intangibles with or without recourse, the issuance or sale of Capital Stock of a Subsidiary or granting of options or rights of first refusal in such assets. In the case of the grant of an option or right of first refusal with respect to any asset, the date of such grant shall be deemed to be the date of Disposition of such asset.

“Disqualified Stock” shall mean any Equity Interests of a Person or any Restricted Subsidiary that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to the earlier of, in the case of clause (a), (b) or (c), (i) 91 days after the then Latest Maturity Date and (ii) upon Payment In Full (provided that only the portion of Equity Interests which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock), in each case other than in exchange for Equity Interests of the Borrower (other than Disqualified Stock).

Notwithstanding the preceding sentence:

(1) any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset disposition will not constitute Disqualified Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than unasserted contingent obligations);

(2) any Equity Interests issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and

(3) any Equity Interests held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Borrower or any of its Subsidiaries, in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Dollars,” “U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Closing Date).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Employee Services Agreement” means the Employee Services Agreement, dated as of the Closing Date, between the Operator and CPCC.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” shall mean any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the Environment or to emissions, discharges, Releases or threatened Releases of Hazardous Materials, (b) human health as affected by Hazardous Materials, or (c) mining operations and activities to the extent relating to protection of the Environment or reclamation, including the Surface Mining Control and Reclamation Act or to occupational or miner health and safety, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution Agreement” shall mean the Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the Borrower, CNX Operating LLC, CEI and the General Partner.

“Equity Interests” of any Person shall mean (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” shall mean, at any relevant time, any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification to the Borrower or any ERISA Affiliate that a Multiemployer Plan is insolvent or in reorganization within the meaning of Title IV of ERISA or experienced a mass withdrawal within the meaning of Section

4219 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, respectively; (e) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) Borrower or an ERISA Affiliate is informed that any Multiemployer Plan to which Borrower or the ERISA Affiliate contributes is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or a failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“European Interbank Market” shall mean the European interbank market for Euro operating in Participating Member States.

“Event of Default” shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 8.1.17(b) [Collateral].

“Excluded Subsidiaries” shall mean (a) each Unrestricted Subsidiary, (b) each CFC and each CFC Holdco, (c) each Immaterial Subsidiary and (d) each Restricted Subsidiary of the Borrower that is not directly or indirectly wholly-owned by the Borrower; provided that (i) a Restricted Subsidiary that is a Loan Party shall not become an Excluded Subsidiary by virtue of a transfer of a portion of the equity in such Restricted Subsidiary (except pursuant to a bona fide joint venture transaction permitted hereunder) until a majority of the Equity Interests in such Restricted Subsidiary are Disposed of in accordance with the provisions of Section 8.2.4 [Loans and Investments] or Section 8.2.7 [Dispositions] and (ii) in no event shall the Operator or any Subsidiary of the Borrower that owns Equity Interests in the Operator be an Excluded Subsidiary. Notwithstanding the foregoing, any Person that is an obligor or guarantor under any Permitted Unsecured Notes shall not be an Excluded Subsidiary and, if not already a Guarantor, shall become a Guarantor pursuant to Section 8.1.9 [Additional Guarantors].

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (after giving effect to Section 22 of the Guaranty Agreement and any and all other Guaranties of such Guarantor’s Swap Obligations by the Borrower and any other Guarantor) at the time the Guaranty of such Guarantor or the grant by such Guarantor of a security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps of such Guarantor for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by such recipient’s net income or profits (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office located or, in the case of any Lender, applicable lending office in such jurisdiction or that are Other Connection Taxes, (b) any branch profits Taxes imposed under section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a), (c) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.8.1 [Payments Free of Taxes], (d) any withholding Tax attributable to a Lender’s failure to comply with Section 5.8.5 [Status of Lenders] and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Existing Class” shall mean a Class of Existing Term Loans or a Class of Existing Revolving Credit Commitments.

“Existing Revolving Credit Commitments” shall have the meaning set forth in Section 2.12(b) [Extended Term Loans and Extended Revolving Credit Commitments].

“Existing Term Loans” shall have the meaning set forth in Section 2.12(a) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extended Class” shall mean a Class of Extended Term Loans or a Class of Extended Revolving Credit Commitments.

“Extended Revolving Credit Commitments” shall have the meaning set forth in Section 2.12(b) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extended Term Commitment” shall mean as to any Lender its commitment to provide Extended Term Loans pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments].

“Extended Term Loans” shall have the meaning set forth in Section 2.12(a) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extending Lender” shall have the meaning set forth in Section 2.12(c) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extension Effective Date” shall have the meaning set forth in Section 2.12(c) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extension Election” shall have the meaning set forth in Section 2.12(c) [Extended Term Loans and Extended Revolving Credit Commitments].

“Extension Request” shall mean a Revolving Extension Request or a Term Extension Request.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower in the case of amounts of $50,000,000 or more and otherwise by a Responsible Officer, any such determination being conclusive for all purposes under this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (and any amended or successor version described above), and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen), as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for the purposes of this definition only, an “Alternate Source”) or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Finance Co.” shall mean any direct, wholly-owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Indebtedness permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 8.1.9 [Additional Guarantors] have been complied with in respect of such Subsidiary, and such Subsidiary is a Restricted Subsidiary and a Loan Party, (b) such Subsidiary shall be a domestic Subsidiary that is a corporation, and (c) such Subsidiary does not (i) incur, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than Indebtedness of the Borrower for which it serves as co-issuer or co-borrower, (ii) engage in any business, activity or transaction, or own any property, assets or Equity Interests, other than (A) performing its obligations and activities incidental to the coissuance or co-borrowing of Indebtedness of the Borrower and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidate with or merge with or into any Person, or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financial Covenants” shall mean the covenants set forth in Section 8.2.13 [Financial Covenants].

“Financial Projections” shall have the meaning assigned to that term in Section 6.9(b) [Financial Projections].

“Flood Laws” shall mean (i) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (iv) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in section 7701 of the Code.

“Foreign Subsidiaries” shall mean, for any Person, each Subsidiary of such Person that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

“General Partner” shall mean the general partner of the Borrower under, and pursuant to, the Partnership Agreement.

“Guarantor” shall mean each of the parties to this Agreement that is designated as a “Guarantor” on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof, in each case, until such Person ceases to be a Guarantor in accordance with this Agreement.

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

“Guaranty” of any Person shall mean any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, including Letters of Credit issued for the account of Persons other than Loan Parties, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors.

“Hazardous Materials” shall mean (i) any explosive substances or wastes and (ii) any chemicals, pollutants or contaminants, substances, materials or wastes, in any form, regulated under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos and asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any Coal Gas, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Hedging Contract” shall mean any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity Swap Agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Borrower or any Restricted Subsidiary that are customary in the Permitted Business and designed to protect such Person against fluctuations in or manage exposure to Hydrocarbon prices and not for speculative purposes.

“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Hedging Contract, Interest Rate Agreement or Currency Agreement.

“Historical Statements” shall have the meaning specified in Section 6.9(a) [Historical Statements].

“Hydrocarbons” shall mean coal, oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Subsidiary” shall mean as of any date, any Subsidiary of the Borrower that had (1) assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $1,000,000 and (2) Consolidated Net Income not exceeding $1,000,000 for such fiscal year, in each case, as shown in the most recently delivered combined or consolidated quarterly financial statements of the Borrower; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guaranties or otherwise provides direct credit support for any Indebtedness of the Borrower.

“Increase Period” shall have the meaning assigned to such term in Section 8.2.13(b) [Financial Covenants].

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.11(a) [Incremental Facilities].

“Incremental Lender” shall mean any Person that provides an Incremental Facility.

“Incremental Revolving Credit Commitment” shall have the meaning assigned to such term in Section 2.11(a) [Incremental Facilities].

“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) of this paragraph) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) Hedging Obligations;

(6) all obligations of the type referred to in clauses (1) through (5) of this paragraph of other Persons and all dividends of other Persons with respect to Preferred Stock and Disqualified Stock for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guaranty; and

(7) all obligations of the type referred to in clauses (1) through (6) of this paragraph of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets or the amount of the obligation so secured.

The “amount” or “principal amount” of any Indebtedness or Disqualified Stock or other Preferred Stock outstanding at any time of determination as used herein shall be as set forth below or, if not set forth below, determined in accordance with GAAP:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (a) the Fair Market Value of such assets at the date of determination; and (b) the amount of the Indebtedness of the other Person;

(4) in the case of any Capital Lease Obligation, the amount determined in accordance with the definition thereof;

(5) in the case of any Preferred Stock, (a) if other than Disqualified Stock, the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price or (b) if Disqualified Stock, as specified in the definition thereof;

(6) in the case of any Interest Rate Agreements permitted by Section 8.2.1(f) [Indebtedness], zero;

(7) in the case of all other unconditional obligations, the amount of the liability thereof determined in accordance with GAAP;

(8) in the case of all other contingent obligations, the maximum liability at such date of such Person; and

(9) in the case of a Qualified Receivables Transaction, solely the aggregate amount of cash borrowings thereunder.

For purposes of determining any particular amount of Indebtedness, Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included. If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (a) the principal of such Indebtedness and (b) the amount that may be drawn under such letter of credit.

None of the following shall constitute Indebtedness:

(1) Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from Guaranties securing any obligations of the Borrower or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Borrower, other than Guaranties or similar credit support by the Borrower or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(2) obligations to pay accrued expenses, any trade payables or other similar liabilities to trade creditors and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property;

(3) any liability for Federal, state, local or other taxes owed or owing by such Person;

(4) obligations to pay royalties and other amounts due in the ordinary course of business to royalty and working interest owners;

(5) obligations arising from Guaranties to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

(6) obligations (other than express Guaranties of Indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (a) trade acceptances and (b) endorsements of instruments for deposit in the ordinary course of business;

(7) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such obligation is extinguished within two Business Days of its incurrence;

(8) obligations in respect of any obligations under workers’ compensation laws and similar legislation;

(9) [reserved];

(10) any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC 815);

(11) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower and the Restricted Subsidiaries;

(12) any repayment or reimbursement obligation of such Person or any Restricted Subsidiary with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(13) earn-out obligations in respect of Consideration in an acquisition permitted hereunder until such obligations would be required to be reflected on a balance sheet in accordance with GAAP (provided that the amount of such earn-out obligations reflected on a balance sheet shall be counted in the Consideration at such time).

“Indemnified Taxes” shall mean (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

“Indemnity” shall mean the Regulated Substances Certificate and Indemnity Agreement, in substantially the form of Exhibit 1.1(I)(1), executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Intercompany Subordination Agreement” shall mean the Subordination Agreement among the Loan Parties and the Restricted Subsidiaries, dated as of the Closing Date, in substantially the form of Exhibit 1.1(I)(2), executed and delivered by the Loan Parties and the Restricted Subsidiaries.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense, in each case, for the latest period of four fiscal quarters ended prior to the date of determination.

“Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be two weeks or one, two, three or six Months; provided that if a period of two weeks is selected, the LIBOR Rate for such period shall be the LIBOR Rate that is applicable to a period of one Month. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be the Borrowing Date. Notwithstanding the second sentence hereof: (a) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) the Borrower shall not select, convert to or renew an Interest Period for any portion of any Loans that would end after the Maturity Date of such Loans.

“Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement relating to fluctuations in interest rates.

“Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.

“Investment” in any Person shall mean any (1) direct or indirect advance, loan or other extensions of credit (including by way of Guaranty or similar arrangement) or capital contribution to (including any transfer of cash or other property to others or any payment for property or services for the account or use of others but excluding (a) advances to customers and contract miners or joint interest partners in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender, and (b) trade payables and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices), (2) all items that are or would be classified as investments on a balance sheet or (3) any purchase or acquisition of Capital Stock, Indebtedness or other similar securities issued by such Person. Except as otherwise provided for in this Agreement, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value. If the Borrower or any Restricted Subsidiary sells or otherwise Disposes of any Capital Stock of any Restricted Subsidiary, or any Restricted Subsidiary issues any Capital Stock, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of and all other Investments in such Restricted Subsidiary retained.

For purposes of Section 8.2.4 [Loans and Investments] with respect to Investments in Unrestricted Subsidiaries:

(1) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; and upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the aggregate amount of Investments outstanding under Section 8.2.4(h) [Loans and Investments] shall be reduced (but not below zero) by an amount equal to the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary immediately following such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“IRS” shall mean the Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit application, and any other document, agreement and instrument entered into by the applicable Issuing Lender and any Loan Party or in favor of the applicable Issuing Lender and relating to such Letter of Credit.

“Issuing Lenders” shall mean (a) each Lender (or Affiliate thereof) listed as an “Issuing Lender” on its executed signature page to this Agreement in its capacity as the issuer of a Letter of Credit and (b) any other Lender (or Affiliate thereof) to the extent that such Lender (or Affiliate thereof) agrees to act as an Issuing Lender hereunder at the request of the Borrower and provides notice to the Administrative Agent of such agreement. References to the “Issuing Lender” shall be to the applicable Issuing Lender(s).

“Joint Venture” shall mean any Person that is not a direct or indirect Subsidiary of the Borrower in which the Borrower or any Restricted Subsidiary makes any equity Investment.

“Labor Contracts” shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among the Borrower or any Restricted Subsidiary and its employees.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including after giving effect to any extension pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments].

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by such Issuing Lender.

“Lead Arrangers” shall mean PNC Capital Markets LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as joint lead arrangers and joint bookrunners of the revolving credit facility hereunder.

“Lenders” shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any grant in any Loan Document of a security interest or other Lien to the Lenders or to the Collateral Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

“Letter of Credit” shall have the meaning assigned to that term in Section 2.9.1(a) [Issuance of Letters of Credit].

“Letter of Credit Aggregate Sublimit” shall mean, at any time, the lesser of (i) $150,000,000 and (ii) the Revolving Credit Commitments at such time.

“Letter of Credit Fee” shall have the meaning assigned to that term in Section 2.9.2 [Letter of Credit Fees].

“Letter of Credit Issuing Lender Sublimit” shall mean (i) with respect to PNC, the lesser of (x) $100,000,000 and (y) two-thirds of (A) the Letter of Credit Aggregate Sublimit minus (B) the sum of the Letter of Credit Issuing Lender Sublimits of the other Issuing Lenders (if any) pursuant to clause (iii) of this definition, (ii) with respect to Bank of America, N.A., the lesser of (x) $50,000,000 and (y) one-third of (A) the Letter of Credit Aggregate Sublimit minus (B) the sum of the Letter of Credit Issuing Lender Sublimits of the other Issuing Lenders (if any) pursuant to clause (iii) of this definition and (iii) for any other Issuing Lender, an amount equal to such Issuing Lender’s (or its designated Affiliate’s) Ratable Share of the Letter of Credit Aggregate Sublimit; provided that any Issuing Lender may increase its own Letter of Credit Issuing Lender Sublimit by written notice to the Borrower and the Administrative Agent.

“Letter of Credit Maturity Date” shall mean the date which is 10 Business Days prior to the Maturity Date.

“Letter of Credit Obligations” shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate outstanding Reimbursement Obligations on such date. The Letter of Credit Obligations of any Lender at any time shall be its Ratable Share of the total Letter of Credit Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5 [Letter of Credit Amounts]. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LIBOR Rate” shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate	=	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than 0.00%.

“LIBOR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(a)(ii) [Revolving Credit LIBOR Rate Option].

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other similar encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but shall not include any operating lease.

“LLC Interests” shall have the meaning specified in Section 6.3 [Subsidiaries].

“Loan Documents” shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Notes, the Security Documents and amendments, supplements, joinders or assignments to the foregoing and any other instruments, certificates or documents (expressly excluding any Other Lender Provided Financial Service Product, any Specified Swap Agreements or any other Swap Agreements) delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, and Loan Document shall mean any of the Loan Documents.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loan Request” shall have the meaning specified in Section 2.5.1 [Revolving Credit Loan Requests].

“Loans” shall mean the loans made to the Borrower under this Agreement.

“Material Acquisition/Disposition” shall mean any Investment, Permitted Acquisition or Disposition that involves (a) an acquisition or disposition of assets, the Fair Market Value of which assets exceeds $25,000,000 or (b) a change in Consolidated EBITDA that exceeds $10,000,000 per four fiscal quarter period.

“Material Adverse Change” shall mean any set of circumstances or events that (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay their Indebtedness under this Agreement or any other Loan Document, or (d) impairs materially or would reasonably be expected to impair materially the rights and remedies of the Administrative Agent or any of the Lenders pursuant to this Agreement or any other Loan Document.

“Material Contract” shall mean any contract, agreement or other instrument to which the Borrower or any of its Subsidiaries is or becomes party, the termination, breach or non-renewal of which could reasonably be expected to result in a Material Adverse Change, including, for the avoidance of doubt, the Specified Material Contracts.

“Material Permitted Acquisition” shall mean (i) a Permitted Acquisition or (ii) increase in the ownership percentage of the Undivided Interests held by the Borrower or any Restricted Subsidiary; provided that, in either case of clause (i) or (ii), the requirements of clause (a) or (b) of the definition of “Material Acquisition/Disposition” are satisfied.

“Maturity Date” shall mean (a) with respect to the Revolving Credit Commitments, the fifth anniversary of the Closing Date, (b) with respect to Extended Revolving Credit Commitments, the maturity date applicable to such Extended Revolving Credit Commitments and (c) with respect to Term Loans, the maturity date applicable to such Term Loans.

“Maximum Facility Amount” shall mean $600,000,000.

“Month,” with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgages” shall mean collectively, (i) the mortgages or deeds of trust with respect to Real Property in which a security interest has been granted on the Closing Date and (ii) the mortgages or deeds of trust with respect to Real Property in which a security interest is granted after the Closing Date in substantially the form of Exhibit 1.1(M), in each case, executed and delivered by the applicable Loan Parties to the Collateral Agent to secure the Obligations, for the benefit of the Secured Parties, and “Mortgage” shall mean, individually, any of the Mortgages.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions or has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Non-Consenting Lender” shall have the meaning specified in Section 11.1.4 [Non-Consenting Lenders].

“Non-Recourse Debt” shall mean, with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture, Indebtedness:

(1) as to which neither the Borrower nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions and except by the pledge of (or a Guaranty limited in recourse solely to) the Equity Interests of such Unrestricted Subsidiary or Joint Venture; and

(2) as to which the lenders will not have any recourse to the Capital Stock or assets of the Borrower or any Restricted Subsidiary (other than the Equity Interests of such Unrestricted Subsidiary or Joint Venture), except for Customary Recourse Exceptions.

“Notes” shall mean Revolving Credit Notes, the Swing Loan Notes and, if any Term Loans are made hereunder, promissory notes of the Borrower evidencing such Term Loans in a form reasonably satisfactory to the Administrative Agent.

“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (including interest, fees and other monetary obligations accruing and/or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), under or in connection with (i) this Agreement, the Loans, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, the Collateral Agent, any Issuing Lender, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Specified Swap Agreement (other than, with respect to any Guarantor that is not a Qualified ECP Loan Party, Excluded Swap Obligations of such Guarantor) or (iii) any Other Lender Provided Financial Service Product.

“Officers’ Certificate” shall mean a certificate signed by an officer of the Borrower or an officer of the General Partner acting on behalf of the Borrower.

“Official Body” shall mean the government of the United States of America or any other nation, or in each case any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Omnibus Agreement” shall mean the Omnibus Agreement, dated as of the Closing Date, among the General Partner, the Borrower, the Co-Owners, CEI and certain other Subsidiaries of CEI party thereto.

“Operating Agreement” shall mean the Pennsylvania Mine Complex Operating Agreement, dated as of the Closing Date, among the Co-Owners and the Operator; provided that if any Permitted Other Undivided Interest is acquired in a Permitted Acquisition, the operating agreement for such Permitted Other Undivided Interest shall also be included in the definition of “Operating Agreement.”

“Operator” shall mean the “Operator” under, and pursuant to, the Operating Agreement; provided that if any Permitted Other Undivided Interest is acquired in a Permitted Acquisition, the “operator” under, and pursuant to, the operating agreement for such Permitted Other Undivided Interest shall also be included in the definition of “Operator.”

“Order” shall have the meaning specified in Section 2.9.9(b) [Liability for Acts and Omissions].

“Other Connection Taxes” shall mean, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, or sold or assigned an interest in any Note or Loan Document).

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which the Administrative Agent, any Lender or Affiliate of the Administrative Agent or a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning specified in Section 11.8.4 [Participations].

“Participating Member State” shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Participation Advance” shall have the meaning specified in Section 2.9.4(a) [Repayment of Participation Advances].

“Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of CNX Coal Resources LP, dated as of the Closing Date, among the General Partner, CEI and the other parties thereto.

“Partnership Interests” shall have the meaning specified in Section 6.3 [Subsidiaries].

“Payment Date” shall mean the first Business Day of each calendar quarter after the date hereof and on the Maturity Date for the applicable Loans or Commitments or upon termination of the Commitments.

“Payment In Full” and “Paid in Full” shall mean the payment in full in cash of the Loans and other Obligations (other than contingent indemnity obligations not then due) under the Loan Documents, termination of the Commitments and expiration or termination of all Letters of Credit (or with respect to any Letter of Credit with an expiration date that extends beyond the Revolving Maturity Date, the pledge of Cash Collateral for such Letter of Credit pursuant to Section 2.9.10 [Cash Collateral Prior to the Maturity Date]).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pennsylvania Mine Complex” shall mean those certain coal mines in Greene and Washington Counties, Pennsylvania and Marshall County, West Virginia, commonly known as the Bailey Mine, the Enlow Fork Mine, the Harvey Mine, and the related preparation plant commonly known as the Bailey preparation plant.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

“Perfection Certificate” shall mean a certificate in the form of Exhibit 1.1(P)(1) or any other form reasonably acceptable to the Administrative Agent.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit 1.1(P)(2) or any other form reasonably acceptable to the Administrative Agent.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 8.2.6(b) [Liquidations, Mergers, Consolidations, Acquisitions].

“Permitted Business” shall mean the businesses conducted by the Borrower and its Subsidiaries on the Closing Date (after giving effect to the Transactions) and any activity that is ancillary or complementary to or necessary or desirable for, or otherwise reasonably related to, such businesses. For the avoidance of doubt, ownership and operation of any of the Specified Other Assets shall be a Permitted Business.

“Permitted Liens” shall mean:

(1) Liens existing on the Closing Date and described on Schedule 8.2.2;

(2) Liens securing the Obligations in favor of the Collateral Agent for the benefit of the Secured Parties;

(3) Liens on cash or Temporary Cash Investments securing Letter of Credit Obligations with respect to Letters of Credit that have an expiration date that extends beyond the Letter of Credit Maturity Date in favor of the applicable Issuing Lender of such Letters of Credit;

(4) Liens in favor of (a) the Borrower or a Guarantor or (b) by a Restricted Subsidiary that is not a Guarantor in favor of any other Restricted Subsidiary that is not a Guarantor;

(5) Liens on the Collateral securing obligations in respect of Indebtedness incurred pursuant to Section 8.2.1(i) [Indebtedness]; provided that such Liens shall be subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(6) Liens for taxes, assessments and governmental charges not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time, and which proceedings (or orders entered in connection with such proceedings) have the effect of suspending the enforcement or collection of such Liens;

(7) Liens incurred to secure appeal bonds and judgment Liens not constituting an Event of Default or Potential Default, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings;

(8) Liens upon real or personal property other than the Collateral, including any attachment of personal property or real property or other legal process prior to adjudication of a dispute on the merits, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed or bonded and continue to be stayed or bonded, (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (c) the payment of which is covered in full (subject to customary deductible) by insurance;

(9) [Reserved];

(10) Liens securing Capital Lease Obligations, mortgage financings, equipment leases, purchase money obligations or other Indebtedness incurred pursuant to Section 8.2.1(d) [Indebtedness]; provided that such Liens shall attach only to the property (a) acquired with the proceeds of such Indebtedness or (b) which is the subject of such Capital Lease Obligations;

(11) [Reserved];

(12) Liens on the Equity Interests of a Person that is not a Restricted Subsidiary to secure obligations of such Person;

(13) claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or real property or other legal process prior to adjudication of a dispute on the merits, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed, (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (c) the payment of which is covered in full (subject to customary deductible) by insurance;

(14) precautionary filings under the UCC by a lessor with respect to personal property leased to such Person;

(15) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(16) Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction permitted by Section 8.2.1(j) [Indebtedness];

(17) Liens on cash or Temporary Cash Investments arising in connection with the defeasance, discharge or redemption of Indebtedness permitted hereunder;

(18) [Reserved];

(19) other Liens not otherwise permitted hereunder with respect to Indebtedness or other obligations that do not in the aggregate exceed at any one time outstanding the greater of (i) $10,000,000 and (ii) 2.5% of CTA at such time;

(20) Liens to renew, extend, refinance or refund a Lien referred to in clause (1) above; provided that (i) such new Lien shall be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (ii) the obligations secured by such Lien at such time is not increased to any amount greater than the amount permitted by Refinancing Indebtedness;

(21) statutory and common law banker’s Liens and rights of setoff on bank deposits;

(22) option agreements and rights of first refusal granted with respect to assets that are permitted to be Disposed of pursuant to the terms of Section 8.2.7 [Dispositions];

(23) [Reserved];

(24) any leases of assets permitted by Section 8.2.7 [Dispositions];

(25) [Reserved];

(26) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary use of such property;

(27) pledges, deposits or bonds made in the ordinary course of business to secure payment of reclamation liabilities or workmen’s compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance or other social security programs (including pledges or deposits of cash securing Letters of Credit that secure payment of such workmen’s compensation, unemployment insurance or other social security programs);

(28) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens (including any other statutory nonconsensual or common law Liens), securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (including pledges or deposits of cash securing Letters of Credit that secure such Liens of landlords securing obligations to make lease payments that are not yet due and payable or in default) or, with respect to any of the foregoing, that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP and which proceedings (or orders entered in connection with such proceedings) have the effect of suspending the enforcement or collection of such Liens;

(29) good-faith pledges or deposits made or other Liens granted in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (including pledges or deposits of cash securing Letters of Credit that secure such performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or that secure such statutory obligations, or such surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business);

(30) Liens on cash and Temporary Cash Investments securing Indebtedness permitted by Section 8.2.1(f) in an amount not to exceed $5,000,000 at any one time outstanding; and

(31) deposits and escrows of cash pursuant to customary purchase price adjustment, indemnity or similar obligations under agreements related to acquisitions and Dispositions permitted hereunder.

“Permitted Other Undivided Interests” shall mean undivided co-ownership interests in any of the Specified Other Assets; provided that the terms and conditions of such co-ownership shall be substantially similar to the terms and conditions of the Undivided Interests set forth in the Specified Material Contracts, including that (i) a Loan Party shall be the operator of such Specified Other Asset on terms and conditions substantially similar to those set forth in the Operating Agreement, (ii) the Loan Parties shall have the benefit of services substantially similar to those set forth in the Employee Services Agreement and, in the case of the Buchanan Mine, the Water Agreement, (iii) title to personal property (other than inventory and accounts receivable) relating to such Specified Other Asset will be transferred to, or acquired by, the Loan Parties, and the other co-owners will retain the right to use such assets, (iv) the other co-owner(s) of such Specified Other Asset shall agree not to encumber or permit any Lien on its (or their) undivided co-ownership interest other than certain limited liens consistent with the negative pledge in the Operating Agreement, (v) the Operator will solely control the disposition of the undivided interest owned by it, subject to the limitation on disposition of related personal property consistent with the Operating Agreement, (vi) any transferee of the undivided interest from the other co-owners shall be subject to the same obligations as the other co-owners with respect to such undivided interest except that any “right of first offer” will not apply to the transferee and (vii) the material contracts related to such undivided interest shall not restrict the ability of the Loan Parties to pledge their interests in such material contracts to secure the Obligations and any refinancings thereof.

“Permitted Unsecured Notes” shall mean any unsecured notes issued by the Borrower and/or Finance Co. in one or more transactions; provided that (i) no payment of principal in respect of such notes shall be required prior to six months after the Latest Maturity Date in effect at the time of issuance (except for customary offers to purchase with proceeds of asset sales or upon the occurrence of a change of control), (ii) such notes shall not include any financial maintenance covenants, and the covenants and events of default shall be customary for high yield debt securities but in any event shall not be more restrictive than the covenants and events of default hereunder, taken as a whole, and (iii) no Subsidiary of the Borrower shall Guaranty such notes unless such Subsidiary is (or concurrently with any such Guaranty becomes) a Guarantor hereunder.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

“Pledged Securities” shall mean all of the property described as “Pledged Securities” in the Security Agreement.

“Pledgor” shall have the meaning set forth in the Security Agreement.

“PNC” shall mean PNC Bank, National Association, its successors and assigns.

“Potential Default” shall mean any event or condition which with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.

“Preferred Stock” shall mean, with respect to any Person, Capital Stock of such Person of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Pro Forma Basis” shall mean:

(1) any Material Acquisition/Disposition and any dividend or distribution on, or repurchases or redemptions of, Capital Stock of the Borrower made or to be made by the Borrower or any Restricted Subsidiary during the applicable reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect as if it had occurred on the first day of the applicable reference period;

(2) any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(3) any Person that is not a Restricted Subsidiary on the date of determination will be deemed not to have been a Restricted Subsidiary at any time during such reference period;

(4) Consolidated Cash Interest Expense shall be calculated after giving pro forma effect to incurrences and repayments of Indebtedness (other than ordinary course working capital borrowings and repayments under revolving credit facilities) during the applicable reference period or subsequent to such reference period and on or prior to the date of determination to the extent in connection with any transaction referred to in clause (1) above as if it had occurred on the first day of the applicable reference period; and

(5) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account the effect on such interest rate of any Specified Swap Agreement applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and in a manner consistent with Article 11 of Regulation S-X of the Securities Act, as set forth in a certificate of a Responsible Officer of the Borrower (with supporting calculations) and reasonably acceptable to the Administrative Agent. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility (to the extent required to be computed on a pro forma basis) shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Properties” shall have the meaning assigned to such term in Section 6.25(b) [Environmental Matters].

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” shall mean the initial offer and sale of common units representing limited partner interests of the Borrower in an underwritten public offering for cash pursuant to the Registration Statement; provided, however, that immediately after such offering, the Borrower is treated as a publicly traded limited partnership for United States federal income tax purposes.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary in which the Borrower or any such Restricted Subsidiary may sell, contribute, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiaries of the Borrower) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Borrower or any Restricted Subsidiary, and any related assets, including all collateral securing such Receivables, all contracts and all Guaranties or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Ratable Share” shall mean (a) the proportion that a Lender’s Commitment bears to the Commitments of all of the Lenders or (b) as such term is used in the definition of “Letter of Credit Issuing Lender Sublimit,” the proportion that a Lender’s Commitment bears to the Commitments of all of the Issuing Lenders; provided that in the case of Section 2.13 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Real Property” shall mean, individually as the context requires, real property that is owned or leased by any Loan Party, including, but not limited to, the surface, Coal, methane gas and other mineral rights, interests and coal leases associated with such property, and “Real Properties” shall mean, collectively, as the context requires, all of the foregoing. In determining whether the $20,000,000 threshold in Section 8.1.17(a)(iii) [Collateral] is met, a subsurface interest of a Loan Party shall be deemed part of the same Real Property as other subsurface interests of such Loan Party or other Loan Parties when such subsurface interest is, or could reasonably be, part of the same operating complex as such other subsurface interests.

“Receivable Obligor” shall mean, with respect to any Receivable, the Person obligated to make payments pursuant to the contract relating to such Receivable.

“Receivables” shall mean any Indebtedness and other payment obligations owed to the Borrower, any Restricted Subsidiary or any Receivables Subsidiary, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each case arising in connection with the sale of Coal and related inventory in the ordinary course of business.

“Receivables Subsidiary” shall mean a wholly owned Subsidiary of the Borrower (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction with the Borrower or a Restricted Subsidiary in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers Receivables) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets, in each case, relating to such Receivables, and any business or activities incidental or related to such business, and that is designated by the Borrower’s Board of Directors (as provided below) as a Receivables Subsidiary and

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is Guarantied by the Borrower or any Restricted Subsidiary (excluding Guaranties of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants, indemnities and performance guarantees customarily entered into in connection with accounts receivables financings);

(b) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings; or

(c) subjects any property or asset of the Borrower or of any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings and limited to assets financed thereunder;

(2) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) with which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition (other than customary requirements for the maintenance of a minimum net worth) or cause such Receivables Subsidiary to achieve certain levels of operating results.

Any designation of a Receivables Subsidiary by the Borrower’s Board of Directors after the Closing Date shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

“Recipient” shall mean (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Lender, as applicable.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, replace, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” shall mean Indebtedness that Refinances any Indebtedness of the Borrower or any Restricted Subsidiary existing on the Closing Date or incurred in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(4) if the refinanced Indebtedness was subordinated in right of payment to the Obligations or the Guaranties thereof, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Obligations or the Guaranties thereof, as the case may be, at least to the same extent as the refinanced Indebtedness; and

(5) if the refinanced Indebtedness is purchase money obligations, (a) the holders of such Refinancing Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Refinancing Indebtedness, and neither the Borrower nor any Restricted Subsidiary (i) is directly or indirectly liable for such Refinancing Indebtedness or (ii) provides credit support, including any undertaking, Guaranty, agreement or instrument, related to such Refinancing Indebtedness that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets) and (b) no default or event of default with respect to such Refinancing Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Borrower or a Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity;

provided further, however, that Refinancing Indebtedness shall not include:

(a) Indebtedness of a Subsidiary that Refinances Indebtedness of the Borrower; or

(b) Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Statement” shall mean the Registration Statement number 333-203165 on Form S-1, under the Exchange Act, of the Borrower filed with the SEC, as amended prior to the Closing Date.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Reimbursement Date” shall have the meaning specified in Section 2.9.3(b) [Participations, Disbursements, Reimbursement].

“Reimbursement Obligation” shall have the meaning specified in Section 2.9.3(b) [Participations, Disbursements, Reimbursement].

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Security” shall mean, with respect to any Receivable subject to a Qualified Receivables Transaction:

(1) all of the Loan Parties’ interests in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(2) all instruments and chattel paper that may evidence such Receivable,

(3) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

(4) all of the Loan Parties’ rights, interests and claims under the contracts and all guaranties, indemnities, insurance and other agreements (including the related contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the contract related to such Receivable or otherwise.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into the Environment, or into, from or through any building or structure.

“Relevant Interbank Market” shall mean in relation to Euro, the European Interbank Market, and, in relation to any other currency, the London interbank market or other applicable offshore interbank market.

“Removal Effective Date” shall have the meaning assigned to such term in Section 10.6 [Resignation of Agents].

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Pension Plan or Multiemployer Plan.

“Required Lenders” shall mean Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

“Required Permits” shall mean all permits, licenses, authorizations, plans, approvals and bonds necessary under the applicable Laws for the Loan Parties to continue to conduct coal mining and related operations on, in or under such parties’ real property, and any and all other mining properties owned or leased by the Borrower or any such Loan Party (collectively “Mining Property”) substantially in the manner as such operations had been authorized immediately prior to such Loan Party’s acquisition of its interests in such real property and as may be necessary for such Loan Party to conduct, in all material respects, coal mining and related operations on, in or under the Mining Property as described in any plan of operation.

“Required Share” shall have the meaning assigned to such term in Section 5.10 [Settlement Date Procedures].

“Resigning Issuing Lender” shall have the meaning assigned to such term in Section 2.9.12 [Resigning Issuing Lenders].

“Responsible Officer” shall mean each of the chief executive officer, president, chief financial officer, treasurer and assistant treasurer of each Loan Party or of the General Partner acting on behalf of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party or of the General Partner acting on behalf of a Loan Party or Loan Parties shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” shall mean:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of Equity Interests of the Borrower or any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) or similar payment to the direct or indirect holders of such Equity Interests, other than:

(a) dividends or distributions payable solely in Equity Interests of the Borrower (other than Disqualified Stock);

(b) dividends or distributions payable solely to the Borrower or a Restricted Subsidiary; and

(c) pro rata dividends or other distributions made by a Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

(2) the purchase, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary held by any other Person (other than any acquisition or retirement for value from, or payment to, the Borrower or any Restricted Subsidiary); or

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Borrower or any Guarantor (other than (a) any intercompany Indebtedness between or among the Borrower and any Restricted Subsidiary and (b) the purchase, repurchase or other acquisition of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment,” as such Commitment is thereafter assigned pursuant to an Assignment and Assumption Agreement, increased pursuant to Section 2.11 [Incremental Facilities], extended pursuant to Section 2.12 [Extended Term Loans and Extended Revolving Credit Commitments] or decreased pursuant to Section 2.4 [Voluntary Commitment Reduction], and “Revolving Credit Commitments” shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Loans” shall mean collectively and “Revolving Credit Loan” shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1.1 [Revolving Credit Loans] or Section 2.9.3 [Participations, Disbursements, Reimbursement].

“Revolving Credit Notes” shall mean collectively and “Revolving Credit Note” shall mean separately all the promissory notes of the Borrower in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its Letter of Credit Obligations and Swingline Exposure at such time.

“Revolving Extension Request” shall have the meaning set forth in Section 2.12(b) [Extended Term Loans and Extended Revolving Credit Commitments].

“Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

“Revolving Lender” shall mean a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Maturity Date” shall mean the Maturity Date for the Revolving Credit Commitments or the Extended Revolving Credit Commitments, as the case may be.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission, or any Official Body succeeding to any of its principal functions.

“Secured Parties” shall mean collectively, the Collateral Agent, the Administrative Agent, the Swingline Lender, the Issuing Lenders, the Lenders and any provider of a Specified Swap Agreement or Other Lender Provided Financial Service Product.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, executed and delivered by each of the Loan Parties to the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local Law to grant a valid, perfected security interest in any property as Collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Obligations, and amendments, supplements or joinders to the foregoing.

“Settlement Date” shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 5.10 [Settlement Date Procedures].

“Solvent” shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Specified Material Contracts” shall mean (i) the Partnership Agreement, (ii) the Contribution Agreements, (iii) the Omnibus Agreement, (iv) the Operating Agreement, (v) the Contract Agency Agreement, (vi) the Employee Services Agreement, and (vii) the Water Agreement.

“Specified Other Assets” shall mean (i) the Baltimore Dock Facility, (ii) the Buchanan Mine and (iii) the Cardinal States Gathering System.

“Specified Swap Agreement” shall mean any Swap Agreement between (a) any Loan Party and (b) any counterparty that is, or was at the Closing Date or at the time such Swap Agreement was entered into, the Administrative Agent, a Lender or an Affiliate of an entity that is the Administrative Agent or an entity that is a Lender.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties.

“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Step-Up” shall have the meaning assigned to such term in Section 8.2.13(b) [Financial Covenants].

“Subordinated Obligation” shall mean any Indebtedness of the Borrower or any Guarantor (whether outstanding on the Closing Date or thereafter incurred) which is subordinate or junior in right of payment to, in the case of the Borrower, the Obligations or, in the case of a Guarantor, its Guaranty of the Obligations pursuant to a written agreement to that effect.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Shares” shall have the meaning specified in Section 6.3 [Subsidiaries].

“Swap” shall mean any “swap” as defined in Section 1a(47) of the Commodity Exchange Act and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodity Exchange Act, or (b) a commodity option entered into pursuant to Commodity Futures Trading Commission Regulation 32.3(a).

“Swap Agreement” shall mean (i) any interest or currency rate swap, rate cap, rate floor, rate collar, exchange transaction, put or call option, forward agreement, foreign exchange or other exchange or rate protection agreement or any option with respect to any such transaction and (ii) any cap, floor, collar, exchange transaction, hedging contract, forward contract, swap agreement, futures contract, call or put option or any other similar agreement or other exchange or protection agreement relating to Hydrocarbons or any option with respect to any such transaction, in either case entered into for the purpose of hedging risk related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions (specifically excluding contracts entered into in the ordinary course of business for the future sale and delivery of commodities, including but not limited to take-or-pay contracts).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Swingline Cap” shall mean, at any time, the lesser of (i) $25,000,000 and (ii) the Revolving Credit Commitments at such time.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Ratable Share of the total Swingline Exposure at such time.

“Swingline Lender” shall mean the Administrative Agent in its capacity as the lender of Swing Loans.

“Swing Loan Note” shall mean a promissory note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests].

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by the Swingline Lender to the Borrower pursuant to Section 2.6.3 [Making Swing Loans].

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto. “Taxation” shall have a correlative meaning.

“Temporary Cash Investments” shall mean any of the following:

(1) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor whose assets consist of obligations of the types described in clauses (1), (2), (3), (4) and (5) of this definition;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) of this definition entered into with a bank meeting the qualifications described in clause (2) of this definition;

(4) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P or “R-1” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

(5) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A-2” by Moody’s;

(6) Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of “A” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

(7) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

(8) obligations of United States government-sponsored enterprises, Federal agencies, and Federal financing banks that are not otherwise authorized including, but not limited to, (i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association and (ii) Federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority;

(9) debt obligations (other than commercial paper obligations) of domestic or foreign corporations;

(10) preferred stock obligations with a floating rate dividend that is reset periodically at auction;

(11) Investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase; provided that the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(12) Investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the type and criteria for Investments otherwise set forth in this definition,

provided that Investments described in clauses (7) through (12) of this definition are restricted to obligations rated no lower than “A3” or “P-1” by Moody’s or “A-” or “A-1” by S&P.

“Term Extension Request” shall have the meaning set forth in Section 2.12(a) [Extended Term Loans and Extended Revolving Credit Commitments].

“Term Loans” shall mean term loans established pursuant to Section 2.11 [Incremental Facilities].

“Threshold Amount” shall mean $20,000,000.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (1) Consolidated Indebtedness to (2) Consolidated EBITDA of the Borrower for the most recent four-quarter period ended prior to the date of determination for which internal financial statements are available.

“Transactions” shall mean, collectively, (1) the execution and delivery of the Specified Material Contracts, and the other Material Contracts contemplated by the Registration Statement to be effective as of the Closing Date, by the parties thereto, (2) the contribution of the Contributed Assets (as defined in the Asset Contribution Agreement) to the Operator pursuant to the Asset Contribution Agreement, (3) the contribution of all of the Equity Interests in CNX Operating LLC, which owns all of the Equity Interests in the Operator, to the Borrower pursuant to the Equity Contribution Agreement, (4) the Qualified IPO (including any issuance and sale of additional common units of the Borrower pursuant to the underwriters’ “green shoe” option), (5) the execution and delivery of the Loan Documents to be entered into as of the Closing Date by the parties thereto, (6) the Closing Date Distribution and any distribution pursuant to Section 8.2.5(a)(ii) [Restricted Payments], and (7) the payment of the fees and expenses incurred in connection with the foregoing.

“UCP” shall have the meaning assigned to such term in Section 11.11.1 [Governing Law].

“Undivided Interests” shall mean the undivided co-ownership interests in the Pennsylvania Mine Complex.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 5.8.5(b)(i)(C) [Status of Lenders].

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a Board Resolution in accordance with Section 8.2.3 [Designation of Unrestricted Subsidiaries]; provided that in no event shall the Operator or any Subsidiary of the Borrower that owns Equity Interests in the Operator be designated an Unrestricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Water Agreement” shall mean the Water Supply and Services Agreement, dated as of Closing Date, between CNX Water Assets LLC and the Operator.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Equity Interests or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

1.2	Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s permitted successors and assigns; (v) unless otherwise provided, reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument, order, declaration, understanding or other arrangement means such agreement, document, instrument, order, declaration, understanding or other arrangement as amended, restated, supplemented, modified, extended, renewed, refunded, superseded, substituted for, replaced, refinanced or increased in whole or in part, from time to time; (vi) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified, supplemented or replaced from time to time; (vii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (ix) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; (x) unless otherwise specified, all references herein to times of day shall be references to Eastern time and (xi) references to the “date hereof” or “date of this Agreement” shall be to the Closing Date.

1.3	Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 6.9(a) [Historical Statements]. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4	Valuations.

Whenever this Agreement requires the determination of the monetary value of “other consideration,” a Guaranty, “other obligations” or an Investment and the computation method to determine such monetary value is not already addressed by GAAP, (i) the monetary value of “other consideration” or an Investment of tangible property shall be calculated as the Fair Market Value of such consideration or tangible property, (ii) the monetary value of any Guaranty at any time of a fixed monetary obligation shall be the amount of such fixed monetary obligation at such time, (iii) the monetary value of any Guaranty of a fixed stream of monetary obligations at any time shall be the present value of the remaining amounts of such stream of monetary obligations at such time discounted at a rate equal to the Borrower’s cost of funds at such time, (iv) the monetary value of a Guaranty of performance or of contingent liabilities at any time shall be the amount which, in light of all the facts and circumstances existing at the time, represent the amount which would reasonably be expected to become an actual or matured monetary obligation or liability of the Person making such Guaranty determined by such Person in good faith, or (v) the monetary value of “other obligations,” contingent or otherwise, at any time shall be the amount which, in light of all the facts and circumstances existing at the time, represent the amount which would reasonably be expected to become an actual or matured monetary obligation or liability of the Person who is obligated for such “other obligations.”

1.5	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1	Commitments.

2.1.1	Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Revolving Maturity Date; provided that after giving effect to each such Loan, (i) such Lender’s Revolving Exposure shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1 [Revolving Credit Loans].

2.1.2	Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the Swingline Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Revolving Maturity Date, in an aggregate principal amount up to but not in excess of the Swingline Cap; provided that, after giving effect to each such Loan, the Revolving Facility Usage shall not at any time exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loans].

2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Loan Requests] in accordance with its Ratable Share. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Revolving Maturity Date.

2.3	Commitment Fees.

Accruing from the date hereof until the Revolving Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (a) such Lender’s Revolving Credit Commitment as the same may be constituted from time to time and (b) such Lender’s Revolving Exposure (for purposes of this computation, Swing Loans shall not be deemed to be borrowed amounts under its Revolving Credit Commitment); provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4	Voluntary Commitment Reduction.

The Borrower shall have the right any time and from time to time, without premium or penalty, upon three (3) Business Days’ prior written, irrevocable notice to the Administrative Agent to permanently reduce, in whole multiples of $5,000,000, or terminate the Revolving Credit Commitments; provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination and (b) the prepayment of the Revolving Credit Loans, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.9 [Indemnity] hereof), to the extent that the Revolving Facility Usage exceeds the Revolving Credit Commitment as so reduced or terminated; and provided further that the Revolving Credit Commitments may not be reduced below the Revolving Facility Usage. Each reduction of Revolving Credit Commitments shall ratably reduce the Revolving Credit Commitments of the Lenders, except as otherwise provided in an Additional Credit Extension Amendment as permitted in the definition of “Class.” From the effective date of any such reduction or termination, the obligations of the Borrower to pay the Commitment Fee pursuant to Section 2.3 [Commitment Fees] shall correspondingly be reduced or cease.

2.5	Loan Requests.

2.5.1	Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Maturity Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing in such form and delivered by facsimile or email (in “pdf,” “tif” or similar format) (each, a “Loan Request”); it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify or certify, as applicable (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which amount shall be in (x) an integral multiple of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche under the LIBOR Rate Option and (y) an integral multiple of $50,000 and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the LIBOR Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the LIBOR Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5.2	Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Maturity Date request the Swingline Lender to make Swing Loans by delivery to the Swingline Lender not later than 2:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing in such form and delivered by facsimile or email (in “pdf,” “tif” or similar format) (each, a “Swing Loan Request”); it being understood that the Swingline Lender may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of $50,000 and shall be not less than $100,000.

2.6	Making and Repayment of Loans.

2.6.1	Making Revolving Credit Loans.

The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

2.6.2	Presumptions by the Administrative Agent.

Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. on the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3	Making Swing Loans.

So long as the Swingline Lender elects to make Swing Loans, the Swingline Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 p.m. on the Borrowing Date.

2.6.4	Repayment of Loans.

The Borrower shall repay all Loans together with all outstanding interest thereon on the Maturity Date. On each date that a Revolving Credit Loan is made, the Borrower shall repay all Swing Loans then outstanding.

2.7	Notes.

2.7.1	Revolving Credit Notes.

If requested by any Lender, the obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by such Lender, together with interest thereon, shall be evidenced by a Revolving Credit Note payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment of such Lender. The Revolving Credit Loans shall mature, and the Borrower unconditionally agrees to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Revolving Credit Loans to the Administrative Agent for the account of each Lender, on the Revolving Maturity Date.

2.7.2	Swing Loan Note.

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by the Swingline Lender together with interest thereon shall be evidenced by a Swing Loan Note payable to the order of the Swingline Lender in a face amount equal to the Swingline Cap.

2.8	Use of Proceeds.

The proceeds of the Revolving Credit Loans will be used in accordance with Section 8.1.11 [Use of Proceeds].

2.9	Letters of Credit.

2.9.1	Issuance of Letters of Credit.

(a) The Borrower or any Loan Party may at any time prior to the Letter of Credit Maturity Date request the issuance of a letter of credit (each, a “Letter of Credit”), for its own account or the account of another Loan Party or any Subsidiary thereof, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting by facsimile or email (in “pdf,” “tif” or similar format), or having such other Loan Party or such Subsidiary deliver or transmit by facsimile or email (in “pdf,” “tif” or similar format) to an Issuing Lender selected by the Borrower (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance. The Borrower or any Loan Party shall authorize and direct each Issuing Lender to name the Borrower or such other Loan Party or Subsidiary thereof as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, such Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Letters of Credit may be issued in the form of a

Standby Letter of Credit or a Commercial Letter of Credit. Letters of Credit shall be issued only in U.S. Dollars. For the avoidance of doubt, the Loan Parties acknowledge that each Letter of Credit issued for the account of Persons other than the Loan Parties (even though the Borrower is a co-applicant thereon) shall constitute an Investment and Guaranty in an amount equal to the face amount of such Letter of Credit, without duplication, and shall be subject to the limitations set forth herein.

(b) Unless an Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on (among other things) the agreements of the other Lenders set forth in this Section 2.9, such Issuing Lender or any of such Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that after giving effect thereto:

(i) no Letter of Credit shall expire later than the earlier of (x) subject to Section 2.9.1(c), twelve (12) months from the date of issuance or extension, unless the applicable Issuing Lender agrees, and (y) the Letter of Credit Maturity Date, unless the applicable Issuing Lender agrees and the Borrower complies with the requirements of Section 2.9.10 [Cash Collateral Prior to the Maturity Date]; and

(ii) in no event shall (x) the aggregate amount of Letter of Credit Obligations exceed the Letter of Credit Aggregate Sublimit at any one time outstanding, (y) the aggregate amount of Letter of Credit Obligations with respect to Letters of Credit issued and outstanding by any Issuing Lender exceed its Letter of Credit Issuing Lender Sublimit at any one time (unless otherwise agreed to by such Issuing Lender) or (z) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.

Each request for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) If the Borrower so requests in any applicable request for a Letter of Credit, the Issuing Lender may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Maturity Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any

Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 7.2 [Each Additional Loan or Letter of Credit] is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(d) Notwithstanding Section 2.9.1(a), no Issuing Lender shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

2.9.2	Letter of Credit Fees.

The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to each Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit issued by such Issuing Lender. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable in arrears on each Payment Date following issuance of each Letter of Credit; provided, however, that fronting fees on commercial or trade Letters of Credit shall be payable at the time of issuance. The Borrower shall also pay to each Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit issued by such Issuing Lender as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, extension, renewal, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3	Participations, Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse such Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Lender prior to 12:00 noon on the next Business Day following each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Reimbursement Date”) by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender plus interest at the interest rate applicable to Loans under the Base Rate Option from the date on which the amount was paid by such Issuing Lender to the date such Issuing Lender is reimbursed, unless otherwise required by the Administrative Agent or such Issuing

Lender. In the event the Borrower fails to reimburse such Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Reimbursement Date, the Administrative Agent will promptly notify each Lender thereof of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and each such Lender’s Ratable Share of the amount of such drawing. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.9.3(b) make available to the Administrative Agent for the account of the applicable Issuing Lender immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. If any Lender so notified fails to make available to the Administrative Agent for the account of such Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Reimbursement Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Reimbursement Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Reimbursement Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Reimbursement Date. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.9.3, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.9.3(c) to reimburse the Issuing Bank, then to such Lender and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.9.3(c) to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. The Administrative Agent and the applicable Issuing Lender will promptly give notice (as described in Section 2.9.3(b) above) of the occurrence of the Reimbursement Date, but failure of the Administrative Agent or such Issuing Lender to give any such notice on the Reimbursement Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3(c).

(d) If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full as set forth in Section 2.9.3(b), the unpaid amount thereof shall bear interest, for each day from and including the first Business Day after receipt of notice to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Loans under the Base Rate Option; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.9.3(b), then Section 4.3(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.9.3(b) to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

2.9.4	Repayment of Participation Advances.

(a) Upon (and only upon) receipt by the Administrative Agent for the account of an Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a payment to the Administrative Agent for the account of such Issuing Lender pursuant to this Section 2.9.3 (each such payment by a Lender, a “Participation Advance”) to the Administrative Agent, or (ii) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.

(b) If an Issuing Lender or the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent or such Issuing Lender, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5	Documentation.

Each Loan Party agrees to be bound by the terms of each Issuing Lender’s Issuer Documents and written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between an Issuer Document and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Lender shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6	Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.

2.9.7	Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make Participation Advances, as contemplated by Section 2.9.3 [Participations, Disbursements, Reimbursement] and the Obligations of the Borrower to reimburse each respective Issuing Lender upon a draw under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 [Letters of Credit] under all circumstances, including the following circumstances:

(a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the applicable Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(b) any lack of validity or enforceability of any Letter of Credit;

(c) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any Issuing Lender or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(d) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if such Issuing Lender or any of such Issuing Lender’s Affiliates has been notified thereof;

(e) payment by such Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit;

(f) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(g) any failure by such Issuing Lender or any of such Issuing Lender’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(h) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries;

(i) any breach of this Agreement or any other Loan Document by any party thereto;

(j) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(k) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(l) the fact that the Revolving Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(m) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8	Indemnity.

The Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which such Issuing Lender or any of such Issuing Lender’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit issued by it, other than as a result of the gross negligence or willful misconduct of such Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.9.9	Liability for Acts and Omissions.

(a) As between any Loan Party and an Issuing Lender, or such Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document (including all sight drafts, certificates and all other instruments) submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Lender or such Issuing Lender’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender or such Issuing Lender’s Affiliates, as applicable, including any acts of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s or such Issuing Lender’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in clauses (i) through (viii) of such sentence, as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall any Issuing Lender or any Issuing Lender’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit or any beneficiary, transferee, or assignee of proceeds thereof, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit. In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by such Issuing Lender or such Issuing Lender’s Affiliates under or in connection with the Letters of Credit issued by it, the Issuer Documents or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or such Issuing Lender’s Affiliates under any resulting liability to the Borrower or any Lender, unless such action taken or omitted is found in a final and nonappealable judgment by a court of competent jurisdiction to have constituted gross negligence or willful misconduct.

2.9.10	Cash Collateral Prior to the Maturity Date.

If the Borrower or any other Loan Party requests the issuance, extension or renewal of any Letter of Credit and such Letter of Credit would have an expiration date which is after the Letter of Credit Maturity Date, no Issuing Lender shall be required to issue, extend or renew such Letter of Credit, but may elect to do so if the requirements of this Section 2.9.10 are satisfied. The Borrower shall, on or before the issuance, extension or renewal of such Letter of Credit, deposit and pledge Cash Collateral for each such Letter of Credit in an amount equal to 105% of the face value of such outstanding Letter of Credit plus the amount of fees that would be due under such Letter of Credit through the expiry date of such Letter of Credit. Such Cash Collateral shall be deposited pursuant to documentation reasonably satisfactory to the Administrative Agent and such Issuing Lender and the Borrower and shall be maintained in blocked deposit accounts at such Issuing Lender. The Borrower hereby grants to the applicable Issuing Lender a security interest in all Cash Collateral pledged to such Issuing Lender pursuant to this Section or otherwise under this Agreement. The Cash Collateral related to a particular Letter of Credit shall be released by the applicable Issuing Lender upon termination or expiration of such Letter of Credit and the reimbursement by the Loan Parties of all amounts drawn thereon and the payment in full of all fees accrued thereon through the date of such expiration or termination. After the Revolving Maturity Date, the Borrower shall pay any and all fees associated with any such Letter of Credit with an expiration date that extends beyond the Revolving Maturity Date directly to the applicable Issuing Lender.

2.9.11	Issuing Lender Reporting Requirements.

Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9.12	Resigning Issuing Lenders.

Upon an assignment pursuant to Section 11.8.2 [Assignments by Lenders] by an Issuing Lender of all of its Revolving Credit Commitments, such Issuing Lender (a “Resigning Issuing Lender”) may resign as an Issuing Lender hereunder. In the event of any such resignation, the Borrower shall be entitled to appoint from among the Lenders a successor “Issuing Lender” hereunder (to the extent such

Lender agrees to act as an Issuing Lender); provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of any such Resigning Issuing Lender. Such successor Issuing Lender or another Issuing Lender shall issue letters of credit in substitution for the Letters of Credit issuing by the Resigning Issuing Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the Resigning Issuing Lender to effectively assume the obligations of the Resigning Issuing Lender with respect to such Letters of Credit. The Resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender with respect to all Letters of Credit issued by it that remain outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Participation Advances pursuant to Section 2.9.3 [Participations, Disbursements, Reimbursement]. Upon such assignment, such successor Issuing Lender or other Issuing Lender shall succeed to all of the rights, powers, privileges and duties of the Resigning Issuing Lender and the Resigning Issuing Lender shall be discharged from all of its respective duties and obligations as Issuing Lender hereunder.

2.10	Borrowings to Repay Swing Loans.

The Swingline Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if the Swingline Lender so requests, accrued interest thereon; provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of the amount that would cause its Revolving Exposure to exceed its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. The Administrative Agent on behalf of the Swingline Lender shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or email (in “pdf,” “tif” or similar format)) no later than 11:00 a.m. on any Business Day that such Revolving Credit Loans are to be made under this Section 2.10 [Borrowings to Repay Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5 [Loan Requests] or Section 7.2 [Each Additional Loan or Letter of Credit] are then satisfied) to the Administrative Agent on behalf of the Swingline Lender, no later than 3:00 p.m. on the Settlement Date.

2.11	Incremental Facilities.

(a) Establishment of Incremental Facilities. The Borrower may by written notice to the Administrative Agent elect to seek (1) commitments to increase the Revolving Credit Commitments of any Class (any such increase, an “Incremental Revolving Credit Commitment”) and/or (2) commitments for the establishment of a Class of Term Loans or, following the establishment of any Class of Term Loans hereunder, increase the principal amount of such Class of Term Loans (any such new Class or increase, a “Term Loan” and, together with any Incremental Revolving Credit Commitment, the “Incremental Facilities”); provided that the establishment of any Incremental Facility shall be subject to the following terms and conditions:

(i) No Obligation to Increase. No Person that is a Lender prior to such establishment (a “Current Lender”) shall be obligated to provide an Incremental Facility, and any commitment of any Current Lender to provide an Incremental Facility shall be in the sole discretion of such Current Lender;

(ii) Borrowing Conditions. Each of the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] shall be satisfied, and the Borrower shall deliver to the Administrative

Agent a certificate dated as of the effective date of such Incremental Facility signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such Incremental Facility (and assuming full utilization thereof), (x) the representations and warranties contained in Section 6 [Representations and Warranties] and in the other Loan Documents shall be true and correct in all material respects on and as of such date with the same effect as though such representations and warranties had been made on and as of such date (except that (I) any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified and (II) representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein, except that for purposes of this Section 2.11, the representations and warranties contained in Sections 6.9(a), (b) and (c) [Financial Statements] shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], as applicable), (y) no Potential Default or Event of Default exists and (z) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been or were required to have been delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements];

(iii) Amount of Incremental Facilities. The amount of any Incremental Facility is at least $25,000,000, and after giving effect to such Incremental Facility, the aggregate amount of the Revolving Credit Commitments and all Term Loans outstanding shall not exceed the Maximum Facility Amount;

(iv) Resolutions; Opinion; Mortgage Amendments. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such Incremental Facility the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the Incremental Facility has been approved by the Loan Parties, (2) opinions of counsel, addressed to the Administrative Agent and the Lenders addressing the authorization, execution and enforceability of the Loan Documents executed in connection with such Incremental Facility, and (3) amendments to the Mortgages executed and delivered by the applicable Loan Parties to the Collateral Agent for the benefit of the Secured Parties to reflect the Incremental Facility, in form and substance reasonably satisfactory to the Administrative Agent, together with (A) a “Life-of-Loan” flood hazard determination with respect to each Mortgage, and evidence of flood insurance in compliance with the Flood Laws, as applicable, and (B) if reasonably requested by the Administrative Agent or the Lenders providing the Incremental Facility, local counsel opinions regarding the due authorization, execution, delivery, and enforceability of such mortgage amendments. The Loan Parties shall cause the amendments described in clause (3) to be properly recorded and/or filed in the applicable filing or recording offices.

(v) Notes. The Borrower shall execute and deliver (1) to each Current Lender with an Incremental Revolving Credit Commitment that requests a Revolving Credit Note a replacement Revolving Credit Note reflecting the new amount of such Lender’s Revolving Credit Commitment after giving effect to its Incremental Revolving Credit Commitment (and the prior Note issued to such Lender shall be deemed to be canceled and shall be returned to the Borrower as soon as practicable), (2) to each new Lender with an Incremental Revolving Credit Commitment that requests a Revolving Credit Note, a Revolving Credit Note reflecting the amount of such Lender’s Revolving Credit Commitment and (3) to each Lender that requests a note evidencing its Term Loans, a note reflecting the amount of such Lender’s Term Loans;

(vi) Approval of Incremental Lenders. Each Incremental Lender shall be subject to the consents specified in Section 11.8.2(c) [Required Consents] as if the Incremental Facility were an assignment;

(vii) Documentation. Each Incremental Facility shall be documented by an Additional Credit Extension Amendment executed by the Incremental Lenders providing such Incremental Facility (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.11, including, in the case of an Incremental Facility that is a Class of Term Loans, such clarifying and/or conforming changes to reflect that a Class of Term Loans is being added to this Agreement and to clarify that certain provisions of this Agreement that are specific to revolving credit facilities do not apply to Term Loans.

(b) Syndication. In the event that the Borrower elects to request an Incremental Facility, the Borrower and the Administrative Agent agree to mutually develop a syndication strategy, including timelines for commitments.

(c) Treatment of Outstanding Loans and Letters of Credit.

(i) Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of each Incremental Revolving Credit Commitment, the Borrower shall (x) repay the Revolving Credit Loans then outstanding to each of the Current Lenders to the extent necessary so that after giving effect to the Incremental Revolving Credit Commitments each Current Lender will have its Ratable Share of the outstanding Revolving Credit Loans, subject to the Borrower’s indemnity obligations under Section 5.9 [Indemnity] and (y) borrow Revolving Credit Loans from Incremental Lenders to the extent necessary so that after giving effect to the Incremental Revolving Credit Commitments, each such Lender will have its Ratable Share of the outstanding Revolving Credit Loans. To facilitate the foregoing, the Borrower may, subject to its compliance with the other terms of this Agreement, borrow new Revolving Credit Loans on the effective date of such increase. The Administrative Agent is hereby authorized to update Schedule 1.1(B) to reflect the increase in Revolving Credit Commitments.

(ii) Outstanding Letters of Credit; Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of each Incremental Revolving Credit Commitment, (a) each Current Lender shall be deemed to have sold its existing participation in each then outstanding Letter of Credit and purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letters of Credit, and (b) each Incremental Lender will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit. All fees shall accrue and be paid on the Letters of Credit based upon each Lender’s participation therein over the relevant period of time. To the extent necessary to enable each of the Current Lenders and the Incremental Lenders to own a Ratable Share of the Participation Advances after any increase in the Revolving Credit Commitments, (a) the Current Lenders will sell a portion of its Participation Advances, and (b) the Incremental Lenders will acquire Participation Advances (and will pay to the Administrative Agent, for the account of each selling Lender, in immediately available funds, an amount) equal to its Ratable Share of all outstanding Participation Advances. All fees and interest on Participation Advances shall be allocated based upon each Lender’s ownership therein from time to time.

(d) Term Loans.

(i) Any Term Loans (i) shall not have a final maturity date earlier than the Maturity Date, (ii) shall amortize in a manner customary in the market for term loans of such type, (iii) may be subject to mandatory prepayment provisions that are customary in the market for term loans of such type, (iv) may have the benefit of customary “most favored nation” pricing provisions if any additional Class of Term Loans is established, (v) shall not receive credit support from any Persons other than the Loan Parties, (vi) shall not be secured by any assets other than the Collateral and (vii) shall otherwise be on terms to be mutually agreed between the lenders providing such Term Loans and the Borrower.

(ii) On the effective date of any Term Loans, each Incremental Lender with a commitment to provide such Term Loans shall make a Term Loan to the Borrower in a principal amount equal to such Incremental Lender’s commitment.

(e) This Section 2.11 shall supersede any provisions in Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders], Section 9.2.5 [Application of Proceeds] or Section 11.1 [Modifications, Amendments or Waivers] to the contrary.

2.12	Extended Term Loans and Extended Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (the Loans of such applicable Class, the “Existing Term Loans”) be converted into a new Class of Term Loans (the Loans of such applicable Class, the “Extended Term Loans”) with terms consistent with this Section 2.12. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (a “Term Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to those applicable to the Existing Term Loans from which such Extended Term Loans are to be converted except that:

(i) the maturity date of the Extended Term Loans shall be later than the maturity date of the Existing Term Loans and the Weighted Average Life to Maturity of such Extended Term Loans shall be longer than the then remaining Weighted Average Life to Maturity of the Existing Term Loans;

(ii) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Existing Term Loans;

(iii) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Term Loans may be different than those for the Existing Term Loans and (B) additional fees and/or premiums may be payable to the Extending Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A);

(iv) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Extending Lenders so long as such Extended Term Loans do not participate on a greater than pro rata basis in any such mandatory prepayments as compared to Lenders of existing Term Loans; and

(v) the Borrower and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Term Loans).

(b) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class (the Commitments of such applicable Class, the “Existing Revolving Credit Commitments”) be converted into a new Class of Revolving Credit Commitments (the Commitments of such applicable Class, the “Extended Revolving Credit Commitments”) with terms consistent with this Section 2.12(b). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments except that:

(i) the maturity date of the Extended Revolving Credit Commitments shall be later than the maturity date of the Existing Revolving Credit Commitments;

(ii) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, OID and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments and/or (B) additional fees and/or premiums may be payable to the Extending Lenders in addition to or in lieu of any of the items contemplated by the preceding subclause (A) and/or (C) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments; and

(iii) the Borrower and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Revolving Credit Commitments).

(c) Each Extension Request shall specify the date (the “Extension Effective Date”) on which the Borrower proposes that the conversion of any Existing Term Loans or Existing Revolving Credit Commitments into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be effective, which shall be a date reasonably satisfactory to the Administrative Agent. Each Lender of Loans of an Existing Class that are requested to be extended shall be offered the opportunity to convert its Existing Term Loans or Existing Revolving Credit Commitments into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on the same basis as each other Lender of Loans of the same Existing Class. Any Lender (to the extent applicable, an “Extending Lender”) wishing to have all or a portion of its Existing Term Loans or Existing Revolving Credit Commitments subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Term Loans or Existing Revolving Credit Commitments subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate portion of the Existing Term Loans or Existing Revolving Credit Commitments subject to Extension Elections exceeds the amount of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, the portion of the Existing Term Loans or Existing Revolving Credit Commitments converted shall be allocated on a pro rata basis based on the amount of the Existing Term Loans or Existing Revolving Credit Commitments, as applicable, included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically with all Existing Revolving Credit Commitments for purposes of the obligations of a Revolving Lender in respect of Swing Loans under Section 2.10 [Borrowings to Repay Swing Loans] and Letters of Credit under Section 2.9 [Letters of Credit], except that the applicable Additional Credit Extension Amendment may provide that the maturity date for Swing Loans and/or the Letters of Credit may be extended and the related obligations to make Swing Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Issuing Lender, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d) An Extended Class shall be established pursuant to an Additional Credit Extension Amendment executed by the Extending Lenders (and the other Persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender). No Additional Credit Extension Amendment shall provide for any Class of (x) Extended Term Loans in an aggregate principal amount that is less than $10,000,000 or (y) Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.12(a), the Additional Credit Extension Amendment shall amend the scheduled amortization payments with respect to the Existing Term Loans from which the Extended Term Loans were converted to reduce each scheduled principal repayment amounts for the Existing Term Loans in the same proportion as the amount of Existing Term Loans to be converted pursuant to such Additional Credit Extension Amendment.

(e) Notwithstanding anything to the contrary contained in this Agreement, on the Extension Effective Date, (i) the principal amount of each Existing Term Loan shall be deemed reduced by an amount equal to the principal amount converted into an Extended Term Loan, (ii) the amount of each Existing Revolving Credit Commitment shall be deemed reduced by an amount equal to the amount converted into an Extended Revolving Credit Commitment and (iii) if, on any Extension Effective Date, any Loans of any Extending Lender are outstanding under the applicable Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be converted into Loans (and related participations) made pursuant to the Extended Revolving Credit Commitments in the same proportion as such Extending Lender’s Existing Revolving Credit Commitments are converted to Extended Revolving Credit Commitments.

(f) This Section 2.12 shall supersede any provisions in Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders], Section 9.2.5 [Application of Proceeds] or Section 11.1 [Modifications, Amendments or Waivers] to the contrary. Each Extended Class shall be documented by an Additional Credit Extension Amendment executed by the Extending Lenders providing such Extended Class (and the other persons specified in the definition of Additional Credit Extension Amendment but no other existing Lender), and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12.

2.13	Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender directly affected thereby;

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(A) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, Cash Collateralize for the benefit of the Issuing Lenders (ratably among the Issuing Lenders) the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (A) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(C) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(D) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(E) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lenders ((ratably among them) and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or Cash Collateralized; and

(iv) so long as such Lender is a Defaulting Lender, (x) no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.13(a)(iii)(B), and (y) participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.13(a)(iii)(A) (and such Defaulting Lender shall not participate therein).

(b) In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lenders agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

3. RESERVED

4. INTEREST RATES

4.1	Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that (i) there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and (ii) if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.9 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1	Interest Rate Options; Swing Line Interest Rate.

(a) The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(b) Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to Swing Loans.

4.1.2	Rate Quotations.

The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2	Interest Periods.

At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

(a) each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $1,000,000 and not less than $5,000,000; and

(b) in the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3	Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and upon written demand by the Required Lenders to the Administrative Agent:

(a) the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

(b) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by the Administrative Agent.

4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1	Unascertainable.

If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(a) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(b) a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the LIBOR Rate,

the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.2	Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(a) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(b) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(c) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.3	Administrative Agent’s and Lender’s Rights.

In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.9 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5	Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such

Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have selected an Interest Period of one month, commencing upon the last day of the existing Interest Period.

5. PAYMENTS

5.1	Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.2	Pro Rata Treatment of Lenders.

Each Borrowing Tranche shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the fees payable to the Issuing Lender pursuant to Section 2.9.2 [Letter of Credit Fees]) or amounts due from the Borrower hereunder to the Lenders with respect to the Revolving Credit Commitments and the Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.6.2 [Replacement of a Lender] or Section 5.7 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due to such Lender as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to the Swingline Lender according to Section 2.10 [Borrowings to Repay Swing Loans].

5.3	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4	Presumptions by Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5	Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on each date that falls every three (3) Months after the beginning of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise).

5.6	Prepayments.

5.6.1	Right to Prepay.

So long as the Borrower has repaid any unreimbursed LC Disbursements, the Borrower shall have the right at its option from time to time to prepay the Loans in whole or part, without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.7 [Increased Costs] and Section 5.9 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans to which the LIBOR Rate Option applies or no later than 11:00 a.m. on the date of prepayment of Swing Loans and Revolving Credit Loans to which the Base Rate Option applies, setting forth the following information:

(a) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(b) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(c) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(d) the total principal amount of such prepayment, which shall not be less than the lesser of (x) the aggregate principal amount of all outstanding Loans or (y) $100,000 for any Swing Loan or $5,000,000 for any Revolving Credit Loan and increments of $5,000,000 in excess thereof.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Swing Loans and then to Revolving Credit Loans; and (ii) after giving effect to the allocations in clause (i) above first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s obligation to indemnify the Lenders under Section 5.9 [Indemnity].

5.6.2	Replacement of a Lender.

In the event any Lender (a) gives notice under Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], (b) requests compensation under Section 5.7 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.8 [Taxes], (c) is a Defaulting Lender, or (d) is a Non-Consenting Lender referred to in Section 11.1.4 [Non-Consenting Lenders], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, either:

(a) prepay the Loans and Participation Advances of such Lender in whole, together with all interest accrued thereon and any accrued fees and all other amounts payable to such Lender hereunder and under the other Loan Documents (including any amounts under Section 5.9 [Indemnity]), and terminate such Lender’s Commitment; or

(b) at its sole expense, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.7 [Increased Costs] or 5.8 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower or such assignee shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.7.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.8 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 5.6.2 [Replacement of a Lender], it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption Agreement to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption Agreement; provided that the failure of any such Lender to execute an Assignment and Assumption Agreement shall not render such assignment invalid, and such assignment shall be recorded in the register if all other requirements of such assignments have been satisfied.

5.6.3	Designation of a Different Lending Office.

If any Lender requests compensation under Section 5.7 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.8 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.7 [Increased Costs] or Section 5.8 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.6.4	Mandatory Prepayments.

(a) If at any time the Revolving Facility Usage is in excess of the Revolving Credit Commitments (as used in this Section 5.6.4(a), a “deficiency”), the Borrower shall immediately make a principal payment on the Loans sufficient to cause the principal balance of the Loans then outstanding to be equal to or less than the Revolving Credit Commitments then in effect. If a deficiency cannot be eliminated pursuant to this Section 5.6.4(a) by prepayment of the Revolving Credit Loans as a result of outstanding Letter of Credit Obligations, the Borrower shall also deposit cash collateral with the Administrative Agent, to be held by the Administrative Agent to secure such outstanding Letter of Credit Obligations.

(b) All prepayments required pursuant to this Section 5.6.4 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option. In accordance with Section 5.9 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

5.7	Increased Costs.

5.7.1	Increased Costs Generally.

If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(b) subject any Lender or the Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of Taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes indemnifiable under Section 5.8 [Taxes] and any Excluded Taxes); or

(c) impose on any Lender, the Issuing Lender or the Relevant Interbank Market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender, or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.7.2	Capital Requirements.

If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.7.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.

A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.7.1 [Increased Costs Generally] or Section 5.7.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

5.7.4	Delay in Requests.

Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 5.7 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 5.7 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.8	Taxes.

5.8.1	Payments Free of Taxes.

Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any Loan Party or any other applicable withholding agent shall be required by applicable Law to deduct any Taxes from such payments, then (i) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.8) each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

5.8.2	Payment of Other Taxes by the Borrower.

Without limiting the provisions of Section 5.8.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

5.8.3	Indemnification by the Borrower.

The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.8) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.8.4	Evidence of Payments.

As soon as practicable after any payment of any Taxes by the Borrower to an Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.8.5	Status of Lenders.

(a) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 5.8.5) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 5.8.5.

(b) Without limiting the generality of the foregoing:

(i) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two (2) duly completed valid originals of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.8.5 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “United States Tax Compliance Certificate”) and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two (2) duly completed valid originals of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 5.8.5 [Status of Lenders] if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partner(s)), or

(E) two (2) duly completed valid originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(ii) Each Lender that is a “United States person” as defined in section 7701 of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two (2) originals of an IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.

(c) Notwithstanding any other provision of this Section 5.8.5, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

5.8.6	Refunds.

If the Administrative Agent or any Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.8, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.8 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Official Body) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Official Body. This Section 5.8 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

5.8.7	Definition of Lender.

For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 5.8, include any Issuing Lender.

5.9	Indemnity.

In addition to the compensation or payments required by Section 5.7 [Increased Costs] or Section 5.8 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses, claims, damages or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(b) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Prepayments],

(c) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder, or

(d) the assignment of any Revolving Credit Loans under the LIBOR Rate Option other than on the last day of the Interest Period as a result of a request by the Borrower pursuant to Section 5.6.2 [Replacement of a Lender]; provided, however, that with respect to this clause (d), the Borrower shall not be required to indemnify any Defaulting Lender whose Revolving Credit Loans are being replaced as a result of a request by the Borrower pursuant to Section 5.6.2 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.10	Settlement Date Procedures.

In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loans] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on dates on which mandatory prepayments are due under Section 5.6.4 [Mandatory Prepayments] and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.10 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loans]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

6. REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1	Organization and Qualification.

Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (if the concept of “good standing” is recognized under the laws of the applicable jurisdiction with respect to such Loan Party) under the laws of its jurisdiction of organization. Each Loan Party has the lawful power to own or lease its properties and to conduct its business in which it is currently engaged, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so duly licensed or qualified or in good standing would not reasonably be expected to result in any Material Adverse Change.

6.2	[Reserved].

6.3	Subsidiaries.

As of the Closing Date, Schedule 6.3 states the name of each Subsidiary of the Borrower, its jurisdiction of incorporation, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership, its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company, identifies each Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary and for each Restricted Subsidiary whether or not it is a Guarantor. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.3.

6.4	Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.5	Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver has been duly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.6	No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents to which it is a party by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party, (ii) any material Law, instrument, order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents) or (iii) the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any material property or assets of such Loan Party or any of the Restricted Subsidiaries (other than Liens created under the Loan Documents and Liens permitted hereunder) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Loan Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”), except that certain consents may be required under various contracts and agreements in connection with any attempt to assign such various contracts and agreements pursuant to the assertion of remedies under the Loan Documents.

6.7	Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against any Loan Party at law or equity before any Official Body or arbitrator that individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. To the knowledge of any Responsible Officer of the Borrower, none of the Loan Parties is in violation of any order, writ, injunction or any decree of any Official Body that would reasonably be expected to result in any Material Adverse Change.

6.8	Title to Properties.

Each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights, which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases or conveyance instrument, except to the extent that the failure to hold such title or interest, either alone or together with all other title defects, would not reasonably be expected to result in a Material Adverse Change.

6.9	Financial Statements.

(a) Historical Statements. The Borrower has delivered to the Administrative Agent copies of (i) audited combined year-end financial statements as of December 31, 2014 and December 31, 2013 and for the fiscal years then ended of its predecessor and (ii) the unaudited pro forma combined financial statements of the Borrower as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 (the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by management of the Borrower and its Subsidiaries, are correct and complete in all material respects and fairly represent the combined financial condition of the Borrower and its Subsidiaries as of their dates and their results of operations and cash flows for the fiscal periods specified and have been prepared in accordance with GAAP consistently applied, except that the unaudited financial statements are subject to normal year-end adjustments.

(b) Financial Projections. The Borrower has delivered to the Administrative Agent financial projections (including balance sheets and statements of operation and cash flows) for the period 2015 through 2019 derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections have been prepared in good faith based upon reasonable assumptions;

it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the Financial Projections will be realized.

(c) Accuracy of Financial Statements. Neither the Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any of its Subsidiaries that would reasonably be expected to cause a Material Adverse Change. Since December 31, 2014, no event, circumstance or condition has occurred or exists that has resulted in or could be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Change.

6.10	Use of Proceeds.

The Loan Parties intend to use the proceeds of the Loans in accordance with Section 8.1.11 [Use of Proceeds].

6.11	Liens in the Collateral.

(a) Security Interests. Except to the extent that the Loan Parties are not required to perfect Liens in certain Collateral pursuant to the Security Documents or any other Loan Document, the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement in the Collateral (of the type that can be perfected by filing under the Uniform Commercial Code), subject to the actions described in the following sentence, constitute and will continue to constitute first-priority security interests, subject to Permitted Liens, under the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the due filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above and taking possession of any stock certificates or other certificates evidencing the Pledged Securities, all such action as is necessary or advisable to perfect the Lien in favor of the Collateral Agent with respect to the Collateral described above will have been taken except to the extent that the Loan Parties are not required to perfect Liens in certain Collateral pursuant to the Security Documents or any other Loan Document. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

(b) Mortgage Liens. Subject to the qualifications and limitations set forth expressly in the Mortgages, the Liens granted to the Collateral Agent pursuant to each Mortgage constitute a valid first priority Lien on the Real Property under applicable law, subject only to Permitted Liens.

(c) Pledged Securities. All Equity Interests included in the Pledged Securities to be pledged pursuant to the Security Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except for nonconsensual Permitted Liens, Liens contemplated by clause (5) of the definition of “Permitted Liens” and inchoate Permitted Liens that do not have priority over the Liens granted under the Loan Documents and as otherwise provided by the Security Agreement and except as the right of the Lenders to Dispose of such Equity Interests may be limited by the Securities Act and the regulations promulgated by the SEC thereunder and by applicable state securities laws. There are no shareholder or other agreements or understandings other than partnership agreements, limited liability company agreements or operating agreements, with respect to the Equity Interests included in the Pledged Securities, except as described on Schedule 6.11. The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Administrative Agent pursuant to Section 7.1.1(b)(iii).

6.12	Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, or results of operations of the Loan Parties taken as a whole that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.13	Taxes.

All material federal, state, local and other Tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all material Taxes, fees, assessments and other governmental charges (including in its capacity as withholding agent), except to the extent that such Taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any material federal income Tax return of any Loan Party for any period.

6.14	Consents and Approvals.

Except for the filings or recordings required pursuant to Section 7.1.1(c) [Delivery of Loan Documents], no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to authorize or permit the execution, delivery or performance of this Agreement and the other Loan Documents or for the validity or enforceability hereof or thereof.

6.15	No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to result in a Material Adverse Change.

6.16	Patents, Trademarks, Copyrights, Licenses, Permits, Etc.

The Borrower and the Restricted Subsidiaries own or possess all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, Required Permits and rights, without known or actual conflict with the rights of others, necessary for the Borrower and the Restricted Subsidiaries, taken as a whole, to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by them, except where the failure to so own or possess with or without such conflict would reasonably be expected to result in a Material Adverse Change.

6.17	Solvency.

The Loan Parties, taken as a whole, are Solvent. On the Closing Date, at the time of each borrowing of the Loans, the issuance of the Letters of Credit (including extensions, renewals and amendments thereof) and at the time of selection of, renewal of or conversion to an Interest Rate Option, the Loan Parties, taken as a whole, shall be Solvent after giving effect to the transactions contemplated by the Loan Documents and any incurrence of Indebtedness and all other Obligations.

6.18	Real Property.

Schedule 3 to the Perfection Certificate sets forth a complete and accurate list as of the Closing Date of all Real Properties of any Loan Party, indicating which have a “Building” (as defined by the Flood Laws) on them and which Real Properties are subject to Mortgages.

6.19	Insurance.

Schedule 6.19 lists all material insurance policies of the Borrower and the Restricted Subsidiaries as of the Closing Date, all of which are valid and in full force and effect as of the Closing Date. Such policies provide adequate insurance coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and the Restricted Subsidiaries in accordance with prudent business practice in the industry of the Borrower and the Restricted Subsidiaries.

6.20	Compliance with Laws.

The Borrower and its Subsidiaries are in compliance with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.25 [Environmental Matters]) in all jurisdictions in which the Borrower or any of its Subsidiaries is presently or will be doing business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

6.21	Material Contracts; Burdensome Restrictions.

The exhibit list to the Registration Statement sets forth all Material Contracts (other than the Asset Contribution Agreement) to which the Borrower or any of its Subsidiaries is or is contemplated to be a party as of the Closing Date. Except to the extent that the failure to be in full force and effect or such default would not reasonably be expected to result in a Material Adverse Change, (i) none of the Borrower or any of its Subsidiaries is in default under a Material Contract and (ii) all Material Contracts are in full force and effect. None of the Loan Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change.

6.22	Investment Companies; Regulated Entities.

None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties is subject to any other Law limiting its ability to incur Indebtedness for borrowed money.

6.23	ERISA Compliance.

Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change:

(a) each Pension Plan and Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan, such representation is deemed made only to the knowledge of the Borrower);

(b) the Borrower and each ERISA Affiliate have met all applicable minimum funding requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained;

(c) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code and Section 303(d)(2) of ERISA) is 80% or higher and neither the Borrower or any ERISA Affiliate knows of any facts or circumstances which would cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date;

(d) with respect to any Multiemployer Plan to which the Borrower or its ERISA Affiliates contribute, the Borrower has not been notified of an “accumulated funding deficiency” (within the meaning of Section 412 of the Code) or that application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made;

(e) there has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Pension Plan;

(f) no ERISA Event has occurred or is reasonably expected to occur; and

(g) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.24	Employment Matters; Coal Act; Black Lung Act.

Each of the Loan Parties is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply would not reasonably be expected to constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would constitute a Material Adverse Change. The Borrower, the Restricted Subsidiaries and its “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and none of the Borrower, the Restricted Subsidiaries or its related persons has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change. The Borrower and its Subsidiaries are in compliance in all material respects with the Black Lung Act, and neither the Borrower nor any of its Subsidiaries has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change.

6.25	Environmental Matters.

Except as set forth in Schedule 6.25 or as otherwise could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Change:

(a) The Borrower and its Subsidiaries, their operations, facilities and properties are in compliance with all applicable Environmental Laws.

(b) The facilities and properties currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability for the Borrower or any of its Subsidiaries under, any applicable Environmental Law.

(c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws, including any with regard to their activities at any of the Properties or the business currently or formerly operated by the Borrower or any of its Subsidiaries, or any prior business for which the Borrower or any of its Subsidiaries has retained liability under any Environmental Law.

(d) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability for the Borrower or any of its Subsidiaries under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of the Borrower or any of its Subsidiaries at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law for the Borrower or any of its Subsidiaries.

6.26	Anti-Terrorism Laws.

(i) No Covered Entity, nor, to the knowledge of the Borrower, any directors, officers or employees of any Covered Entity, is a Sanctioned Person, and (ii) no Covered Entity, nor, to the knowledge of the Borrower, any directors, officers or employees of any Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans, of an Issuing Lender to issue Letters of Credit hereunder, and of the Swingline Lender to make Swing Loans is subject to the following conditions:

7.1	First Loans and Letters of Credit.

7.1.1	Deliveries.

On the Closing Date, the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(a) Officers’ Certificate. A certificate of each of the Loan Parties signed by a Responsible Officer, dated the Closing Date stating that (i) each of the representatives and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents are true and accurate on and as of the Closing Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default exists, (iii) since December 31, 2014, no event, circumstance or condition has occurred or exists that has resulted in or could be reasonably expected, either individually or in the aggregate, to result in a Material Adverse Change and (iv) the conditions set forth in Sections 7.1.4 [No Debt or Preferred Stock Outstanding] and 7.1.5 [Transactions] are satisfied.

(b) Secretary’s Certificate. A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying:

(i) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent, the Issuing Lenders, and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date, recently certified by the appropriate state official where such documents are filed in a state office, together with recently dated certificates from the appropriate state officials as to the continued existence and good standing of such Loan Party in each state where organized.

(c) Delivery of Loan Documents. Subject to Section 8.1.20 [Post-Closing Matters], this Agreement, each of the other Loan Documents and the Perfection Certificate signed by an Authorized Officer of each of the Loan Parties party thereto, and to the extent required under applicable requirements of Law, the Security Documents shall be properly recorded or filed with the applicable recording or filing offices and be in proper form for such recording; provided that Mortgages (and related documents and instruments) on Real Property that is not, prior to the Closing Date, mortgaged to secure the obligations under the CEI Credit Agreement shall be permitted to be delivered within 60 days after the Closing Date (or such later date as the Administrative

Agent may agree in its reasonable discretion) so long as the Borrower shall have used its commercially reasonable efforts to deliver such Mortgages (and related documents and instruments) by the Closing Date.

(d) Opinion of Counsel.

(i) A written opinion of in-house counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent), dated the Closing Date, addressed to the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent substantially in the form provided to the Lenders prior to the Closing Date.

(ii) A written opinion of Latham & Watkins LLP, counsel to the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent), dated the Closing Date, addressed to the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent substantially in the form provided to the Lenders prior to the Closing Date.

(iii) Written opinions of counsel covering matters under the laws of Pennsylvania and West Virginia, who shall be selected by the Loan Parties and reasonably acceptable to the Administrative Agent, dated the Closing Date, addressed to the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent substantially in the form provided to the Lenders prior to the Closing Date.

(e) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as the Administrative Agent or its counsel may reasonably request.

(f) Insurance. Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under the Loan Documents is in full force and effect, and evidence that the Loan Parties have taken all actions required under the Flood Laws and reasonably requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including delivering to the Administrative Agent a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Real Property which is to be encumbered by a Mortgage and which has a “Building” (as such term is defined in the Flood Laws) on it, together with a notice about special flood hazard area status and flood disaster assistance executed by the applicable Loan Party and, to the extent required, obtaining flood insurance in form and substance satisfactory to the Administrative Agent for such property, structures and contents prior to such property, structures and contents becoming Collateral.

(g) Evidence of Filing. UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents.

(h) CEI Indebtedness. All documents and instruments required to (i) evidence the discharge of the Liens under the CEI Credit Agreement on any Collateral and (ii) evidence the release of the Guaranties of the Loan Parties of all Indebtedness of CEI and its Subsidiaries (other than the Borrower and its Subsidiaries).

(i) Lien Searches. The lien searches listed on Schedule 7.1.1(i), and the Administrative Agent shall be satisfied with the results thereof.

(j) Pledged Securities. Except as set forth on Schedule 8.1.20, all certificates, agreements or instruments representing or evidencing the Pledged Securities accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Collateral Agent.

(k) Other Documentation. All other certificates, agreements, including instruments necessary to perfect the Collateral Agent’s security interest (to the extent required by the Security Documents) in all Chattel Paper, Instruments and Investment Property (as each such term is defined in the Security Agreement) of each Loan Party have been delivered or assigned to the Collateral Agent.

(l) Solvency Certificate. A certificate of the chief financial officer of the General Partner on behalf of the Borrower stating that, after giving effect to the Transactions, the Loan Parties, taken as a whole, are Solvent.

(m) Co-Owners’ Acknowledgment. An agreement of the Co-Owners and CEI, acknowledged by the Collateral Agent, substantially in the form of Exhibit 3 to the Security Agreement.

7.1.2	Payment of Fees.

The Borrower shall have paid or caused to be paid to the Administrative Agent and the Lenders to the extent not previously paid, all fees payable on or before the Closing Date (including upfront fees) and, to the extent invoiced at least one Business Day prior to the Closing Date, all costs and expenses for which the Administrative Agent is entitled to be reimbursed, including the reasonable fees and expenses of Cahill Gordon & Reindel LLP.

7.1.3	PATRIOT Act.

The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date (or such later date satisfactory to the Administrative Agent), all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act to the extent requested at least ten (10) Business Days prior to the Closing Date.

7.1.4	No Debt or Preferred Stock Outstanding.

The Borrower and its Subsidiaries shall have no Indebtedness for borrowed money or Preferred Stock outstanding, other than (i) Capital Lease Obligations and (ii) Indebtedness set forth on Schedule 8.2.1.

7.1.5	Transactions.

The transactions described in clauses (1) through (4) of the definition of “Transactions” shall have been consummated (other than issuance and sale and redemption of units of the Borrower pursuant to the “underwriters’ exercise of the “green shoe” option). The Borrower shall have delivered to the Administrative Agent fully executed copies of the Material Contracts to which the Borrower or any of its Subsidiaries is or is contemplated to be a party as of the Closing Date, which shall be consistent with the forms filed as exhibits to the Registration Statement, and no default or termination, or any waiver or amendment materially adverse to the Lenders, shall have occurred with respect thereto. The aggregate principal amount of Loans made on the Closing Date shall not exceed $250,000,000.

7.2	Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit (or amendments or extensions thereto) and after giving effect to the proposed extensions of credit:

(a) the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of any Loan Request, any Swing Loan Request and the making of such additional Loan or the issuance such Letter of Credit (or amendments or extensions thereto) with the same effect as though such representations and warranties had been made on and as of such date (except that (i) any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified and (ii) representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein);

(b) no Event of Default or Potential Default shall have occurred and be continuing; and

(c) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the applicable Issuing Lender the Issuer Documents for a Letter of Credit, as the case may be.

8. COVENANTS

8.1	Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and Reimbursement Obligations, and interest thereon, expiration or termination of all Letters of Credit, and satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1	Preservation of Existence, Etc.

Each of Borrower and the Restricted Subsidiaries shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its failure to so qualify, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change, except as otherwise expressly permitted by Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

8.1.2	Payment of Liabilities, Including Taxes, Etc.

Each of Borrower and the Restricted Subsidiaries shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable (including extensions), including all Taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including Taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to pay or discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, or which would materially and adversely affect the Collateral; provided that the Loan Parties will pay all such liabilities forthwith upon the commencement of proceedings to enforce any Lien which may have attached as security therefor or take other action as is required to suspend such enforcement action unless such Lien otherwise qualifies as a Permitted Lien.

8.1.3	Maintenance of Insurance.

The Borrower and the Restricted Subsidiaries shall insure their properties and assets against loss or damage by fire and such other insurable hazards (including flood, fire, property damage, workers’ compensation and public liability insurance) and against other risks, and in such amounts as similar properties and assets, as are commonly insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent (x) annually an original certificate of insurance signed by its independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all commercial insurance then in force with respect to the Borrower and the Restricted Subsidiaries. Such policies of insurance shall contain the necessary endorsements or policy language, which shall (i) specify the Collateral Agent on behalf of the Secured Parties as an additional insured on the liability policies and mortgagee and lender loss payee as their interests may appear on the property policies, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the Borrower and the Restricted Subsidiaries and not that of the additional insured, (ii) provide that the interest of the Lenders, under the lender’s loss payable endorsement in a form similar to the form provided on the Closing Date or pursuant to Section 8.1.20 [Post-Closing Matters], shall be insured regardless of any breach or violation by the Borrower or any of its Subsidiaries of any warranties, declarations or conditions contained in such policies or any action or inaction of the Borrower or any of its Subsidiaries, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise (to the extent that the Loan Parties are able on a commercially reasonable efforts basis to obtain such waiver from the insurers), (iv) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least ten (10) days after notification to the Administrative Agent of such cancellation or change, (v) be primary without right of contribution of any other liability insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (vi) provide that inasmuch as any liability policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. Each Loan Party shall take all actions required under the Flood Laws to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, (i) maintaining such flood insurance in full force and effect and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and

(ii) delivering to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. If a Casualty Event occurs, the Borrower shall promptly notify the Administrative Agent of such event and the estimated (or actual, if available) amount of such loss.

8.1.4	Maintenance of Properties.

The Borrower and the Restricted Subsidiaries shall (x) maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to their businesses and (y) make or cause to be made, in a reasonably diligent fashion, all appropriate repairs, renewals or replacements thereof, in each case if the failure to so maintain, repair, renew or replace the same would reasonably be expected to constitute a Material Adverse Change.

8.1.5	Maintenance of Patents, Trademarks, Etc.

The Borrower and the Restricted Subsidiaries shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of their properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

8.1.6	Visitation Rights.

The Borrower and the Restricted Subsidiaries shall permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at the Administrative Agent’s or such Lender’s expense) to visit and inspect their properties during normal business hours and to examine (including, without limitation, any field examinations) and make excerpts from their books and records and discuss their business affairs, finances and accounts with their officers, all in such detail and at such times and as often as any of the Lenders may reasonably request; provided that each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection, all such visits and inspections shall be made in accordance with the standard safety, visit, and inspection procedures of the Borrower and the Restricted Subsidiaries and no such visit or inspection shall interfere with their normal business operation. In the event any Lender desires to conduct an audit of the Borrower or any Restricted Subsidiary, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

8.1.7	Keeping of Records and Books of Account.

The Borrower and the Restricted Subsidiaries shall maintain and keep proper books of record and account which enable the Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws, and in which full, true and correct entries shall be made in all material respects of all their dealings and business and financial affairs. Without limiting the generality of the foregoing, the Borrower and the Restricted Subsidiaries shall maintain adequate allowances on their books in accordance with GAAP for (i) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (ii) future costs associated with retiree and health care benefits, (iii) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with its mining activities and (iv) future costs associated with other potential Environmental Liabilities.

8.1.8	Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Lien on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce the Collateral Agent’s rights and remedies thereunder with respect to the Collateral.

8.1.9	Additional Guarantors.

If (i) the Borrower forms or acquires, directly or indirectly, any Subsidiary (other than an Excluded Subsidiary) or (ii) any Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall cause such Subsidiary to join this Agreement within (x) 30 days after the date of acquisition or formation of such Subsidiary or within 30 days after the date any Subsidiary that was an Excluded Subsidiary pursuant to clause (b) or (d) of the definition of “Excluded Subsidiaries” ceases to be an Excluded Subsidiary and (y) within 15 days after the date any Subsidiary that was an Excluded Subsidiary pursuant to clause (a) or (c) of the definition of “Excluded Subsidiaries” ceases to be an Excluded Subsidiary (in each case, or such longer period as the Collateral Agent may agree in its reasonable discretion) as a Guarantor by delivering to the Administrative Agent and Collateral Agent, as applicable, (A) a signed Guarantor Joinder, (B) documents in the forms described in Sections 7.1.1(b), (c), (d) (if requested by the Administrative Agent), (f) (other than with respect to flood insurance, if requested by the Administrative Agent), (g), (i) and (j) [Deliveries], and 8.1.17 [Collateral], modified as appropriate, and (C) documents necessary to grant and perfect Liens to the Collateral Agent for the benefit of the Secured Parties in the Collateral held by such Subsidiary.

8.1.10	Compliance with Laws.

The Borrower and its Subsidiaries shall comply with all applicable Laws, including all Environmental Laws, in all material respects, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

8.1.11	Use of Proceeds.

(a) The Loan Parties will use the Letters of Credit and the proceeds of the Loans only as follows: (i) to fund a portion of the Closing Date Distribution, (ii) to pay fees and expenses related to the Revolving Credit Commitments and Revolving Credit Loans, and (iii) to provide for general company purposes of the Borrower and the Restricted Subsidiaries, including working capital and capital expenditures of the Borrower and the Restricted Subsidiaries, purchases of the Co-Owners’ retained Undivided Interests, Permitted Acquisitions and the payment of cash distributions by the Borrower as permitted hereunder.

(b) None of the Loan Parties engages or will engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or shall be used for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System, and the Borrower shall assist the Lenders, as reasonably requested by the Administrative Agent, with the Lenders’ compliance with Regulation U as such compliance relates to the Borrower and the Loans, including by providing the Administrative Agent with all documents, forms and certificates reasonably requested by the Administrative Agent in relation thereto.

8.1.12	Subordination of Intercompany Loans.

Each Loan Party shall cause any Indebtedness, loans or advances owed by any Loan Party to any Restricted Subsidiary that is not a Guarantor to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.1.13	Anti-Terrorism Laws; Foreign Corrupt Practices Act.

(a) No Covered Entity, nor to the knowledge of the Borrower, any directors, officers or employees of any Covered Entity, will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, nor to the knowledge of the Borrower, any of a Covered Entity’s directors, officers or employees, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the Loans or Letters of Credit to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person or in any manner that would cause a violation of the Anti-Terrorism Laws by any party to this Agreement, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws in all material respects and (e) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(b) No part of the proceeds of any Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.1.14	Compliance with Certain Contracts.

(a) The Borrower and the Restricted Subsidiaries shall comply with the terms and conditions of all Specified Material Contracts and enforce its rights under each such Specified Material Contract, except to the extent non-compliance or non-enforcement could not reasonably be expected to be materially adverse to the Lenders.

(b) The Borrower and the Restricted Subsidiaries shall comply with the terms and conditions of all Material Contracts (other than Specified Material Contracts) and enforce its rights under each such Material Contract, except, in each case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

8.1.15	[Reserved].

8.1.16	ERISA Compliance.

The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance with the applicable provisions of ERISA and the Code and (b) make all required contributions to any Pension Plan or Multiemployer Plan when due, except in the case of each of the foregoing clauses, to the extent such failure to do so could not reasonably be expected to result in a Material Adverse Change.

8.1.17	Collateral.

(a) Pursuant to the Loan Documents, the Loan Parties shall grant, or cause to be granted, to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien and security interest, subject only to Permitted Liens:

(i) on the date hereof and, with respect to any Equity Interests acquired after the Closing Date, not later than 30 days (or such longer period as reasonably acceptable to the Administrative Agent) after the acquisition of the Equity Interests, in all Equity Interests owned by the Loan Parties;

(ii) [Reserved];

(iii) (a) on the Closing Date, in all Real Property owned or leased by a Loan Party, including as-extracted collateral from each Loan Party’s present and future coal operations, regardless of whether such mineral interests are presently owned, and all other minerals extracted from the ground and all accounts receivable, inventory, equipment, chattel paper, general intangibles and investment property, and proceeds and products of the foregoing, including (x) all Undivided Interests held by the Loan Parties and (y) the rights of the Loan Parties in the Material Contracts and (b) after the Closing Date, (w) in any Undivided Interests acquired by any Loan Party after the Closing Date, (x) in any Specified Other Asset and any Permitted Other Undivided Interests acquired by any Loan Party after the Closing Date, (y) rights of Loan Parties in any Material Contracts entered into after the Closing Date and (z) in all Real Property (other than any Undivided Interests, any Specified Other Asset or any Permitted Other Undivided Interests) having a Fair Market Value of over $20,000,000 acquired (including by lease) by a Loan Party after the Closing Date, and in the case of clauses (w), (x), and (z) in this Section 8.1.17 (a)(iii)(b), the Borrower shall notify the Administrative Agent of such acquisition, and within 30 days of such acquisition (or such longer period as the Administrative Agent may agree in its discretion) the applicable Loan Party shall deliver to the Administrative Agent a Mortgage or an amendment to an existing Mortgage with respect thereto, local counsel opinions with respect thereto as reasonably requested by the Administrative Agent, a “Life-of-Loan” flood hazard determination with respect thereto, and evidence of flood insurance in compliance with the Flood Laws, as applicable; and

(iv) on the date hereof and with respect to any Loan Party formed or acquired after the Closing Date, not later than 30 days (or such longer period as reasonably acceptable to the Administrative Agent) after the acquisition or formation of such Loan Party, in all of the other assets of the Loan Parties in which a security interest is perfected by the filing of a UCC-1 financing statement with the secretary of state or similar agency in the applicable Loan Party’s jurisdiction of organization (except as excluded or limited above or below or as excluded or limited in any other Loan Document) (including without limitation all accounts receivable (other than accounts receivable subject to a Qualified Receivables Transaction), inventory, chattel paper, general intangibles, equipment, and investment property whether owned on the Closing Date or subsequently acquired).

(b) Notwithstanding the foregoing, Liens will not be required on any of the following (collectively, the “Excluded Assets”):

(i) any cash in the “Operating Account” (as defined in the Operating Agreement) to the extent constituting property of the Co-Owners;

(ii) any right, title and interests in and to any Manufactured (Mobile) Home (as defined in the applicable Flood Laws);

(iii) buildings and structures as defined in the Flood Laws that are immaterial as reasonably determined by the Borrower and agreed to in writing (which may be by e-mail) by the Administrative Agent;

(iv) leased motor vehicles (including bulldozers and other heavy equipment);

(v) except to the extent the security interest in such assets can be perfected by the filing of a UCC financing statement, owned motor vehicles (including bulldozers and other heavy equipment) and other assets the ownership of which is evidenced by certificates of title, to the extent the Fair Market Value thereof does not exceed $15,000,000 in the aggregate or $2,000,000 individually;

(vi) except to the extent the security interest in such assets can be perfected by the filing of a UCC financing statement, Letter-of-Credit Rights (as defined in the UCC in the State of New York);

(vii) Commercial Tort Claims (as defined in the UCC) that do not exceed $5,000,000 in the aggregate for all Pledgors;

(viii) assets owned by any Pledgor on the Closing Date or hereafter acquired and any proceeds thereof that are subject to a Lien permitted by clause (10) in the definition of “Permitted Liens” to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for the Capital Lease Obligations, equipment lease, purchase money obligation or substantially similar obligation subject to such Lien) validly prohibits the creation of any other Lien on such assets and proceeds;

(ix) those assets over which the granting of security interests in such assets would be prohibited by contract in effect on the Closing Date and listed on Schedule 8.2.15 (or, as to any assets acquired after the Closing Date, in effect at the time of acquisition thereof and not entered into in contemplation thereof), applicable law or regulation or to the extent that such security interests would require obtaining the consent of any governmental or regulatory authority;

(x) any intent-to-use trademark application to the extent and for so long as creation by a Pledgor of a security interest therein would result in the loss by such Pledgor of any material rights therein;

(xi) any Equity Interests in any Person that is not a Wholly-Owned Subsidiary of the Borrower to the extent not permitted by the terms of such Person’s organizational or joint venture documents;

(xii) any Voting Stock of any Foreign Subsidiary or CFC Holdco in excess of 65% of the total voting power of all outstanding Voting Stock of such Subsidiary, it being understood that any Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (xii);

(xiii) assets owned by any Pledgor on the Closing Date or hereafter acquired and any proceeds thereof as to which the Borrower reasonably determines (and the Collateral Agent agrees in writing (which may be by e-mail)) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby;

(xiv) any lease, permit, license or other agreement permitted to be entered into under this Agreement, in each case, only to the extent and for so long as a grant of a security interest therein in favor of the Administrative Agent would violate or invalidate such permit, license or agreement, cause the acceleration or the termination thereof or create a right of termination in favor of any other party thereto (other than the Borrower or any of its Subsidiaries);

(xv) (A) any rights, title and interests in and to any Receivables that have been transferred to (or subject to a security interest in favor of) a Receivables Subsidiary pursuant to a Qualified Receivables Transaction, (B) all rights to, but not the obligations under, all Related Security, (C) all monies due or to become due with respect to any of the foregoing set forth in clauses (A) and (B) above, (D) all books and records related to any of the foregoing set forth in clauses (A) and (B) above, (E) all collections and other Proceeds (as defined in the UCC) of any of the foregoing set forth in clauses (A) and (B) above that are or were received by any Loan Party, including all funds which either are received by such Loan Party from or on behalf of the Receivable Obligors in payment of any amounts owed (including invoice price, finance charges, interest and all other charges) in respect of Receivables, or are applied to such amounts owed by the Receivable Obligors (including insurance payments that such Loan Party applies in the ordinary course of its business to amounts owed in respect of any Receivable) and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Receivable Obligors or any other parties directly or indirectly liable for payment of such Receivables;

(xvi) all locomotives, rail cars and rolling stock now or hereafter leased by the Loan Parties;

(xvii) any right, title and interests in and to any ship, boat or other vessel; and

(xviii) the Loan Parties’ timber to be cut other than to the extent encumbered by any Mortgage;

provided that clauses (viii), (ix), (xi) and (xiv) shall be after giving effect to applicable provisions of the Uniform Commercial Code of any applicable jurisdiction or other applicable law, and shall not include proceeds and receivables of assets described in such clauses, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding the prohibition described in such clause.

(c) No actions shall be required to perfect security interests in locomotive, rail cars and rolling stock owned by the Loan Parties until the aggregate Fair Market Value of such assets exceeds $5,000,000.

(d) No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken (x) to create any security interests in assets located or titled outside of the U.S. or (y) to perfect or make enforceable any security interests in any assets (other than delivery of Equity Interests pursuant to Section 8.1.17(a)(i)) (it being understood that no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required).

(e) No Loan Party shall effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 5 days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the preceding sentence.

8.1.18	Title.

The Loan Parties shall comply with the requirements set forth on Schedule 8.1.18.

8.1.19	Maintenance of Permits.

The Borrower and the Restricted Subsidiaries shall maintain all Required Permits in full force and effect in accordance with their terms except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

8.1.20	Post-Closing Matters.

The Loan Parties will execute and deliver to the Administrative Agent the documents and complete the tasks set forth on Schedule 8.1.20, within the time frames set forth therein, unless otherwise waived or extended by the Administrative Agent in its sole discretion.

8.2	Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1	Indebtedness.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, incur, assume or otherwise become liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any Preferred Stock, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Closing Date and set forth on Schedule 8.2.1, and Refinancing Indebtedness of such Indebtedness;

(c) Indebtedness owed by (i) a Loan Party to another Loan Party, (ii) a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party, (iii) a Restricted Subsidiary to a Loan Party and (iv) any Loan Party to a Restricted Subsidiary that is not a Loan Party; provided that (x) any Indebtedness pursuant to clause (iii) is permitted by Section 8.2.4(h) or (l) [Loans and Investments] and (y) any Indebtedness pursuant to clause (iv) is subordinated to the extent required by, and in accordance with, Section 8.1.12 [Subordination of Intercompany Loans];

(d) Indebtedness represented by mortgage financings, purchase money obligations or other Indebtedness, in each case incurred for the purpose of financing all or any part of the price or cost of design, construction, installation, development, repair or improvement of plant, property or equipment used in the business of the Borrower or any Restricted Subsidiary, and Capital Lease Obligations, and Refinancing Indebtedness of any of the foregoing, in an aggregate amount, when taken together with the outstanding amount of all other Indebtedness or Refinancing Indebtedness incurred pursuant to this clause (d), not to exceed at any time outstanding under this clause (d), the greater of (i) $50,000,000 and (ii) 12.5% of CTA at such time;

(e) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date as permitted by this Agreement, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary (and was not incurred in connection with or in contemplation of such Person’s becoming a Subsidiary of the Borrower) in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(f) Indebtedness under Hedging Contracts, Interest Rate Agreements and Currency Agreements entered into for the purpose of limiting risks and not for speculation;

(g) Indebtedness in respect of self-insurance obligations or bid, plugging and abandonment, appeal, reimbursement, performance, reclamation, employment, surety and similar obligations and completion guarantees provided by or for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, and any Guaranties and letters of credit functioning as or supporting any of the foregoing in the ordinary course of business;

(h) [Reserved];

(i) Indebtedness secured by a Lien permitted by clause (5) of the definition of “Permitted Liens” in an amount at any time outstanding not to exceed the greater of (i) $10,000,000 and (ii) 2.5% of CTA at such time;

(j) Indebtedness incurred in a Qualified Receivables Transaction in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(k) liability in respect of the Indebtedness of any Unrestricted Subsidiary or any Joint Venture in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that, in the case of Indebtedness of an Unrestricted Subsidiary, (i) such liability shall arise only as a result of the pledge of (or a Guaranty limited in recourse solely to) Equity Interests in such Unrestricted Subsidiary held by the Borrower or a Restricted Subsidiary to secure such Indebtedness and (ii) such Indebtedness shall be Non-Recourse Debt;

(l) Indebtedness of the Borrower or any Restricted Subsidiary or the issuance of any Disqualified Stock by the Borrower or Preferred Stock by any Restricted Subsidiary in an aggregate amount not exceeding, at any one time outstanding, $20,000,000; and

(m) (x) Permitted Unsecured Notes and (y) Refinancing Indebtedness thereof; provided that the Borrower is in compliance, on a Pro Forma Basis, with the Financial Covenants immediately after giving effect to such Indebtedness;

provided that in the case of clause (j), (l) or (m), at the time of and after giving effect to the incurrence of any such Indebtedness no Potential Default or Event of Default shall exist.

In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the clauses of the preceding paragraph, the Borrower shall, in its sole discretion, divide, classify or reclassify (or later divide, classify, redivide or reclassify) such item of Indebtedness in any manner that complies with this covenant (including splitting into multiple exceptions) and will only be required to include the amount and type of such Indebtedness in one of such clauses of the preceding paragraph.

The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided that the amount thereof shall be included in the calculation of Consolidated Interest Expense of the Borrower as accrued to the extent required by the definition of such term.

8.2.2	Liens.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, at any time, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or assets of the Borrower or any Restricted Subsidiary, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3	Designation of Unrestricted Subsidiaries.

(a) The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary at or prior to the time it is so acquired or formed but excluding any Restricted Subsidiary that was previously an Unrestricted Subsidiary), or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Potential Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenants and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Permitted Unsecured Notes (unless it is substantially concurrently being designated as an Unrestricted Subsidiary under such Permitted Unsecured Notes). Any (x) designation of a Subsidiary as an Unrestricted Subsidiary or (y) redesignation as a Restricted Subsidiary will be evidenced to the Administrative Agent by delivering to the Administrative Agent a copy of a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the requirements of this Section 8.2.3. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or such relevant Restricted Subsidiary’s (as applicable) investment therein, as determined in good faith by such Borrower or such relevant Restricted Subsidiary, and the Investment resulting from such designation must otherwise be permitted under Section 8.2.4 [Loans and Investments]. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

(b) No Unrestricted Subsidiary shall:

(1) have any Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 8.2.8 [Affiliate Transactions], be party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(3) be a Person with respect to which either the Borrower or any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; or

(4) Guaranty or otherwise directly or indirectly provide credit support for any Indebtedness of the Borrower or any Restricted Subsidiary, except to the extent such Guaranty would be and is released upon such designation as an Unrestricted Subsidiary.

8.2.4	Loans and Investments.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, at any time, directly or indirectly, make or suffer to remain outstanding any Investment or become or remain liable for any Investments, except:

(a) (i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (ii) loans or advances to officers, directors or employees made in the ordinary course of business; provided that such loans and advances to all such officers, directors and employees do not exceed an aggregate amount of $5,000,000 outstanding at any time;

(b) Temporary Cash Investments;

(c) any transaction permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] (including any Permitted Acquisition);

(d) such Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(e) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and described on Schedule 8.2.4, and any Investment consisting of an extension, modification or renewal of any such Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased as otherwise permitted under this Section 8.2.4 [Loans and Investments];

(f) Investments (i) in any Loan Party or (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(g) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;

(h) other Investments in an aggregate amount not to exceed at any one time outstanding the greater of (i) $25,000,000 and (ii) 7.5% of CTA at such time;

(i) Investments in the form of an increase in the ownership percentage of the Undivided Interests by the Loan Parties;

(j) Investments in (i) the Pennsylvania Mine Complex in accordance with the ratable ownership of the Undivided Interests by the Loan Parties or (ii) any Specified Other Asset in accordance with the ratable ownership of the Permitted Other Undivided Interest therein by the Loan Parties; provided that, in the case of this clause (ii), such Permitted Other Undivided Interest (and any increase in the ownership percentage therein) shall have been acquired in a Permitted Acquisition;

(k) Investments in Unrestricted Subsidiaries; provided Investments pursuant to this clause (k) shall not exceed $10,000,000 in the aggregate at any time;

(l) Investments in Joint Ventures; provided Investments pursuant to this clause (l) shall not exceed in the aggregate at any time the greater of (i) $10,000,000 and (ii) 2.5% of CTA at such time;

(m) an Investment in receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(n) Hedging Obligations permitted under Section 8.2.1(f) [Indebtedness];

(o) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction permitted under Section 8.2.1(j) [Indebtedness], including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

(p) endorsements of negotiable instruments and documents in the ordinary course of business;

(q) guarantees by the Borrower or a Restricted Subsidiary of performance of obligations incurred in the ordinary course of business (other than for payment of Indebtedness or letter of credit reimbursement obligations); provided guarantees pursuant to this clause (q) of such obligations of Persons that are not Loan Parties shall not exceed $10,000,000 in the aggregate at any time; and

(r) any Investment made as a result of the receipt of Designated Non-Cash Consideration in an aggregate amount not to exceed the Threshold Amount at any one time outstanding;

provided that, in the case of clause (h), (i), (k) or (l), after giving effect to any such Investment no Event of Default or Potential Default shall exist or shall result from any such Investment.

8.2.5	Restricted Payments.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment, except:

(a) (i) the Closing Date Distribution and (ii) to the extent the underwriters in the Qualified IPO exercise their “green shoe” option as contemplated in the Registration Statement, the Borrower may (A) use the net proceeds from the issuance and sale of additional common units of the Borrower to make a cash distribution to CEI or one of its Subsidiaries concurrently with or promptly following the receipt of such proceeds and (B) purchase, redeem or otherwise acquire its common Equity Interests from CEI, in an aggregate amount not to exceed the net proceeds received therefrom;

(b) so long as no Event of Default exists or would be caused thereby, and only to the extent permitted by the Partnership Agreement, the Borrower may make distributions with respect to any fiscal quarter to the holders of its Equity Interests up to the amount of Available Cash with respect to such fiscal quarter;

(c) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person;

(d) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any of its Subsidiaries held by any current or former officer, director or employee of the Borrower, any of its Subsidiaries or the General Partner (to the extent granted to such person in respect of performance of services for the Borrower or any of its Subsidiaries) (or their respective estates, heirs, family members, spouses, former spouses or beneficiaries under their estates or other permitted transferees), pursuant to the terms of any equity subscription agreement, stock option agreement, shareholders’ agreement, compensation agreement or arrangement or similar agreement; provided that the aggregate amount of such acquisitions or retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2,000,000 in any calendar year (with any portion of such $2,000,000 amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount, provided that the amount carried forward shall not exceed $6,000,000 at any time); provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower after the Closing Date;

(e) the Borrower and each of the Restricted Subsidiaries may purchase, redeem or otherwise acquire its Equity Interests or make other Restricted Payments with the net cash proceeds received by the Borrower from the substantially concurrent issuance and sale of its new common or subordinated Equity Interests;

(f) the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(g) prepayment of any Subordinated Obligations with Refinancing Indebtedness thereof;

(h) repurchases of Subordinated Obligations of the Borrower or any Restricted Subsidiary at a purchase price not greater than 100% of the principal amount of such Subordinated Obligations in the event of an asset disposition, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Subordinated Obligations, but only if the Borrower has complied with and fully satisfied its obligations in accordance with Section 8.2.7 [Dispositions]; and

(i) any other Restricted Payments may be made in an amount not to exceed $10,000,000 in the aggregate per fiscal year.

8.2.6	Liquidations, Mergers, Consolidations, Acquisitions.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire all or substantially all of a business or division of any other Person; provided that:

(a) (i) any Restricted Subsidiary may consolidate or merge into any other Restricted Subsidiary; provided that in the case of a consolidation or merger involving a Loan Party, a Loan Party is the surviving entity and (ii) any Restricted Subsidiary may consolidate or merge into the Borrower; provided that the Borrower is the surviving entity;

(b) the Borrower or any Restricted Subsidiary may acquire whether by purchase or by merger or consolidation, (w) all of the ownership interests of another Person that becomes a Restricted Subsidiary, (x) substantially all of the assets of another Person or the assets constituting a business or division of another Person, (y) the material assets of another Person, or (z) any material portion of any Specified Other Assets, or Permitted Other Undivided Interests (including any increase in the ownership percentage of Permitted Other Undivided Interests) (each, a “Permitted Acquisition”); provided that each of the following requirements is met:

(i) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(ii) after giving effect to such Permitted Acquisition, the amount of unused Revolving Credit Commitments that could be drawn without breaching the Financial Covenants must be greater than or equal to at least 10% of the aggregate Revolving Credit Commitments at such time;

(iii) after giving effect to such Permitted Acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the Financial Covenants;

(iv) to the extent that the acquisition includes the acquisition of Equity Interests in any Person that is not a Loan Party or that does not become a Loan Party in connection with such acquisition, or of assets by any Restricted Subsidiary that is not a Loan Party, such acquisition shall be subject to Section 8.2.4 [Loans and Investments] (without giving effect to clause (c) thereof) and the aggregate Consideration attributable to such Equity Interests or assets shall count against availability under Section 8.2.4 [Loans and Investments] (other than clause (c) thereof); and

(v) if the Consideration to be paid by the Restricted Subsidiaries for such Permitted Acquisition exceeds the Threshold Amount, the Restricted Subsidiaries shall deliver to the Administrative Agent before or contemporaneously with such Permitted Acquisition: (1) a certificate of the Borrower in substantially the form of Exhibit 8.2.6 evidencing (x) compliance, on a Pro Forma Basis, with the Financial Covenants and (y) compliance with the applicable requirements of clauses (b)(i), (ii) and (iii) of this Section 8.2.6 and (2) to the extent reasonably requested by the Administrative Agent and not subject to confidentiality obligations owed to any Person other than CEI or any of its Subsidiaries, copies of any agreements entered into or proposed to be entered into by the Borrower or any Restricted Subsidiary in connection with such Permitted Acquisition and such other information about such Person or its assets, and the Administrative Agent may, to the extent it receives any such copies of agreements or information, provide such copies of agreements or information to the Lenders;

(c) Dispositions permitted by Section 8.2.7 [Dispositions] and any liquidation, merger, consolidation or acquisition to effect such Disposition; provided that in the case of a consolidation or merger, the requirements of Section 8.2.6(a) are complied with, to the extent applicable; and

(d) any Restricted Subsidiary that holds only de minimis assets and is not conducting any material business may dissolve.

8.2.7	Dispositions.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, make any Disposition, except:

(a) any Disposition between or among the Borrower and the Restricted Subsidiaries; provided that in the case of a consolidation or merger, the requirements of Section 8.2.6(a) are complied with, to the extent applicable;

(b) any Disposition that constitutes a Restricted Payment permitted by Section 8.2.5 [Restricted Payments] or an Investment permitted by Section 8.2.4 [Loans and Investments];

(c) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary;

(d) the sale of extracted Coal, other mineral products or other inventory in the ordinary course of business;

(e) a sale, contribution, conveyance or other disposition of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction by or to a Receivables Subsidiary in a Qualified Receivables Transaction permitted by Section 8.2.1(j) [Indebtedness];

(f) any Disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property, including seismic data and interpretations thereof, that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries taken as whole);

(g) licenses and sublicenses by the Borrower or any Restricted Subsidiary of software or intellectual property, including seismic data and interpretations thereof, in the ordinary course of business;

(h) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(i) the granting of Permitted Liens and dispositions in connection with Permitted Liens;

(j) the sale or other disposition of cash or Temporary Cash Investments or other financial instruments;

(k) the early termination or unwinding of any Hedging Obligations;

(l) any Disposition; provided that (i) within 365 days following any such Disposition of assets that were the subject thereof are replaced by substitute, replacement or other assets of the type used in the business of the Borrower or any Restricted Subsidiary, and (ii) all such substitute assets are subject to the Collateral Agent’s Lien for the benefit of the Secured Parties to the extent such substitute assets are required to be part of the Collateral pursuant to this Agreement or the other Loan Documents; provided that the fair market value of all assets Disposed of under this clause in any given fiscal year (other than transfers of property subject to a Casualty Event or condemnation proceeding) shall not exceed $60,000,000;

(m) leases or subleases of subsurface interests in Real Property that are not part of the Pennsylvania Mine Complex and are in the reasonable judgment of the Borrower not economically practical for the Borrower or any of its Subsidiaries to mine or operate;

(n) other Dispositions; provided that the fair market value of all assets Disposed of under this clause in any given fiscal year (other than transfers of property subject to a Casualty Event or condemnation proceeding) shall not exceed the greater of (i) $10,000,000 and (ii) 2.5% of CTA as of the end of the preceding fiscal year; and

(o) any Disposition that is not permitted by the other clauses of this Section 8.2.7 [Dispositions], which is approved by the Required Lenders;

provided that, (i) in the case of clauses (e), (l) and (n), no Potential Default or Event of Default is then in existence or will result therefrom.

8.2.8	Affiliate Transactions.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Borrower (an “Affiliate Transaction”) unless the terms thereof, taken as a whole, are not materially less favorable to the Borrower or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or, if in the good faith judgment of the Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of foregoing paragraph:

(a) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto;

(b) any sale of Hydrocarbons or other mineral products to an Affiliate of the Borrower or the entering into or performance of Hedging Contracts, contracts for exploring for, producing, gathering, marketing, processing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts entered into in the ordinary course of business which are fair to the Borrower and the Restricted Subsidiaries taken as a whole, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, as determined in good faith by the Borrower;

(c) the sale or issuance to an Affiliate of the Borrower of Capital Stock of the Borrower that does not constitute Disqualified Stock, and the sale to an Affiliate of the Borrower of Indebtedness (including Disqualified Stock) of the Borrower in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction;

(d) transactions between the Borrower or any Restricted Subsidiary with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary of the Borrower) solely because of the ownership by the Borrower or any Restricted Subsidiary of Equity Interests in such Person (including the transaction pursuant to which the Borrower or any Restricted Subsidiary acquired such Equity Interests);

(e) transactions between the Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of the Borrower and such director is the sole cause for such Person to be deemed an Affiliate of the Borrower or such Restricted Subsidiary; provided that such director shall abstain from voting as a director of the Borrower on any matter involving such other person;

(f) the payment of reasonable fees to and reimbursements of expenses (including travel and entertainment expenses and similar expenditures in the ordinary course of business) of employees, officers, directors or consultants of the Borrower or any of its Subsidiaries;

(g) transactions between or among the Borrower and the Restricted Subsidiaries;

(h) payments that are permitted under Section 8.2.5 [Restricted Payments];

(i) sales, contributions, conveyances and other transfers of Receivables and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary or any other similar transactions in connection with any Qualified Receivables Transaction permitted by Section 8.2.1(j) [Indebtedness];

(j) transactions effected, and payments made, in accordance with the terms of any agreement to which the Borrower or any Restricted Subsidiary is a party as of the Closing Date and listed as an exhibit to the Registration Statement (but not including any acquisition of assets pursuant to the Omnibus Agreement, which shall be subject, in each case, to either the first paragraph of this covenant or clause (m) below) and any amendments, modifications, supplements, extensions, renewals or replacements thereof so long as such amendments, modifications, supplements, extensions, renewals or replacements (i) do not materially and adversely affect the rights, taken as a whole, of the Lenders as compared to the terms of such agreement in effect on the Closing Date, as determined in good faith by the Borrower or (ii) have received “Special Approval” by the “Conflicts Committee” (as each term is defined in the Partnership Agreement);

(k) any transaction in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing (or otherwise reasonably acceptable to the Administrative Agent) stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the preceding paragraph;

(l) loans or advances to employees, officers or directors in the ordinary course of business and approved by the Borrower’s Board of Directors in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time;

(m) transactions that have received “Special Approval” by the “Conflicts Committee” (as each term is defined in the Partnership Agreement);

(n) pledges by the Borrower or any Restricted Subsidiary of (or any Guaranty by the Borrower or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Borrower’s Unrestricted Subsidiaries; and

(o) the consummation of the Transactions and the payment of fees and expenses in connection therewith.

8.2.9	Change in Business.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

8.2.10	Fiscal Year.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.11	Amendments to Certain Documents; Prepayments of Certain Indebtedness.

(a) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, amend its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner that would be adverse in any material respect to the Lenders. The Borrower shall not, through merger or otherwise, reincorporate under the laws of a jurisdiction other than a State of the United States.

(b) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, amend or modify or grant any waiver or release under any Specified Material Contract, if such amendment, modification, waiver or release would be adverse in any material respect to the Lenders (including by affecting the assignability of any such contract or agreement in a manner that would have a material and adverse effect on the rights of the Secured Parties in the Collateral (including in such agreement as Collateral)); provided that amendments, waivers and consents under multiple Specified Material Contracts entered into substantially contemporaneously shall be viewed taken as a whole.

(c) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, amend or modify or grant any waiver or release under any Material Contract (other than any Specified Material Contract), if such amendment, modification, waiver or release affects the assignability of any such contract or agreement in a manner that would have a material and adverse effect on the rights of the Secured Parties in the Collateral (including in such agreement as Collateral) or could reasonably be expected to result in a Material Adverse Change; provided that amendments, waivers and consents under multiple Material Contracts entered into substantially contemporaneously shall be viewed taken as a whole.

(d) The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, enter into any agreements governing Permitted Unsecured Notes or a Qualified Receivables Transaction, or any amendments to any of them, that would make any of them more restrictive, to the Borrower or any Restricted Subsidiary in any material respect than the Loan Documents, except, in the case of a Qualified Receivables Transaction, as to assets relating to such Qualified Receivables Transaction.

(e) The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, defease or make any prepayments, purchases, repurchases, or redemptions of or in respect of any Permitted Unsecured Notes, unless at the time of any such prepayment, purchase, repurchase or redemption (or irrevocable notice thereof), no Event of Default or Potential Default shall exist or shall result from such prepayment, purchase, repurchase or redemption after giving effect thereto.

8.2.12	Swaps.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, enter into any Swap Agreement, other than those entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

8.2.13	Financial Covenants.

(a) Minimum Interest Coverage Ratio. Commencing with the fiscal quarter ending September 30, 2015, the Borrower shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter, to be less than 3.00 to 1.00.

(b) Maximum Total Leverage Ratio. Commencing with the fiscal quarter ending September 30, 2015, the Borrower shall not permit the Total Leverage Ratio to exceed, calculated as of the end of each fiscal quarter, 3.50 to 1.00. Notwithstanding the foregoing, upon the consummation of a Material Permitted Acquisition and until the end of the second full fiscal quarter thereafter (the “Increase Period”), the maximum permitted Total Leverage Ratio shall be increased to 4.00 to 1.00 (the “Step-Up”) during such Increase Period; provided that an Increase Period may not immediately follow another Increase Period (that is, following an Increase Period, there shall be at least one fiscal quarter as of the end of which the Total Leverage Ratio has been complied with without giving effect to the Step-Up).

8.2.14	Restrictions on Distributions from Restricted Subsidiaries.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary (provided that (x) the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions shall not be deemed to be a restriction on the ability to pay dividends or make other distributions on its Capital Stock for purposes of this covenant and (y) the subordination of Indebtedness owed to the Borrower or any Restricted Subsidiary to other Indebtedness incurred by any Restricted Subsidiary shall not be deemed a restriction on the ability to pay Indebtedness);

(2) make any loans or advances to the Borrower or a Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Borrower or a Restricted Subsidiary.

The foregoing restrictions of this Section 8.2.14 [Restrictions on Distributions from Restricted Subsidiaries] will not apply to encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in any agreement in effect on the Closing Date and set forth on Schedule 8.2.14;

(b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower or became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower) and outstanding on such date;

(c) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Lenders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements, as determined in good faith by the Borrower;

(d) (i) customary non-assignment provisions in any contract, license, lease or sale or exchange agreement and (ii) cash, other deposits, or net worth or similar requirements, in each case, imposed by suppliers, customers or lessors under contracts or leases, in the case of each of clauses (i) and (ii), entered into in the ordinary course of business;

(e) in the case of clause (3) of the preceding paragraph, restrictions contained in Capital Lease Obligations, purchase money obligations, security agreements or mortgages securing

Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capital Lease Obligations, purchase money obligations, security agreements or mortgages;

(f) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(g) any encumbrance or restriction in any agreement or instrument in connection with a Qualified Receivables Transaction;

(h) Liens otherwise permitted to be incurred under the provisions of Section 8.2.2 [Liens] that limit the right of the debtor to Dispose of the assets subject to such Liens;

(i) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including, without limitation, agreements entered into in connection with an Investment) entered into with the approval of the Borrower’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(j) encumbrances or restrictions applicable only to a Foreign Subsidiary;

(k) agreements governing Hedging Contracts, Interest Rate Agreements and Currency Agreements incurred not for speculative purposes;

(l) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary; and

(m) any encumbrances or restrictions imposed by any amendments of the contracts, instruments or obligations referred to in clauses (a) through (m) of this paragraph; provided that such amendments are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing, as determined in good faith by the Borrower.

8.2.15	Negative Pledge Agreements.

The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Loan Document) that limits the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than property specifically excluded from the Collateral requirements pursuant to Section 8.1.17(b) [Collateral]) for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to each of the following Contractual Requirements that:

(a) (i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 8.2.15) are listed on Schedule 8.2.15 and (ii) to the extent Contractual Requirements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Refinancing Indebtedness of such Indebtedness or obligation so long as such Refinancing Indebtedness does not expand the scope of such Contractual Requirement;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(c) arise pursuant to agreements entered into with respect to any Disposition permitted by Section 8.2.7 [Dispositions] and applicable solely to assets under such Disposition;

(d) are customary provisions in joint venture agreements and other similar agreements permitted by Section 8.2.4 [Loans and Investments] and applicable to the joint ventures owned by the Borrower or any Restricted Subsidiary;

(e) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 8.2.1 [Indebtedness], but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(f) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(g) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to 8.2.1 [Indebtedness] to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(h) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(i) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(j) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(k) are imposed by requirements of Law;

(l) customary net worth provisions contained in real property leases entered into by any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligation;

(m) are customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 8.2.15;

(n) are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 8.2.1 [Indebtedness] or Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Loan Documents as determined by the Borrower in good faith and do not restrict Liens on the Collateral to secure the Obligations;

(o) are restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(p) are encumbrances or restrictions contained in an agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and

(q) are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

8.3	Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1	Quarterly Financial Statements.

Commencing with the fiscal quarter ending after the Closing Date, as soon as available and in any event within 45 calendar days after the end of each of the first three fiscal quarters in each fiscal year (or by the date that is 45 days after the Closing Date, in the case of the first fiscal quarter ending after the Closing Date), (i) financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of operations, net investment and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Financial Officer or Treasurer of the Borrower (or the General Partner) as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (which, for the first four full fiscal quarters following the Qualified IPO may be the financial statements for the predecessor as described in the Registration Statement) and (ii) a management’s discussion and analysis of financial condition and results of operations for each period for which financial statements are delivered pursuant to clause (i) above.

8.3.2	Annual Financial Statements.

As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, (i) financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, net investment and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (which, for the first fiscal year following the Qualified IPO may be the financial statements for the predecessor as described in the Registration Statement), and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent and (ii) a management’s discussion and analysis of financial condition and results of operations for each fiscal year for which financial statements are delivered pursuant to clause (i) above. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) or explanation statement as to “going concern” or similar matter or the scope of such audit.

8.3.3	SEC Website.

Reports or other information required to be delivered pursuant to Section 8.3.1 [Quarterly Financial Statements], Section 8.3.2 [Annual Financial Statements] and Sections 8.3.7(a) and (b) [Budgets, Forecasts, Other Reports and Information] shall be deemed to have been delivered on the date on which such report or other information is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting and delivery requirements of Sections 8.3.1 [Quarterly Financial Statements], 8.3.2 [Annual Financial Statements] and 8.3.7(a) and (b) [Budgets, Forecasts, Other Reports and Information].

8.3.4	Certificate of the Borrower.

On or prior to the date that the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements] are required to be furnished, a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.5 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 6 [Representations and Warranties] and in the other Loan Documents are true in all material respects on and as of the date of such certificate (except representations and warranties which expressly relate solely to an earlier date or time), (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate, (iii) specifying the occurrence of a Step-Up pursuant to the terms of Section 8.2.13(b) [Maximum Total Leverage Ratio] and the related Increase Period, (iv) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with the Financial Covenants, (v) describing the commodity Swap Agreements in place to which any Loan Party is a party and confirming that all such Swap Agreements are Swap Agreements that the Loan Parties are permitted to enter under Section 8.2.12 [Swaps].

8.3.5	Notice of Default.

Promptly after any Responsible Officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by a Responsible Officer of the Borrower setting forth the details of such Event of Default or Potential Default and the action that the Borrower proposes to take with respect thereto.

8.3.6	Certain Events.

Written notice to the Administrative Agent, for provision to the Lenders:

(a) promptly after any Responsible Officer of the Borrower has learned of the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any of its Subsidiaries (that would reasonably be expected to result in a liability against such Person) (i) relating to the Collateral involving a claim or series of claims in excess of the Threshold Amount or (ii) which if adversely determined would constitute a Material Adverse Change;

(b) promptly after any Responsible Officer of the Borrower has knowledge thereof, any event which could reasonably be expected to result in a Material Adverse Change;

(c) promptly after any Responsible Officer of the Borrower has knowledge thereof, any material breach under any Material Contract;

(d) promptly after any Loan Party incurs obligations or liabilities that are due and payable arising in connection with or as a result of the early or premature termination of Swap Agreements (whether or not occurring as a result of a default thereunder), which would exceed the Threshold Amount in the aggregate; and

(e) within five (5) Business Days after any Responsible Officer of the Borrower has knowledge thereof, of the occurrence of any ERISA Event that would reasonably be expected to constitute a Material Adverse Change.

8.3.7	Budgets, Forecasts, Other Reports and Information.

(a) Concurrently with or prior to the delivery of financial statements pursuant to Section 8.3.2 [Annual Financial Statements] for any fiscal year, the budget for the succeeding fiscal year;

(b) Any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders;

(c) Regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or any of its Subsidiaries with the SEC;

(d) Simultaneously with each delivery of financial statements referred to in Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) Simultaneously with each delivery of financial statements referred to in Section 8.3.2 [Annual Financial Statements], a certificate of a Responsible Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(f) Promptly upon their becoming available to the Borrower, a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body to the extent it could reasonably be expected to result in a Material Adverse Change; and

(g) Promptly upon request, such other reports and information as any of the Lenders may from time to time reasonably request, including five year projections of the Borrower.

9. DEFAULT

9.1	Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1	Payments Under Loan Documents.

(a) The Borrower shall fail to make (i) any payment of principal on any Loan when due or (ii) payment of any Reimbursement Obligation within one (1) Business Day after such amount becomes due;

(b) The Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation within three (3) Business Days after such interest becomes due in accordance with the terms hereof; or

(c) The Borrower shall fail to pay any other amount owing hereunder (specifically excluding amounts that are addressed in subparagraphs (a) and (b) above) or under the other Loan Documents within three (3) Business Days after the time period specified herein or therein and, if no time period is specified, then within ten (10) Business Days after a demand or notice has been provided to the Borrower requesting payment of such amount;

9.1.2	Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished;

9.1.3	Breach of Certain Covenants.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.1 [Preservation of Existence, Etc.] (with respect to the legal existence of the Borrower only), Section 8.1.6 [Visitation Rights], Section 8.1.11 [Use of Proceeds], Section 8.1.13 [Anti-Terrorism Laws; Foreign Corrupt Practices Act], Section 8.2 [Negative Covenants] or Section 8.3.5 [Notice of Default];

9.1.4	Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of 30 days after any Responsible Officer of any Loan Party becomes aware of the occurrence thereof;

9.1.5	Defaults in Other Agreements or Indebtedness.

A breach, default or event of default shall occur at any time under the terms of any agreement (other than any Loan Document) involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or any Restricted Subsidiary for all such Indebtedness may be obligated as a borrower or guarantor in excess of the Threshold Amount in the aggregate for such Indebtedness, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness or the termination of any commitment to lend in excess of the Threshold Amount;

9.1.6	Final Judgments or Orders.

Any final judgments, awards or orders not covered by insurance for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against the Borrower or any Restricted Subsidiary by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.7	Loan Document Unenforceable.

(a) Any of the Loan Documents to which any Loan Party is a party (i) shall cease to be a legal, valid and binding agreement enforceable against such Person executing the same or such Person’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall cease to be in full force and effect (in either case except by operation of its terms), or (ii) shall be contested or challenged by any Loan Party or any agent thereof or (iii) cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby on assets with an aggregate value (for all assets as to which an event described in this clause (iii) or the clause (b) below has occurred and is continuing) in excess of the Threshold Amount (except by operation of its terms) or (b) any security interest and Lien purported to be created by any Security Document on assets with an aggregate value (for all assets as to which an event described in this clause (b) or the clause (a)(iii) above has occurred and is continuing) in excess of the Threshold Amount shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (except as otherwise expressly provided in such Security Document);

9.1.8	Inability to Pay Debts.

(i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person with an aggregate value (for all property described in this clause (ii)) in excess of the Threshold Amount and is not released, vacated, stayed, dismissed or fully bonded within 60 days after its issue or levy;

9.1.9	ERISA.

The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;

9.1.10	Change of Control.

A Change of Control shall occur;

9.1.11	Operating Agreement.

A Loan Party shall not be the “Operator” under the Operating Agreement;

9.1.12	Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

9.1.13	Voluntary Proceedings.

Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing; or

9.1.14	Material Contracts.

Any termination of any Material Contract shall occur that could reasonably be expected to result in a Material Adverse Change; provided that no Event of Default shall exist with respect to the termination of such Material Contract (other than the Operating Agreement and the Partnership Agreement) (a) for the 90 days after such termination so long as the Borrower is using commercially reasonable efforts to replace such Material Contract or (b) if such Material Contract is replaced within 90 days after such termination with a Material Contract that is not materially less favorable (taken as a whole) to the Borrower and its Subsidiaries or the Lenders than the Material Contract that was terminated.

9.2	Consequences of Event of Default.

9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.10 [Change of Control] shall occur and be continuing, no further obligation shall exist on the part of the Lenders to make Loans or any Issuing Lender to issue Letters of Credit, as the case may be, and the Administrative Agent may, and upon the request of the Required Lenders, shall, (i) by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations (other than Obligations under Specified Swap Agreements and Other Lender Provided Financial Service Products) to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of the Persons entitled thereto without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, Cash Collateralize all Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrower pursuant to this Agreement). Moneys in such account shall be applied by the Administrative Agent (x) first, to reimburse each of the Issuing Lenders for LC Disbursements for which it has not been reimbursed and (y) second, after the Letter of Credit Obligations have been paid in full and otherwise terminated or expired, to satisfy other outstanding Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Administrative Agent shall return the cash collateral to the Borrower; and

9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.12 [Involuntary Proceedings] or Section 9.1.13 [Voluntary Proceedings] shall occur, no further obligation shall exist on the Lenders or any Issuing Lender to issue any Letters of Credit hereunder, and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations (other than Obligations under Specified Swap Agreements and Other Lender Provided Financial Service Products) shall be immediately due and payable, and the Borrower shall immediately Cash Collateralize all Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not otherwise Cash Collateralized by the Borrower pursuant to this Agreement), in each case, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3	Set-off.

If an Event of Default shall occur and be continuing, any Secured Party to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of any Lender which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] and any branch, Subsidiary or Affiliate of such Secured Party anywhere in the world shall have the right (to the extent permitted by applicable Law), in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Secured Party or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts or funds not otherwise beneficially owned by the Borrower or such other Loan Party) with such Secured Party or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Secured Party shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Secured Party; and

9.2.4	[Reserved].

9.2.5	Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 [Consequences of Event of Default] and until all Obligations of the Loan Parties have been Paid in Full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Collateral Agent or the Administrative Agent, shall be applied as follows:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, out-of-pocket expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent) payable to the Administrative Agent or the Collateral Agent in their respective capacities as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Reimbursement Obligations and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) Fourth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to this Agreement;

(e) Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and Obligations then owing under Specified Swap Agreements and Other Lender Provided Financial Service Product, ratably among the Lenders, the Issuing Lenders and the providers of Specified Swap Agreements and Other Lender Provided Financial Service Product in proportion to the respective amounts described in this clause (e) held by them; and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly Paid in Full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a Qualified ECP Loan Party shall not be applied to the Obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fifth above from amounts received from a Qualified ECP Loan Party to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Fifth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause Fifth above) and (b) Obligations arising under Specified Swap Agreements and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the counterparty to such Specified Swap Agreement or Other Lender Provided Financial Service Product, as the case may be. Each counterparty to a Specified Swap Agreements and Other Lender Provided Financial Service Products not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 10 [The Administrative Agent] hereof for itself and its Affiliates as if a “Lender” party hereto.

9.2.6	Collateral Agent

All Liens granted as security for the Obligations under the Security Documents and any other Loan Document shall secure the Obligations ratably and on a pari passu basis in favor of the Collateral Agent for the benefit of the Secured Parties. No provider of a Specified Swap Agreement or Other Lender Provided Financial Service Product (except in its capacity as a Lender hereunder (to the extent that this Agreement or any other Loan Document empowers the Lenders to direct the Administrative Agent)) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.

9.2.7	Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents (including each Mortgage), the Administrative Agent and the Collateral Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive to the extent permitted by Law. The Administrative Agent and the Collateral Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Administrative Agent and the Lenders under the Loan Documents or applicable Law.

9.3	Notice of Sale.

Any notice required to be given by the Collateral Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Collateral Agent, if given to the Borrower at least ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

10. THE ADMINISTRATIVE AGENT

10.1	Appointment and Authority.

Each Lender (including in its capacity as a counterparty to a Specified Swap Agreement or Other Lender Provided Financial Service Product or an Affiliate of such counterparty on behalf of such Affiliate) and Issuing Lender hereby irrevocably designates, appoints and authorizes PNC to act as Administrative Agent and Collateral Agent for such Lender under the Loan Documents and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Administrative Agent or any of them by the terms hereof, together with such powers as are reasonably incidental thereto. PNC agrees to act as the Administrative Agent on behalf of the Lenders to the extent provided in the Loan Documents. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, except as set forth in Section 10.10 [Authorization to Release Collateral and Guarantors].

10.2	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4	Reliance by Agents.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6	Resignation of Agents.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan

Documents (if not already discharged therefrom as provided above in this Section 10.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10.6 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as Swingline Lender and as an Issuing Lender. If PNC resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender with respect to all Letters of Credit issued by it that remain outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Participation Advances pursuant to Section 2.9.3 [Participations, Disbursements, Reimbursement]. If PNC resigns as Swingline Lender, the Borrower shall repay any outstanding Swing Loans on or prior to the effective date of such resignation and, to the extent any Swing Loans remain outstanding as of the effective date of its resignation as Swingline Lender, PNC shall retain all the rights, powers, privileges and duties of a Swingline Lender with respect to such Swing Loans, including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.10 [Borrowings to Repay Swing Loans]. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as a retiring Swingline Lender and Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Swingline Lender and Issuing Lender and Administrative Agent under the Loan Documents and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangements satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

10.7	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the “Joint Lead Arrangers,” “Joint Bookrunners,” “Syndication Agent” or Lenders listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Swingline Lender, a Lender or an Issuing Lender hereunder.

10.9	Administrative Agent’s Fee.

The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.10	Authorization to Release Collateral and Guarantors.

It is expressly agreed by each Lender and each Issuing Lender, that upon the written request of the Borrower (accompanied by such certificates and other documentation as the Administrative Agent may reasonably request) the Administrative Agent on behalf of the Lenders and without any consent or action by any Lender, shall so long as no Event of Default exists after giving effect thereto, (x) release, subordinate, enter into non-disturbance agreements or consent to the release by the Collateral Agent of, or grant of an option with respect to, (i) any Collateral or any Guarantor from a Guaranty Agreement or any other Loan Document, in either case, in connection with any sale, transfer, disposition to a Person that is not a Loan Party, merger with a Person that is not a Loan Party or other transaction permitted by this Agreement (including a release of Accounts or related contracts giving rise to Accounts from time to time in connection with a Qualified Receivables Transaction), such release to include releases from the Guaranty Agreement or any other Loan Document of any Loan Party that becomes an Excluded Subsidiary or ceases to be a Subsidiary pursuant to any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement and a release of all the assets of such Loan Party that becomes an Excluded Subsidiary or ceases to be a Subsidiary, (ii) any assets no longer required to be Collateral pursuant to the terms hereof or of any other Loan Document or (y) subordinate, enter into non-disturbance agreements, or grant of an option with respect to any assets in connection with any easements, permits, licenses, rights of way, options, surface leases or other surface rights or interests permitted to be granted hereunder.

10.11	No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.12	Withholding Tax.

To the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.8 [Taxes], each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all

Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Official Body as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.12 [Withholding Tax]. The agreements in this Section 10.12 [Withholding Tax] shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 10.12 [Withholding Tax], include any Issuing Lender.

11. MISCELLANEOUS

11.1	Modifications, Amendments or Waivers.

11.1.1	Required Consents.

With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder; provided that no consent of any Lender is required for releases, corrections, amendments, updates or other transactions or actions authorized by Section 10.10 [Authorization to Release Collateral and Guarantors]. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided that no such agreement, waiver or consent may be made which will:

(a) increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

(b) whether or not any Loans are outstanding, extend the Maturity Date or the time for payment of principal or interest of any Loan, the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans, changes to Section 8.2.13 [Financial Covenants] or the definitions used therein or the application (or waiver of application) of any rate increase described in Section 4.3 [Interest After Default] shall not constitute a postponement of any date scheduled for the payment of principal or interest or a reduction of principal, interest or fees);

(c) except as otherwise provided in this Agreement, without the written consent of all the Lenders (other than Defaulting Lenders), release all or substantially all of the Guarantors (as measured by fair market value of their assets) from their Obligations under the Guaranty Agreement; provided that the foregoing consents shall not be required in connection with any sale, transfer, lease, disposition, merger or other transaction otherwise permitted by this Agreement, which such consents are given if required solely by the Administrative Agent pursuant to Section 10.10 [Authorization to Release Collateral and Guarantors];

(d) except as otherwise provided in this Agreement, without the written consent of all the Lenders (other than Defaulting Lenders), release all or substantially all of the Collateral; provided that (x) the foregoing consents shall not be required in connection with any sale, transfer, lease, disposition, merger or other transaction otherwise permitted by this Agreement, which such consents are given if required solely by the Administrative Agent pursuant to Section 10.10 [Authorization to Release Collateral and Guarantors], and (y) in the event that the Borrower provides any applicable Issuing Lender with Cash Collateral to secure any Letters of Credit with an expiry date beyond the Revolving Maturity Date pursuant to Section 2.9.10 [Cash Collateral Prior to the Maturity Date], such Issuing Lender is permitted to release such Cash Collateral without the consent of any Lender once such Letter of Credit has terminated, expired or has otherwise been returned to such Issuing Lender undrawn; or

(e) amend Section 2.4 [Voluntary Commitment Reduction] with respect to the provision regarding ratable reduction of Revolving Credit Commitments, Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders] or Section 9.2.5 [Application of Proceeds] or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders or the definition of “Ratable Share”, in each case without the consent of all of the Lenders;

(f) amend this Section 11.1 [Modifications, Amendments or Waivers] in a manner that would reduce the voting rights of any Lender without consent of such affected Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

11.1.2	Certain Amendments.

Notwithstanding Section 11.1.1(a) [Required Consents] or any other provision in any Loan Document to the contrary, the Borrower and the Administrative Agent, on behalf of the Lenders and without any consent or action by any Lender, may amend, modify, supplement or restate in whole or in part any of the Loan Documents from time to time or consent to such action by the Collateral Agent to (i) cure any defect or error, (ii) comply with any provision hereunder or under any other Loan Document, (iii) add Guarantors of the Obligations, (iv) add property or other assets as Collateral, (v) add covenants of the Borrower or the other Loan Parties for the benefit of the Lenders or to surrender any right or power herein conferred upon the Borrower or any of the other Loan Parties, (vi) approve of any correction or update to any Schedule hereto or to any other Loan Document to the extent such Schedule is being corrected in any manner that is not material or is being updated to reflect the consummation of any transaction or exercise of any rights of the Loan Parties permitted hereunder for which no consent is required or for which the required consent has been received, (vii) release from perfection any Lien created by any Loan Document that is no longer required by the terms hereof or such Loan Document to be perfected, or (viii) share Collateral on a pro rata basis with any counterparty to a Specified Swap Agreement described in clause (iii) of the definition of “Specified Swap Agreement.”

11.1.3	Amendments Affecting the Administrative Agent, Etc.

No agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Swingline Lender or any Issuing Lender may be made without the written consent of the Administrative Agent, the Swingline Lender or such Issuing Lender, as applicable.

11.1.4	Non-Consenting Lenders.

If in connection with any proposed waiver, amendment or modification referred to in any of the clauses (a) through (f) in Section 11.1.1 [Required Consents], the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].

11.1.5	Defaulting Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.2	No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3	Expenses; Indemnity; Damage Waiver.

11.3.1	Costs and Expenses.

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of outside counsel and land professionals for the Administrative Agent), and shall pay all reasonable fees in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the

Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3 [Expenses; Indemnity; Damage Waiver], or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

11.3.2	Indemnification by the Borrower.

The Borrower shall indemnify the Lead Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket related expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the Loan Parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of any Loan Party under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that the Borrower shall not be liable for any portion of any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements with respect to an Indemnitee (A) if the same is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or (B) results from a dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates). The Indemnitees will attempt to minimize the fees and expenses of legal counsel for the Indemnitees which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Indemnitees if appropriate under the circumstances. This Section 11.3.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3	Reimbursement by Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 2.9.8 [Indemnity], Section 11.3.1 [Costs and Expenses] or Section 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lenders or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lenders or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity.

11.3.4	Waiver of Consequential Damages, Etc.

No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found to be a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnitee, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages (as opposed to direct or actual damages) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of the Loan Parties pursuant to Section 11.3.2 [Indemnification by the Borrower].

11.3.5	Payments.

All amounts due under this Section 11.3 [Expenses; Indemnity; Damage Waiver] shall be payable not later than ten (10) days after demand therefor.

11.4	Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5	Notices; Effectiveness; Electronic Communication.

11.5.1	Notices Generally.

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 11.5.1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2	Electronic Communications.

Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and the Administrative Agent shall have notified the Borrower of the same. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3	Change of Address, Etc.

Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6	Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7	Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 2.9.8 [Indemnity], Section 2.9.10 [Cash Collateral Prior to the Maturity Date], Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive payment in full of all principal and interest under the Notes, the termination of the Commitments and the expiration or termination or cash collateralization of all Letters of Credit. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8	Successors and Assigns.

11.8.1	Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations], the Lead Arrangers, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2	Assignments by Lenders.

Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in clause (a)(i) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of such Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(c) Required Consents. No consent shall be required for any assignment except for the following consents (which shall not be unreasonably withheld or delayed and shall not be required in the case of an assignment to a Lender, an Affiliate of a Lender or, in the case of an assignment of Term Loans, an Approved Fund):

(i) the consent of the Administrative Agent;

(ii) the consent of the Borrower, unless an Event of Default has occurred and is continuing at the time of such assignment; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(iii) the consent of each Issuing Lender with a Letter of Credit Issuing Lender Sublimit in excess of $10,000,000, if the assignment increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(d) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 from the assignor or the assignee, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(e) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(f) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(g) No Assignment to Defaulting Lender. No such assignment shall be made to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.7 [Increased Costs], and Section 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3	Register.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4	Participations.

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of clause (a), (b), (c), (d), (e) or (f) of Section 11.1.1 [Required Consents]. Subject to Section 11.8.5 [Limitations upon Participant Rights], the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], Section 5.7 [Increased Costs] and Section 5.8 [Taxes] (subject to the requirements and limitations of such Sections and Section 5.6.3 [Mitigation Obligation] and 5.6.2 [Replacement of a Lender], and it being understood that the documentation required under Section 5.8.5 [Status of Lenders] shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.

Each Lender that sells participations to a Participant, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register of all such Participants. The entries in the participant register shall be conclusive (absent manifest error), and the Borrower and the Lenders shall treat each Person whose name is recorded in the participant register pursuant to the terms hereof as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the participant register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a participant register.

11.8.5	Limitations upon Participant Rights.

A Participant shall not be entitled to receive any greater payment under Section 5.7 [Increased Costs], Section 5.8 [Taxes] or Section 11.3 [Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Participant’s right to a greater payment results from a Change in Law after the Participant became a Participant.

11.8.6	Certain Pledges; Successors and Assigns Generally.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9	Confidentiality.

11.9.1	General.

Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.9, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section 11.9 or (b) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, the other Loan Parties or any other Person that has obtained such confidential information pursuant to this Section 11.9. Any Person required to maintain the confidentiality of Information as provided in this Section 11.9 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2	Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender, and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Governing Law, Etc.

11.11.1	Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2	SUBMISSION TO JURISDICTION.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3	WAIVER OF VENUE.

THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.11.2 [SUBMISSION TO JURISDICTION]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY

WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT TO ASSERT ANY SUCH DEFENSE.

11.11.4	SERVICE OF PROCESS.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.5.

11.12	Certain Collateral Matters.

The benefit of the Loan Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to those Lenders or their Affiliates which are counterparties or parties to any Specified Swap Agreement or any Other Lender Provided Financial Service Product with any Loan Party on a pro rata basis in respect of any obligations of any Loan Party which arise under any such Specified Swap Agreement (after giving effect to all netting arrangements relating to such Specified Swap Agreements) or any Other Lender Provided Financial Service Product, including any Specified Swap Agreement or any Other Lender Provided Financial Service Product between such Persons in existence prior to the date hereof. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Specified Swap Agreement or any Other Lender Provided Financial Service Product.

11.13	USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

11.14	No Fiduciary Duty.

Each Loan Party agrees and acknowledges that: (i) each Secured Party is acting solely as a principal and is not a financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other party; (ii) no Secured Party has assumed or will assume an advisory, agency or fiduciary responsibility in any Loan Party’s or their respective Affiliates’ favor with respect to any of the transactions contemplated hereby (irrespective of whether any Secured Party has advised or is currently advising any Loan Party or its Affiliates on other matters) and no Secured Party has any obligation to the Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; (iii) the Secured Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from the Loan Parties or their respective Affiliates and the Secured Parties have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) the Lenders have not provided any legal, accounting, regulatory or tax advice in any jurisdiction with respect to any of the transactions contemplated hereby and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party acknowledges and agrees that it will consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither any Secured Party nor its Affiliates shall have any responsibility or liability to any Loan Party with respect thereto. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that such Loan Party may have against the Secured Parties or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

11.15	No General Partner’s Liability.

It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the other Loan Documents. The Administrative Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against any Loan Party under any Loan Document with respect to the Obligations shall be asserted against the General Partner.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

CNX COAL RESOURCES LP

By: CNX COAL RESOURCES GP LLC,
its general partner

By:	/s/ Lorraine L. Ritter
	Name:	Lorraine L. Ritter
	Title:	Chief Financial Officer and Chief Accounting Officer

GUARANTORS:

CNX OPERATING LLC
CNX THERMAL HOLDINGS LLC

By:	/s/ Lorraine L. Ritter
	Name:	Lorraine L. Ritter
	Title:	Chief Financial Officer and Chief Accounting Officer

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Richard C. Munsick
	Name:	Richard C. Munsick
	Title:	Senior Vice President

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

BANK OF AMERICA, N.A.
as Issuing Lender and as a Lender

By:	/s/ Adam H. Fey
	Name:	Adam H. Fey
	Title:	Director

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

Branch Banking and Trust Company
as Issuing Lender and as a Lender

By:	/s/ Troy Weaver
	Name:	Troy Weaver
	Title:	Senior Vice President

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

Citibank, N.A.
as Issuing Lender and as a Lender

By:	/s/ John Tucker
	Name:	John Tucker
	Title:	Vice President

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Authorized Signatory

By:	/s/ Michaela Kenny
	Name:	Michaela Kenny
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Joshua D. Elsea
	Name:	Joshua D. Elsea
	Title:	Vice President

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

JPMorgan Chase Bank, N.A.
as Issuing Lender and as a Lender

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

Wells Fargo Bank, N.A.,
as a Lender

By:	/s/ Tim Green
	Name:	Tim Green
	Title:	Director

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA
as a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

STIFEL BANK & TRUST,
as a Lender

By:	/s/ Benjamin L. Dodd
	Name:	Benjamin L. Dodd
	Title:	Senior Vice President

[SIGNATURE PAGE TO CNX COAL CREDIT AGREEMENT]

SCHEDULE 1.1(A)

PRICING GRID

		Applicable Margin
Level	Total Leverage Ratio	LIBOR Loans	Base Rate Loans
I	< 1.50:1.00	2.50%	1.50%
II	≥ 1.50:1.00 and < 2.00:1.00	2.75%	1.75%
III	≥ 2.00:1.00 and < 2.50:1.00	3.00%	2.00%
IV	≥ 2.50:1.00 and < 3.00:1.00	3.25%	2.25%
V	≥ 3.00:1.00	3.50%	2.50%

For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate:

(a) From the Closing Date through the date on which the first Compliance Certificate is required to be delivered hereunder after the Closing Date (the “Initial Period”), the Applicable Margin and the Applicable Letter of Credit Fee Rate shall be the respective amounts set forth under Level III of this Schedule 1.1(A) set forth above.

(b) It is expressly agreed that after the Initial Period, the Applicable Margin and the Applicable Letter of Credit Fee Rate shall be determined based upon Schedule 1.1(A) above and change on each date on which a Compliance Certificate is required to be delivered hereunder.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or Issuing Lender, as the case may be, under Section 2.9 [Letters of Credit] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS

Lender	Amount of Commitment for Revolving Credit Loans	Revolving Credit Ratable Share
PNC Bank, National Association	$72,500,000	18.125%
Bank of America, N.A.	$50,000,000	12.500%
Branch Banking and Trust Company	$40,000,000	10.000%
Citibank, N.A.	$40,000,000	10.000%
Credit Suisse AG, Cayman Islands Branch	$40,000,000	10.000%
The Huntington National Bank	$40,000,000	10.000%
JPMorgan Chase Bank, N.A.	$40,000,000	10.000%
Wells Fargo Bank, NA	$40,000,000	10.000%
Goldman Sachs Bank USA	$30,000,000	7.500%
Stifel Bank & Trust	$7,500,000	1.875%

TOTAL:	$400,000,000	100.000%

SCHEDULE 6.1

QUALIFICATIONS TO DO BUSINESS

Entity	Qualifications

CNX Coal Resources LP	Delaware, Pennsylvania and West Virginia

CNX Operating LLC	Delaware, Pennsylvania and West Virginia

CNX Thermal Holdings LLC	Delaware, Pennsylvania and West Virginia

SCHEDULE 6.3

SUBSIDIARIES

Name	Jurisdiction of Incorporation	Issued and Outstanding Shares	Owners	Restricted Subsidiary	Guarantor

CNX Operating LLC	Delaware	100% membership interests	CNX Coal Resources LP	Yes	Yes

CNX Thermal Holdings LLC	Delaware	100% membership interests	CNX Operating LLC	Yes	Yes

SCHEDULE 6.11

PLEDGED SECURITIES

Pledgor	Issuer Name	Issuer Jurisdiction of Formation	Interest Type	Number of Units Owned; Percentage of Total Issued Interests	Percentage of Owner Interests Being Pledged Hereunder

CNX Coal Resources LP	CNX Operating LLC	Delaware	Membership Interest	100%	100%

CNX Operating LLC	CNX Thermal Holdings LLC	Delaware	Membership Interest	100%	100%

SCHEDULE 6.19

INSURANCE POLICIES

NAMED INSURED	COVERAGE	CARRIER POLICY NUMBER
CONSOL Energy Inc., et al.	General Liability – Primary $5 Million Limit	Steadfast Insurance Company

CONSOL Energy Inc., et al.	Commercial Automobile Liability – Primary $3 Million Limit	Zurich American Insurance Company

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess Primary	American Guarantee & Liability Insurance Co.

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess $25 Million	Ironshore Europe Limited

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess $50 Million	Star Indemnity & Liability

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess $75 Million	XL Insurance Company Plc

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $15 Million Excess $100 Million	General Security Indemnity Company of Arizona

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess $115 Million	XL Insurance (Bermuda) Ltd.

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $10 Million Excess $140 Million	Torus Insurance (UK) Ltd.

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess $150 Million	Liberty Mutual Insurance Europe Limited

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess $175 Million	Iron-Starr Excess Agency Ltd.

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess $200 Million	Great Lakes Reinsurance (UK)

CONSOL Energy Inc., et al.	Umbrella Liability – Layer $25 Million Excess $225 Million	American International Reinsurance Company, Ltd.

CONSOL Energy Inc.

“All Risk” Property

including

Equipment Breakdown

$1,000,000,000 Limit for Real and Personal Property at aboveground locations

$100,000,000 Limit for Real and Personal Property at underground locations, including underground time element

$1,000,000,000 Flood per Occurrence and Annual Aggregate, except:

Zone A - $75,000,000

Zone V - $10,000,000

Primary ($50,000,000)

Lloyd’s of London

Chartis

Zurich American Insurance Company

Partner Re

London – Brit Syndicate

ACE American (Starr Tech)

Hannover

Munich RE America

Allied World Assurance Company

Alterra Insurance Limited

Ironshore Insurance Ltd.

RSUI Indemnity Company

Aspen Specialty Insurance Company

Axis E&S

Excess ($50,000,000 x/s $50,000,000)

Chartis

Zurich American Insurance Company

Validus

Scor

Lloyd’s of London

Hannover

Munich RE America

Allied World Assurance Company

ACE American (Starr Tech)

Houston Specialty

Ironshore Insurance Ltd.

Axis E&S

Partner Re

RSUI Indemnity Company

Aspen Specialty Insurance Company

OCIL

Excess ($200,000,000 x/s $100,000,000)

Chartis

Scor

Chubb

Zurich American Insurance Company

Swiss Re International S.E.

Munich Re

ACE American (Starr Tech)

Montpelier RE

RSUI Indemnity Company

CPIC

OCIL

Sompo Japan

Excess ($200,000,000 x/s $300,000,000)

Chartis

ACE American (Starr Tech)

Chubb

Axis

Lloyd’s of London

Swiss Re International S.E.

Munich Re

Zurich American Insurance Company

CPIC

OCIL

Excess ($500,000,000 x/s $500,000,000)

Axis

Chartis

Munich Re

Swiss Re International S.E.

Lloyd’s of London

Sompo Japan

RSUI Indemnity Company

Aspen Specialty Insurance Company

Hannover

ACE Bermuda Insurance Ltd.

Alterra Insurance Limited

Ironshore Insurance Ltd.

Allied World Assurance Company

Houston Casualty

CPIC

CONSOL Energy Inc. and its subsidiaries	Jurisdictional Boiler Inspection	ARISE Boiler Inspection & Insurance Company Risk Retention Group

CONSOL Energy Inc.	All Risk Property Certified and Non-Certified Terrorism Gap Coverage	Global Excess Partners & Talbot Underwriting Services

CONSOL Energy Inc.	Directors & Officers Liability – Primary $15 Million Limit	Arch Insurance Company

CONSOL Energy Inc.	Directors & Officers Liability – First Excess $10 Million Limit	Zurich American Insurance Company

CONSOL Energy Inc.	Directors & Officers Liability – Second Excess $10 Million Limit	Travelers Casualty & Surety Co. of America

CONSOL Energy Inc.	Directors & Officers Liability – Third Excess $10 Million Limit	National Union Fire Ins. Co of Pgh PA

CONSOL Energy Inc.	Directors & Officers Liability – Fourth Excess $10 Million Limit	Axis Insurance Company

CONSOL Energy Inc.	Directors & Officers Liability – Fifth Excess $10 Million Limit	Everest National Insurance Company

CONSOL Energy Inc.	Directors & Officers Liability – Sixth Excess $10 Million Limit	Continental Casualty Company

CONSOL Energy Inc.	Directors & Officers Liability – Seventh Excess $5 Million Limit	Freedom Specialty Insurance Co.

CONSOL Energy Inc.	Side A DIC Directors & Officers Liability – Eighth Excess $20 Million Limit	Federal Insurance Company

CONSOL Energy Inc.	Side A DIC Directors & Officers Liability – Ninth Excess $10 Million Limit	XL Specialty Insurance Company

CONSOL Energy Inc.	Side A DIC Directors & Officers Liability – Tenth Excess $10 Million Limit	ACE American Insurance Company

CONSOL Energy Inc.	Fiduciary Liability – Primary $10 Million Limit	Axis Insurance Company

CONSOL Energy Inc.	Excess Fiduciary Liability – $10 Million Limit	Travelers Casualty & Surety Co. of America

CONSOL Energy Inc.	Special Risk Coverage – $5 Million Limit	Federal Insurance Company

CONSOL Energy Inc.	Blanket Crime – $5 Million Limit	National Union Fire Ins. Co of Pgh PA

CONSOL Energy Inc., et. al	Employment Practices Liability with Omnibus Leaders Preferred Endorsement – Primary $10 Million Limit	Arch Insurance Company

CONSOL Energy Inc., et. Al	Excess Employment Practices Liability – $10 Million Limit	Travelers Casualty & Surety Co. of America

SCHEDULE 6.25

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.1.1(i)

LIEN SEARCHES

[On file with Cahill Gordon & Reindel LLP]

SCHEDULE 8.1.18

TITLE REQUIREMENTS

Capitalized terms used in this Schedule 8.1.18 that are not defined in the Loan Documents have the meanings given to them in this Schedule 8.1.18.

Subject to the proviso below, the Borrower shall deliver to the Administrative Agent the following:

(a) within 60 days of the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), a Mortgage Policy with respect to the Operator’s Undivided Interest in the Bailey preparation plant located on parcel 22-09-0149 that is part of the Pennsylvania Mine Complex in an insured amount not less than $64,680,000;

(b) within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after the date of an acquisition of any Surface Real Property that is required to be subject to a Mortgage pursuant to clause (x) or (z) of Section 8.1.17(a)(iii)(b), a Mortgage Policy with respect to such Surface Real Property in an insured amount not less than the Fair Market Value of such Surface Real Property; provided that if the Loan Parties do not own 100% of such Surface Real Property, the insured amount shall be not less than the Loan Parties’ ownership percentage of such Surface Real Property; provided further that an increase in the ownership percentage of any Permitted Other Undivided Interest in any Specified Other Asset that was previously subject to this clause (b) shall be governed by clause (e) below and not this clause (b);

(c) within 60 days of the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), a Title Report with respect to the Subsurface Real Properties that are required to be subject to a Mortgage pursuant to Section 8.1.17(a)(iii)(a);

(d) with respect to any Subsurface Real Property acquired after the Closing Date that is required to be subject to a Mortgage pursuant to clause (x) or (z) of Section 8.1.17(a)(iii)(b) and is in the 10-year mine plan at the time the Mortgage is delivered, a Title Report, within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) (i) after date of such acquisition if the acquisition is from CEI or any of its Subsidiaries, or (ii) after the delivery of a title opinion, report or memorandum to CEI, the Borrower or any of their respective Subsidiaries; provided that an increase in the ownership percentage of any Permitted Other Undivided Interest in any Specified Other Asset that was previously subject to this clause (d) shall be governed by clause (e) below and not this clause (d);

(e) only to the extent that the Required Lenders request and the Fair Market Value of any increase in the percentage ownership of any Undivided Interest or Permitted Other Undivided Interest since the last delivery with respect to such Undivided Interest or Permitted Other Undivided Interest pursuant to this Schedule 8.1.18 is at least $20,000,000, with respect to any increase in the percentage ownership of any Undivided Interest or Permitted Other Undivided Interest, within 60 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) of such increase, (i) in the case of Surface Real Property, a date down endorsement or other endorsement to the existing Mortgage Policy on such Real Property in form and substance reasonably satisfactory to the Administrative Agent in an insured amount not less than the percentage of the Fair Market Value of such Surface Real Property equal to the Loan Parties’ ownership percentage of such Undivided Interest or Permitted Other Undivided Interest in such Surface Real Property, and (ii) in the case of Subsurface Real Property, a bring down (to the date of acquisition) in form and substance reasonably satisfactory of any Title Report previously delivered to the Administrative Agent with respect to such Real Property;

provided, however, that the Administrative Agent may waive the requirements described in clause (b) or (d) above if the burden or cost to the Borrower of providing such documents is excessive in relation to the value afford thereby (as reasonably determined by the Borrower).

“Mortgage Policy” shall mean, with respect to any Real Property, a lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Administrative Agent and insuring the Administrative Agent that the Mortgage on such Real Property is a valid and enforceable first priority mortgage, free and clear of all Liens except Permitted Liens, in form and substance (including the absence of certain “standard” title exceptions, survey exceptions and mechanics’ liens exception), and to include supplemental endorsements, reasonably satisfactory to the Administrative Agent.

“Subsurface Real Property” shall mean Real Property located below the surface of the land.

“Surface Real Property” shall mean Real Property located on or above the surface of the land, including improvement thereon to the extent such improvements are insurable by a Mortgage Policy.

“Title Report” shall mean a letter or memorandum provided by outside counsel to the Loan Parties, addressed to the Administrative Agent for its benefit and the benefit of the Secured Parties, which shall be (i) in the case of the Title Report delivered pursuant to clause (c), substantially in the form attached as Exhibit A to this Schedule 8.1.18 and (ii) in the case of any Title Report delivered pursuant to clause (d) or (e), substantially consistent with the form attached as Exhibit A to this Schedule 8.1.18 and otherwise reasonably satisfactory to the Administrative Agent.

EXHIBIT A TO SCHEDULE 8.1.18

                 , 2015

PNC Bank, National Association,

as Administrative Agent, for its benefit and

the benefit of the Secured Parties (as defined

in the Credit Agreement (defined below))

RE: Credit Agreement dated as of July 7, 2015, by and among the CNX Coal Resources LP, as Borrower, the Guarantors from time to time party thereto, the Lenders party thereto, PNC Bank, National Association, as administrative agent (the “Administrative Agent”) and Bank of America, N.A., in its capacity as Syndication Agent (the “Credit Agreement”). Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 8.1.18 of the Credit Agreement, we (Steptoe & Johnson PLLC) enclose herewith (i) our previously issued title opinions (the “SJ Title Letters”) pertaining to the title of various affiliates and subsidiaries of CONSOL Energy Inc. (collectively, “CONSOL”) in and to certain of CONSOL’s coal and related mining rights in West Virginia, being those properties more particularly described on “Exhibit A—5 Year Mine Plan” and “Exhibit B—10 Year Mine Plan”1 (the “WV Subject Property”); (ii) a spreadsheet of the SJ Title Letters, attached as “Exhibit C,” which lists the ownership of the coal tract(s) as certified to the addressee on the date of such SJ Title Letter; (iii) title opinions previously issued by Peacock Keller & Ecker, LLP (the “PK Title Letters,” together with the SJ Title Letters, the “Title Letters”) pertaining to the title of CONSOL in and to certain of CONSOL’s coal and related mining rights in Pennsylvania, being those properties more particularly described on “Exhibit A—5 Year Mine Plan” and “Exhibit B—10 Year Mine Plan” (collectively, the “PA Subject Property,” together with the WV Subject Property, the “Subject Property”); and (iv) a spreadsheet of the PK Title Letters, attached as “Exhibit D,” which lists the ownership of the coal tract(s) as certified to the addressee on the date of such PK Title Letter. The SJ Title Letters cover all of the WV Subject Property as of the date hereof.

The scope and type of information reviewed to prepare the Title Letters is generally limited to documents of record affecting ownership and leasehold rights of the particular coal seam(s) at issue. The review typically does not include documents only affecting surface, oil and gas, or any other coal seams. We hereby certify that as to each WV Subject Property, the applicable SJ Title Letter certified ownership in the CONSOL party identified on Exhibit C as of the date thereof, subject to the qualifications, exceptions, limitations, and defects referenced therein. Although we have not independently reviewed the PK Title Letters, pursuant to the letter attached hereto as “Exhibit E” (the “Peacock Letter”), Peacock Keller & Ecker, LLP certified that as to each PA Subject Property, the applicable PK Title Letter certified ownership in the CONSOL party identified on Exhibit D as of the date thereof, subject to the qualifications, exceptions, limitations, and defects referenced therein. Pursuant to the Peacock Letter, the PK Title Letters cover all of the PA Subject Property as of the date hereof.

[1]	Please note that the list of the properties contained in Exhibit A and Exhibit B hereto were provided to us by CONSOL, and, per CONSOL, contain all property owned or leased by CONSOL within the 5 Year Mine Plan and 10 Year Mine Plan, respectively, as of the date hereof.

Pursuant to Section 8.1.18 of the Credit Agreement, we have completed a review of information relative to those properties described in Exhibit A—5 Year Mine Plan of the Subject Property, the results of which are set forth on that certain report attached hereto as Exhibit F (the “Update”). The scope of the Update was limited to identifying (i) any conveyance of the Subject Property after the date of the applicable Title Letter and (ii) any unreleased liens affecting the Subject Property. Based upon the Title Letters, the Peacock Letter, and the Update, and pursuant to the deeds and assignments of leases of record in Greene and Washington Counties, Pennsylvania, and Marshall County, West Virginia, it is our opinion that, as of the date hereof, CNX Thermal Holdings LLC has a 20% record interest in all of the Subject Property listed on Exhibit A—5 Year Mine Plan, subject to any qualifications, exceptions, limitations, and defects contained in the Title Letters and the Update.

Very truly yours,

Steptoe & Johnson PLLC

SCHEDULE 8.1.20

POST-CLOSING MATTERS

1.	Mortgage and related documents and instruments related to the Harvey Mine will be delivered within 60 days after the Closing Date.

2.	A “standard” mortgagee endorsement for the property insurance certificate delivered pursuant to Section 7.1.1(f) of the Credit Agreement will be delivered within 10 days after the Closing Date.

SCHEDULE 8.2.1

EXISTING INDEBTEDNESS

1.	Advanced Royalty Commitments - $278,000.

2.	PHH Automobile Capital Lease Obligations - $49,000.

SCHEDULE 8.2.2

EXISTING LIENS

None.

SCHEDULE 8.2.4

EXISTING INVESTMENTS

None.

SCHEDULE 8.2.14

EXISTING RESTRICTIONS ON SUBSIDIARIES

1.	Those restrictions listed on Schedule 8.2.15 hereto.

SCHEDULE 8.2.15

EXISTING NEGATIVE PLEDGE AGREEMENTS

1.	Coal Leases numbered 209341000 and 209342000.

2.	Coal Lease numbered 209876000.

3.	Coal Lease numbered 219983000.

4.	Coal Lease numbered 220196000.

5.	Coal Lease numbered 220298000.

6.	Coal Lease numbered 252817000.

7.	Easements between Consol Pennsylvania Coal Company LLC and counterparties.

SCHEDULE 11.5.1

NOTICE INFORMATION

ADMINISTRATIVE AGENT:

Name:	PNC Bank, National Association
Address:	Three PNC Plaza
225 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention:	Richard C. Munsick
Telephone:	(412) 762-4299
Telecopy:	(412) 762-6484

Name:	Agency Services
Address:	PNC Firstside Center, 4th Floor
500 First Avenue
Pittsburgh, Pennsylvania 15219
Attention:	Kristen Wilk
Telephone:	(412) 768-0403
Telecopy:	(412) 768-2296
LOAN PARTIES:

Address:	1000 CONSOL Energy Drive
Canonsburg, PA 15317
Attention:	Treasury Department
Telephone:	(724) 485-4128
Telecopy:	(724) 485-6030

EXHIBIT 1.1(A)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Revolving Credit Commitments, letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	CNX Coal Resources LP

4.	Administrative Agent:	PNC Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated July 7, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among CNX Coal Resources LP, a Delaware limited partnership (“Borrower”), each of the Guarantors now or hereafter party thereto (“Guarantors”), the Lenders now or hereafter party thereto and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	][9]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]12 Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:

[Insert Signature Blocks for each applicable Issuing Lender that has issued outstanding Letters of Credit]

By:
Name:
Title: ][13]

[Consented to:][14]

CNX COAL RESOURCES LP

By:
Name:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consents of such Issuing Lenders are required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.8.2. of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.8.2.(c) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.3 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the

Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by electronic signature delivery system (in either case in a form acceptable to the Administrative Agent) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT 1.1(G)(1)

FORM OF

GUARANTOR JOINDER AND ASSUMPTION AGREEMENT

THIS GUARANTOR JOINDER AND ASSUMPTION AGREEMENT is made as of             , 20    , by                                         , a                      [corporation/partnership/limited liability company] (the “New Guarantor”).

Background

Reference is made to (i) the Credit Agreement, dated as of July 7, 2015 (as the same may be amended, supplemented, restated or modified from time to time, the “Credit Agreement”), by and among CNX Coal Resources LP, a Delaware limited partnership (“Borrower”), each of the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”) and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”); (ii) the Continuing Agreement of Guaranty and Suretyship, dated as of July 7, 2015, as the same may be amended, restated, supplemented or modified from time to time (the “Guaranty”), of Guarantors given to the Administrative Agent for the benefit of the Lenders; (iii) the Security Agreement, dated as of July 7, 2015, as the same may be amended, restated, supplemented or modified from time to time (the “Security Agreement”), among the Loan Parties, as pledgors and guarantors, and the Collateral Agent (each as defined therein) for the benefit of the Secured Parties (as defined therein); (iv) the Intercompany Subordination Agreement, dated as of July 7, 2015, as the same may be amended, restated, supplemented or modified from time to time (the “Intercompany Subordination Agreement”), among the Loan Parties and the Administrative Agent for the benefit of the Lenders; (v) the Regulated Substance Certificate and Indemnity Agreement, dated as of July 7, 2015, as the same may be amended, restated, supplemented or modified from time to time (the “Indemnity Agreement”), among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties; (vi) [the Patent, Trademark and Copyright Security Agreement, dated as of [            ], 2015, as the same may be amended, restated, supplemented or modified from time to time (the “Patent, Trademark and Copyright Security Agreement”), among the Loan Parties, as pledgers, and the Collateral Agent (as defined therein)] and (vii) the other Loan Documents referred to in the Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time (all documents listed in this paragraph shall collectively be referred to herein as the “Loan Documents”).

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein.

New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by New Guarantor as a result of being or becoming affiliated with the Borrower and the Guarantors, New Guarantor hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations of, a “Loan Party” and a “Guarantor”, jointly and severally with the existing Loan Parties and Guarantors under the Credit Agreement, a “Guarantor”, jointly and severally with the existing Guarantors under the Guaranty, a “Company” jointly and severally with the existing “Companies” under the Intercompany Subordination Agreement, a “Loan Party” jointly and severally under the Indemnity Agreement, a “Pledgor” and a “Guarantor” jointly and severally under the Security Agreement and a Loan Party or Guarantor, as the case may be, under each of the other Loan Documents to which the Loan Parties or Guarantors are required to become a party pursuant to the terms of Section 8.1.9 of the Credit Agreement; and, New Guarantor hereby agrees that from the date hereof and until Payment In Full, New Guarantor shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit

Agreement, Guaranty, Intercompany Subordination Agreement, Indemnity Agreement, Security Agreement and each of the other Loan Documents to which Loan Parties are required to become parties pursuant to the terms of Section 8.1.9 of the Credit Agreement jointly and severally with the existing parties thereto. Without limiting the generality of the foregoing, New Guarantor hereby represents and warrants that (i) each of the representations and warranties set forth in Section 6 of the Credit Agreement applicable to such Loan Party is true and correct as to New Guarantor on and as of the date hereof and (ii) New Guarantor has heretofore received a true and correct copy of the Credit Agreement, Guaranty, Intercompany Subordination Agreement, Indemnity Agreement, Security Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof to which New Guarantor is required to become a party.

New Guarantor hereby makes, affirms, and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement, Guaranty, Intercompany Subordination Agreement, Indemnity Agreement, Security Agreement, and each of the other Loan Documents to which New Guarantor is becoming a party pursuant to the terms of the preceding paragraph.

New Guarantor is simultaneously delivering to the Administrative Agent and the Collateral Agent all appropriate documents, instruments, other agreements, financing statements, appropriate stock powers and certificates required under Section 8.1.9 of the Credit Agreement.

In furtherance of the foregoing, upon the request of the Administrative Agent, New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Guarantor Joinder and Assumption Agreement and the other Loan Documents.

New Guarantor acknowledges and agrees that a telecopy transmission or electronic copy (with confirmation of receipt) to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Guarantor shall constitute effective and binding execution and delivery hereof by New Guarantor.

[SIGNATURE PAGE OF GUARANTOR

JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Guarantor has duly executed this Guarantor Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders, as of the date and year first above written with the intention that this Guarantor Joinder and Assumption Agreement constitute a sealed instrument.

NEW GUARANTOR:

By:	(SEAL)
Name:
Title:

Acknowledged:

CNX COAL RESOURCES LP, as Borrower

By:
Name:
Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1(G)(2)

FORM OF

CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP

[to be provided separately]

EXHIBIT 1.1(I)(1)

FORM OF

REGULATED SUBSTANCES CERTIFICATE AND INDEMNITY AGREEMENT

THIS REGULATED SUBSTANCES CERTIFICATE AND INDEMNITY AGREEMENT (the “Agreement”) is made as of July 7, 2015 by CNX Coal Resources LP, a Delaware limited partnership (the “Borrower” or “Loan Party”), each other Loan Party (as defined in the Credit Agreement, as herein defined) (together with the Borrower, the Loan Parties” and each individually, a “Loan Party”) in favor of PNC BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as collateral agent (the “Collateral Agent”) for the ratable benefit of the Secured Parties (as defined herein).

RECITALS

A. Reference is made to that certain Credit Agreement, dated as of July 7, 2015 (as amended or restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, each of the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

B. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement, each Loan Party has agreed to enter into this Agreement in favor of the Collateral Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each Loan Party hereby covenants, warrants, represents and agrees as follows:

1. Definitions. All capitalized terms used herein but not otherwise defined herein shall have the meaning given such terms in the Credit Agreement.

2. Representations and Warranties. The Loan Parties, each for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, hereby reaffirm the representations and warranties set forth in Section 6.25 [Environmental Matters] of the Credit Agreement.

3. Environmental Covenants.

3.1 Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall keep such Property free of Hazardous Materials and shall remove, or cause their lessees to remove, all Hazardous Materials which are now or at any time in the future in or on the Property, irrespective of the source thereof, except to the extent that such Hazardous Materials are present on or stored and/or used substantially in compliance with Environmental Laws; provided, that it shall not be deemed to be a violation of this Section 3(A) unless or until any failure to comply with any applicable Environmental Law would result in fines, penalties, remediation costs, other liabilities or injunctive relief which, considered either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall not suffer or permit such Property to be used to generate, manufacture, refine, transport, treat, dispose of, transfer, produce or process Hazardous Materials in violation of Environmental Laws; provided, that it shall not be deemed to be a violation of this Section 3(A) unless or until any failure to comply with any applicable Environmental Law would result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

3.2 Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall immediately, upon their respective Responsible Officer obtaining knowledge of any of the following, notify the Collateral Agent for the benefit of the Secured Parties in writing upon the occurrence of:

1. the Release or threat of Release of any Hazardous Materials on, at, under, from or affecting the Property in violation of Environmental Laws that could reasonably be expected to result in fines, penalties, remediation costs, other liabilities or injunctive relief which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

2. any violation affecting the Property of any Environmental Laws, if such violation is reasonably likely to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change; and

3. any Environmental Liability or any claim or claims relating to any Loan Party relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials on, at, under, from or affecting the Property if such claim or series of claims, when considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

3.3 Except as otherwise disclosed in written reports delivered to the Collateral Agent prior to the date hereof, the Loan Parties certify that, as of the date of this Agreement, to their knowledge, no report, analysis, study or other document prepared by or for any Person exists which identifies any Hazardous Materials on, at, under, emanating from or affecting the Property which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

3.4 The Loan Parties, at their sole expense and for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall, or shall cause the tenants of the Property to, conduct and complete all investigations, studies, sampling and testing and all removal and other actions necessary to clean up, remove or otherwise address all Hazardous Materials on, at, under, from or affecting any of the Property in accordance with all Environmental Laws; provided, however that it shall not be deemed to be a violation of this Section 3(D) unless or until any failure to conduct and complete all investigations, studies, sampling and testing and all removal and other actions is reasonably likely to result in fines, penalties, remediation costs or other liabilities which, considered either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4. Indemnity.

4.1 The Loan Parties shall indemnify, defend and hold harmless the Secured Parties, their Affiliates and their respective employees, agents, officers and directors (collectively, the “Indemnified Parties”) from and against any claims, costs, demands, penalties, fines, liabilities, settlements or damages of whatever kind or nature and associated reasonable costs or expenses, including reasonable attorneys’ fees, fees of environmental consultants and laboratory fees, known or unknown, contingent or otherwise (collectively, the “Indemnified Matters”), arising out of or in any way related to the following matters:

4. the presence, Release or threatened Release of any Hazardous Materials on, at, under, from or affecting the Property or the soil, water, vegetation, buildings, personal property, persons or natural resources thereon;

5. any personal injury (including wrongful death) or property damage (real or personal) or damage to natural resources arising out of or related to such Hazardous Materials;

6. any lawsuit brought or threatened, settlement reached or governmental order relating to such Hazardous Materials;

7. any violation of Environmental Laws or any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law (collectively, the “Environmental Permits”); and/or

8. the breach of any warranty, representation or covenant of any Loan Party contained in this Agreement.

4.2 The liability covered by this Section 4 shall include, but not be limited to, losses sustained by the Indemnified Parties and/or their successors and assigns for (i) diminution in value of the Property resulting from matters covered by this Agreement, (ii) amounts arising out of personal injury or death claims with respect to the matters covered by this Agreement, (iii) amounts charged for any environmental or Hazardous Materials cleanup costs and expenses, liens or other such charges or impositions, (iv) payment for reasonable attorneys’ fees and disbursements, expert witness fees, court costs, environmental tests and design studies in connection with the matters covered by this Agreement, and (v) any other amounts reasonably expended by the Indemnified Parties and their successors and assigns with respect to matters covered by this Agreement. Notwithstanding anything to the contrary contained herein, the liability of the Loan Parties under this Section 4, (A) with respect to diminution in value of the Property, shall be limited to the diminution in value of the Property in its use by the Loan Parties in their mining operations and (B) with respect to environmental or Hazardous Materials cleanup costs and expenses, shall be limited to the costs and expenses for cleanup of the Property so that it is suitable for use in mining operations and in compliance with all Environmental Laws and Environmental Permits (including without limitation, any permanent reclamation or water treatment resulting from the operations of the Loan Parties or their predecessors).

5. Each Loan Party’s Obligation to Deliver Property. Each Loan Party agrees for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property that, in the event any Mortgage is foreclosed (whether judicially or by power of sale) or any such Loan Party tenders a deed in lieu of foreclosure or any such Loan Party otherwise voluntarily or involuntarily conveys possession of or title to the Property, such Loan Party shall deliver the Property or any parcel comprising such portion of the Property to the Collateral Agent in a condition that is in compliance with and not subject to any Lien under any applicable Environmental Laws and which could not be reasonably be expected to result in any Environmental Liability. The obligations of each Loan Party as set forth in this paragraph are strictly for the benefit of the Secured Parties and any successors and assigns of the Secured Parties as holders of any portion of the Obligations and shall not in any way impair or affect the Secured Parties’ right to foreclose against any parcel comprising a portion of the Property.

6. The Secured Parties’ Rights Under This Agreement. The rights of the Secured Parties under this Agreement shall be in addition to all rights of the Secured Parties under the Mortgages, the Credit Agreement and any other Loan Documents. Any default by any Loan Party under this Agreement (including without limitation any breach of any representation, warranty or covenant made by any Loan Party in this Agreement) shall, at the Collateral Agent’s option, constitute an Event of Default under the Credit Agreement, the Mortgages and the other Loan Documents.

7. The Secured Parties’ Right to Cure. In addition to the other remedies provided to the Secured Parties in the Credit Agreement, the Mortgages and the other Loan Documents, should any Loan Party fail to abide by the terms and covenants of this Agreement, the Collateral Agent on behalf of the Secured Parties, and/or the Secured Parties may, should they elect to do so in order to protect their security interest, cause the removal, remediation of or other corrective action with respect to any Hazardous Materials on, at, under or emanating from or affecting the Property and repair and remedy any damage caused by the Hazardous Materials or any such removal, remediation or corrective action, as necessary to assure substantial compliance with all applicable Environmental Laws. In such event, all funds expended by the Collateral Agent on behalf of the Secured Parties and/or the Secured Parties for such purposes, including but not limited to all reasonable attorneys’ fees, engineering fees, consultant fees and similar charges, shall become a part of the obligations secured by the Mortgages and shall be due and payable by each of the Loan Parties on demand. Each disbursement made by the Secured Parties pursuant to this provision shall bear interest at the lower of (a) the rate of interest applicable under Section 4.3(b) [Interest After Default] of the Credit Agreement, or (b) the highest rate allowable under applicable laws from the date any Loan Party shall have received written notice that the funds have been advanced by the Secured Parties until paid in full. The Borrower and each of the other Loan Parties shall permit the Secured Parties and their agents and employees access to their respective Property (or in the case of the Borrower any and all Properties) for any purpose consistent with this provision.

8. The Collateral Agent’s Right to Conduct an Investigation. In the event the Secured Parties shall have reasonable cause to suspect that any Loan Party has failed to comply with the terms of this Agreement, the Collateral Agent may obtain one or more environmental assessments of the Property, at the sole expense of any of the Loan Parties. The nature and scope of the environmental assessments shall be determined by the Collateral Agent in its judgment. Each Loan Party shall permit the Collateral Agent, for the benefit of the Secured Parties and the Collateral Agent’s agents and employees, access to the Property for the purpose of conducting the environmental assessment and shall otherwise cooperate and provide such additional information as may be requested by the Collateral Agent or the Collateral Agent’s agents and employees. In the event any Loan Party fails to pay in accordance with this Section 8 for the cost of any such environmental audit, the Secured Parties may pay for same. Each such payment made by the Secured Parties shall become a part of the obligations secured by the Mortgages, shall be due and payable upon demand and shall bear interest after demand at the lower of either (a) the rate of interest applicable under Section 4.3(b) [Interest After Default] of the Credit Agreement, or (b) the highest rate allowable under applicable laws, until paid in full by any Loan Party.

9. Scope of Liability. The liability under this Agreement shall in no way be limited or impaired by (a) any extension of time for performance required by the Credit Agreement or any of the Loan Documents, (b) any exculpatory provisions in any of the Loan Documents or the Indenture limiting the Collateral Agent’s and/or any other Secured Parties’ recourse, (c) the accuracy or inaccuracy of the representations and warranties made by any Loan Party or any other obligor under the Credit Agreement or any of the Loan Documents, (d) the release of any Loan Party or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, any Secured Parties’ voluntary act or otherwise, (e) the release or substitution, in whole or in part, of any security for any Loan Party’s obligations or (f) the Collateral Agent’s failure to record or improper recording or filing of any of the Mortgages or any UCC financing statements, or failure to otherwise perfect, protect, secure or insure any security interest or lien given as security for any Loan Party’s obligations; and, in any such case, whether with or without notice to any Loan Party or other Person and with or without consideration. The indemnity provided in Section 4 above shall survive (i) any sale, assignment or foreclosure of any of the Mortgages or other Loan Documents, the acceptance of a deed in lieu of foreclosure or trustee’s sale, or any sale or transfer of all or part of the possession of or title to the Property, or (ii) the discharge of any of the other Loan Documents or the Indenture and/or the reconveyance or release of any of the Mortgages.

10. Preservation of Rights. No delay on the Collateral Agent’s and/or the Secured Parties’ part in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

11. Notices. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when sent by registered or certified mail to any Loan Party or the Administrative Agent and/or the Lenders as provided in Section 11.5.1 [Notices Generally] of the Credit Agreement.

12. Changes in Writing. No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means, except by an instrument in writing signed by all parties hereto.

13. Joint and Several Obligations. With respect to the obligations of each Loan Party in connection with this Agreement, the Borrower and each other Loan Party are jointly and severally liable hereunder. Any party liable upon or in respect of this Agreement or any obligations under any of the other Loan Documents or the Indenture may be released without affecting the liability of any party not so released.

14. Survival. The obligations of each of the Loan Parties under Section 4 of this Agreement shall survive any judicial foreclosure, foreclosure by power of sale, deed in lieu of foreclosure, transfer of possession of or title to the Property by any Loan Party or Secured Parties and Payment In Full and payment of the other Secured Debt in full.

15. Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or any portions thereof, shall not in any way be affected or impaired thereby.

16. Construction. Unless the context of this Agreement otherwise clearly requires, the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement and are incorporated herein by reference.

17. Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be deemed an original document and all of which shall be deemed the same document.

18. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAVIER OF JURY TRIAL. Section 11.11 of the Credit Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE – REGULATED SUBSTANCES

CERTIFICATE AND INDEMNITY AGREEMENT]

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned have executed this Agreement as of the day and year first above written.

LOAN PARTIES:

CNX COAL RESOURCES LP

By:
Name:
Title:

GUARANTORS:

[SIGNATURE PAGE – REGULATED SUBSTANCES

CERTIFICATE AND INDEMNITY AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT 1.1(I)(2)

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”) is dated as of July 7, 2015 and is made by and among CNX COAL RESOURCES LP, a Delaware limited partnership (the “Borrower”), each of its Subsidiaries party hereto (the Borrower and each such Subsidiary being individually referred to herein as a “Company” and collectively as the “Companies”), and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), for the Lenders (as defined below).

WITNESSETH THAT:

WHEREAS, pursuant to the Credit Agreement, dated as of even date herewith, by and among the Borrower, the guarantors now or hereafter a party thereto, the lenders now or hereafter a party thereto (the “Lenders”) and PNC Bank, National Association, as Administrative Agent (the “Credit Agreement”; each capitalized term used herein shall, unless otherwise defined herein, have the meaning specified in the Credit Agreement), the Administrative Agent and the Lenders agreed to provide certain loans and other financial accommodations to the Borrower;

WHEREAS, the Companies have or, in the future, may have liabilities, obligations or indebtedness owed to each other (the liabilities, obligations and indebtedness of each of the Companies to any other Company, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof and all other obligations and other amounts payable by any Loan Party to any Restricted Subsidiary that is not a Guarantor are hereinafter collectively referred to as the “Subordinated Indebtedness”);

WHEREAS, the obligations of the Lenders to maintain the Commitments and make Loans to, and issue Letters of Credit on behalf of, the Borrower from time to time are subject to the condition, among others, that the Companies subordinate the Subordinated Indebtedness to the Obligations of the Borrower or any other Company to the Administrative Agent or the Lenders pursuant to the Credit Agreement, the other Loan Documents, or any Specified Swap Agreement or Other Lender Provided Financial Service Product (collectively, the “Senior Debt”) in the manner set forth herein; and

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to maintain the Commitments and continue to make Loans to and issue Letters of Credit on behalf of, the Borrower and its Subsidiaries, and the parties desire to amend and restate the Existing Subordination Agreement as set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Subordinated Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Subordinated Indebtedness shall be subordinate and subject in right of payment to the prior Payment In Full.

II. Payment Over of Proceeds Upon Dissolution, Etc. Upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a “Distributing Company”), then and in any such event, the Administrative Agent shall be entitled to receive, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, Payment In Full (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any Subordinated Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Subordinated Indebtedness, and, to that end, the Administrative Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.

III. No Commencement of Any Proceeding. Each Company agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Lenders and the Administrative Agent in commencing, any proceeding, including but not limited to those described in Section 2 hereof, or other enforcement action of any kind against any other Company which owes it any Subordinated Indebtedness.

IV. Prior Payment in Full of Senior Debt Upon Acceleration of Subordinated Indebtedness. If any portion of the Subordinated Indebtedness owed by any Company becomes or is declared due and payable before its stated maturity, then and in such event the Administrative Agent and the Lenders shall be entitled to receive Payment In Full (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Subordinated Indebtedness is entitled to receive any payment thereon.

V. No Payment When Senior Debt in Default. With respect to Subordinated Indebtedness for borrowed money, if any Event of Default shall have occurred and be continuing, or such an Event of Default would result from or exist after giving effect to a payment with respect to any portion of the Subordinated Indebtedness, unless the Required Lenders shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Company owing Subordinated Indebtedness on account of principal or interest on any portion of the Subordinated Indebtedness for borrowed money. No payment shall be made by any Company owing any Subordinated Indebtedness other than for borrowed money of such Subordinated Indebtedness after the earlier of (i) any proceeding described in clause (a) or (c) of Section 2 hereof or (ii) the declaration of the Senior Debt as due and payable before its stated maturity.

VI. Payment Permitted if No Default. Nothing contained in this Agreement shall prevent any of the Companies, at any time except during the pendency of any of the conditions described in Sections 2, 4 and 5, from making the regularly scheduled payments of principal of or interest on any portion of the Subordinated Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Subordinated Indebtedness.

VII. Receipt of Prohibited Payments. If, notwithstanding the foregoing provisions of Sections 2, 4, 5 and 6, a Company which is owed Subordinated Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, shall be segregated from other funds and property held by such Company, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement, the other Loan Documents, the Specified Swap Agreements and the Other Lender Provided Financial Service Products.

VIII. Rights of Subrogation. Each Company agrees that no payment or distribution to the Administrative Agent or the Lenders pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until Payment In Full.

IX. Instruments Evidencing Subordinated Indebtedness. Each Company shall cause each instrument for borrowed money which now or hereafter evidences all or a portion of the Subordinated Indebtedness to be conspicuously marked as follows:

“This instrument is subject to the terms of an Intercompany Subordination Agreement dated as of July 7, 2015 in favor of PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders referred to therein, which Intercompany Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Intercompany Subordination Agreement.”

Each Company will further mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement.

X. Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Administrative Agent and the Lenders, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Administrative Agent and the Lenders, the obligation of the Companies to each other to pay the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Administrative Agent and the Lenders, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Subordinated Indebtedness is created, subject to the rights, if any, under this Agreement of the Administrative Agent and the Lenders to receive cash, property or securities otherwise payable or deliverable with respect to the Subordinated Indebtedness.

XI. No Implied Waivers of Subordination. No right of the Administrative Agent or any Lender to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Administrative Agent or any Lender, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Subordinated Indebtedness is created, regardless of any knowledge thereof with which the Administrative Agent or any Lender may have or be otherwise charged. Each Company by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreement, such Company shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or agree to compromise, the obligations of the other Companies with respect to their Subordinated Indebtedness, other than in accordance with the terms of the Credit Agreement, without the prior written consent of the Required Lenders.

Without in any way limiting the generality of the foregoing paragraph, the Administrative Agent or any of the Lenders may, at any time and from time to time, without the consent of or notice to any of the Companies except the Borrower to the extent provided in the Credit Agreement, without incurring responsibility to any of the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Administrative Agent and the Lenders, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any Person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other person.

XII. Additional Subsidiaries of the Borrower. The Companies covenant and agree that they shall cause Subsidiaries of the Borrower created or acquired after the date of this Agreement and any other Subsidiaries in each case as required to join this Agreement under the terms of the Credit Agreement, to join in this Agreement and subordinate to the Senior Debt all Subordinated Indebtedness owed to any such Subsidiary by any of the Companies or by any other Subsidiary hereafter created or acquired and joined to this Agreement, such joinder to be effected under the Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement.

XIII. Continuing Force and Effect. This Agreement shall continue in force until Payment In Full, it being contemplated that this Agreement be of a continuing nature.

XIV. Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Administrative Agent or the Lenders hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of any Company hereunder, shall be made only by written agreement, waiver or consent signed by the Administrative Agent, acting on behalf of all the Lenders, with the written consent of the Required Lenders, any such agreement, waiver or consent made with such written consent being effective to bind all the Lenders.

XV. Expenses. The Companies, unconditionally and jointly and severally, agree upon demand to pay to the Administrative Agent and the Lenders the amount of any and all reasonable out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including reasonable fees and expenses of counsel as set forth in Section 11.3 [Expenses, Etc.] of the Credit Agreement.

XVI. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

XVII. Successors and Assigns. This Agreement shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and the obligations of each Company shall be binding upon their respective successors and permitted assigns, except that no Company may assign or transfer its rights or obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement. Except as permitted by the Credit Agreement, the duties and obligations of the Companies may not be delegated or transferred by the Companies or any Company without the prior written consent of the Required Lenders, and any such delegation or transfer without such consent shall be null and void. Except to the extent otherwise required by the context of this Agreement, the word “Lenders” when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Lender under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Lender under the Credit Agreement.

XVIII. Joint and Several Obligations. Each of the obligations of each and every Company under this Agreement is joint and several. The Administrative Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Company without any duty or responsibility to pursue any other Company and such an election by the Administrative Agent and the Lenders, or any of them, shall not be a defense to any action the Administrative Agent and the Lenders, or any of them, may elect to take against any Company. Each of the Lenders and the Administrative Agent hereby reserve all right against each Company.

XIX. Counterparts. This Agreement may be executed by the different parties hereto on any number of separate counterparts, each of which, when executed and delivered, shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

XX. Attorneys-in-Fact. Each Company hereby authorizes and empowers the Administrative Agent, at the election of the Administrative Agent and in the name of either the Administrative Agent, for the benefit of the Administrative Agent and the Lenders as their respective interests may appear, or in the name of each such Company as is owed Subordinated Indebtedness, upon the occurrence and during the continuance of an Event of Default, to execute and file proofs and documents and take any other action the Administrative Agent may deem advisable to completely protect the Administrative Agent’s and the Lenders’ interests in the Subordinated Indebtedness and the right of the Administrative Agent and the Lenders of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints the Administrative Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement and upon the occurrence and during the continuance of an Event of Default, taking any action and executing, delivering, filing and recording any instruments which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Administrative Agent, its officers, employees or agents pursuant to the foregoing power of attorney.

XXI. Application of Payments. In the event any payments are received by the Administrative Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

XXII. Remedies. In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Administrative Agent, on behalf of the Lenders, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Administrative Agent on behalf of the Lenders at law may not fully compensate the Administrative Agent on behalf of the Lenders for the damages they may suffer in the event of a breach hereof.

XXIII. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS. Section 11.11 of the Credit Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

XXIV. Notices. All notices, statements, requests and demands and other communications given to or made upon the Companies, the Administrative Agent or the Lenders in accordance with the provisions of this Agreement shall be given or made in the manner as provided in Section 11.5.1 [Notices Generally] of the Credit Agreement.

XXV. Rules of Construction. The rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE - INTERCOMPANY SUBORDINATION AGREEMENT]

WITNESS the due execution hereof as of the day and year first above written.

BORROWER:

CNX COAL RESOURCES LP

By:
Name:
Title:

OTHER LOAN PARTIES:

OTHER RESTRICTED SUBSIDIARIES:

[SIGNATURE PAGE - INTERCOMPANY SUBORDINATION AGREEMENT]

ADMINISTRATIVE AGENT:

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:
Name:
Title:

EXHIBIT 1.1(M)

FORM OF

MORTGAGE

[to be provided separately]

EXHIBIT 1.1(N)(1)

FORM OF

REVOLVING CREDIT NOTE

$	New York, New York
[ ], 2015

FOR VALUE RECEIVED, the undersigned, CNX COAL RESOURCES LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), the lesser of (i) the principal sum of                                          Dollars (US$        ), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of July 7, 2015, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as the administrative agent for the Lenders (the “Administrative Agent”) (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), payable by 1:00 p.m. on the Revolving Maturity Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, upon written demand by the Required Lenders to the Administrative Agent, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent located at PNC Firstside Center, 4th Floor, 500 First Avenue, Pittsburgh, Pennsylvania 15219, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Revolving Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Revolving Credit Note by its duly authorized officer with the intention that it constitute a sealed instrument.

CNX COAL RESOURCES LP

By:
Name:
Title:

EXHIBIT 1.1(N)(2)

FORM OF

SWING LOAN NOTE

$25,000,000	New York, New York
[ ], 2015

FOR VALUE RECEIVED, the undersigned, CNX COAL RESOURCES LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), on demand, the lesser of the principal sum of TWENTY-FIVE MILLION U.S. Dollars (U.S. $25,000,000) or the aggregate unpaid principal amount of all Swing Loans made by the Bank to the Borrower pursuant to Section 2.1.2 of the Credit Agreement, dated as of July 7, 2015, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association as administrative agent for the Lenders (the “Administrative Agent”) (as it may hereafter from time to time be amended, restated, modified or supplemented, the “Credit Agreement”). All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings assigned to such terms in the Credit Agreement.

The Borrower shall pay interest on the unpaid principal balance hereof from the date hereof at the rate per annum provided in Section 4.1.1 of, or as otherwise provided in, the Credit Agreement. Interest shall be due on the dates provided in Section 5 of the Credit Agreement, or as otherwise provided therein. Interest hereon will be payable at the times specified in the Credit Agreement.

After request for payment of any principal hereof or interest hereon shall have been made by the Bank to the Borrower, or upon the occurrence and during the continuation of an Event of Default, such amount shall thereafter bear interest at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest will accrue before and after any judgment has been entered with respect to this Swing Loan Note.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at PNC Firstside Center, 4th Floor, 500 First Avenue, Pittsburgh, Pennsylvania 15219, in lawful money of the United States of America in immediately available funds.

This Swing Loan Note is a Swing Loan Note referred to in, is subject to the provisions of, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein. This Swing Loan Note shall be payable on demand and regardless of whether or not an Event of Default has occurred and is continuing.

Except as otherwise provided in the Credit Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Loan Note and the Credit Agreement.

This Swing Loan Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, that any assignment of this Swing Loan Note by the Borrower or the Bank shall be subject to the provisions of Section 11.8 of the Credit Agreement. All references herein to the “Borrower,” the “Administrative Agent” and the “Bank” shall be deemed to apply to the Borrower, the Administrative Agent and the Bank, respectively, and their respective successors and assigns.

This Swing Loan Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal law of the State of New York without giving effect to its conflict of laws principles.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO SWING LOAN NOTE]

IN WITNESS WHEREOF, the undersigned has executed this Swing Loan Note by its duly authorized officer with the intention that it constitute a sealed instrument.

CNX COAL RESOURCES LP

By:
Name:
Title:

EXHIBIT 1.1(P)(1)

FORM OF

PERFECTION CERTIFICATE

[to be provided separately]

EXHIBIT 1.1(P)(2)

FORM OF

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [            ], 201[  ] is delivered pursuant to Section 8.3.7(e) of that certain Credit Agreement dated as of July 7, 2015 (the “Credit Agreement”) among CNX COAL RESOURCES LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto (collectively, the “Guarantors”), certain other parties thereto and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent (in such capacity, together with its successors and assigns, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means the Borrower, each of the Guarantors and the Sellers (defined below).

The undersigned, the [                    ] of the Borrower, hereby certify (in my capacity as [                    ] and not in my individual capacity) to the Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any Perfection Certificate Supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names. Except as listed in Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document; (y) each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

XXVI. Current Locations; Extraordinary Transactions.

(a) Except as listed in Schedule 2(a) attached hereto and made a part hereof, the chief executive office and the preferred mailing address (if different than the chief executive office) of each Company is located at the address set forth in Schedule 2(a) of the Prior Perfection Certificate.

XXVII. Real Property. Except as listed in Schedule 3 attached hereto and made a part hereof, Schedule 3 to the Prior Perfection Certificate is a list of (i) all real property encumbered or to be encumbered by a Mortgage and fixture filing (such real property, the “Mortgaged Property”), (ii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon which are included in the Collateral), (iii) other information relating thereto required by such Schedule 3 and (iv) locations of all oil, gas, minerals and as-extracted collateral of the Companies. The Loan Parties hereby certify that other than as set forth on Schedule 3, no Mortgaged Property has any “Building” (as such terms are defined in Schedule 3) which is included in the Collateral located on it.

XXVIII. Stock Ownership and Equity Interests. Except as listed in Schedule 4 attached hereto and made a part hereof, Schedule 4 to the Prior Perfection Certificate is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Loan Party and each of its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement.

XXIX. Instruments and Tangible Chattel Paper. Except as listed in Schedule 5 attached hereto and made a part hereof, Schedule 5 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness with a value in excess of $2,000,000 held by any Loan Party as of the date hereof, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

XXX. Intellectual Property.

(a) Except as listed in Schedule 6(a) attached hereto and made a part hereof, Schedule 6(a) to the Prior Perfection Certificate is a schedule setting forth all of each Loan Party’s patents, trademarks, service marks and trade names registered with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each patent, trademark, service mark or trade name owned by it.

(b) Except as listed in Schedule 6(b) attached hereto and made a part hereof, Schedule 6(b) to the Prior Perfection Certificate is a schedule setting forth all of each Loan Party’s United States copyrights applied for or registered with the United States Copyright Office, including the name of the registered owner and the registration number of each copyright owned by it.

XXXI. Commercial Tort Claims. Except as listed in Schedule 7 attached hereto and made a part hereof, Schedule 7 to the Prior Perfection Certificate is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Loan Party, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

XXXII. Motor Vehicles. Except as listed in Schedule 8 attached hereto and made a part hereof, Schedule 8 to the Prior Perfection Certificate is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) valued at over $2,000,000 individually (and any other motor vehicles or other goods necessary to the make the representation in the next sentence true), and the owner and approximate value of such motor vehicles. The Loan Parties hereby certify that the aggregate value of all motor vehicles and other goods (covered by certificates of title or ownership) owned by the Loan Parties and not set forth on Schedule 8 attached hereto or Schedule 8 to the Prior Perfection Certificate does not exceed $15,000,000.

XXXIII. Other Collateral. Except as listed in Schedule 9 attached hereto and made a part hereof, Schedule 9 to the Prior Perfection Certificate is a true and correct list of all rolling stock and trains, owned or held by each Loan Party, stating in each case, if such collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of the first date written above.

CNX COAL RESOURCES LP

By:
Name:
Title:

CNX OPERATING LLC

By:
Name:
Title:

CNX THERMAL HOLDINGS LLC

By:
Name:
Title:

[Any other Guarantor]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Identification Number[15]	Federal Taxpayer Identification Number	Jurisdiction of Formation

[15]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Corporate or Organizational Name	Date of Relevant Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	Jurisdiction of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years From the Date Hereof

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Mortgaged Property

Entity of Record	Common Name, Address, Tax Parcel ID No(s) and As-Extracted Collateral Location	Purpose/Use	Improvements included in the Collateral and Located on Real Property (including number of “Buildings”)[16]	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)
[ ]	[ ] [COUNTY, STATE, ZIP CODE] [Tax Parcel ID No(s)] [As-Extracted Collateral Location]	[ ]	[ ]	[See Exhibits to Mortgage, fixture filing and/or as-extracted filing encumbering this property.]

[16]	“Building” means a walled and roofed structure, other than a gas or liquid storage tank, that is principally above ground and affixed to a permanent site, and a walled and roofed structure while in the course of construction, alteration or repair.

Schedule 4

Stock Ownership and Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 5

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Payee	Payor	Principal Amount	Interest Rate	Maturity Date	Pledged [Yes/No]

2.	Chattel Paper:

Description	Pledged [Yes/No]

Schedule 6(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

[None]

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

[None]

Schedule 6(b)

Copyrights

UNITED STATES COPYRIGHTS:

Registrations:

Owner	Title	Registration No.	Registration Date

Applications:

Owner	Title	Application No.

Schedule 7

Commercial Tort Claims

Description	Pledged [Yes/No]

Schedule 8

Motor Vehicles

Owner	Description	Value

Schedule 9

Other Collateral

Rolling Stock And Trains

Description	Pledged [Yes/No]

EXHIBIT 2.5.1

FORM OF

LOAN REQUEST

LOAN REQUEST; RATE REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center
500 First Avenue (Mail Stop: P7-PFSC-04-1)
Pittsburgh, Pennsylvania 15219
Telephone No.: (412) 768-0403
Telecopier No.: (412) 768-2296
Attention: Kristen Wilk

FROM:	CNX Coal Resources LP (the “Borrower”)

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as of July 7, 2015, by and among CNX Coal Resources LP, a Delaware limited partnership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and PNC Bank, National Association (the “Administrative Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.

A.	Pursuant to Section 2.5.1 or 4.1 of the Credit Agreement, the undersigned Borrower irrevocably requests [check one box under 1(a) below and fill in blank space next to the box as appropriate]:

1.(a)	☐	A new Revolving Credit Loan. OR

	☐	Renewal of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan originally made on , 20 . OR

	☐	Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on to a Revolving Credit Loan to which the LIBOR Rate Option applies. OR

	☐	Conversion of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan on , to a Revolving Credit Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED REVOLVING CREDIT LOAN SHALL BEAR INTEREST:

[Check one box under 1(b) below and fill in blank spaces in line next to box]:

1.(b)(i)	☐	Under the Base Rate Option. Such Loan shall have a Borrowing Date or interest conversion date, as applicable, of , (which date shall be (i) the same Business Day as the Business Day of receipt by the Agent by 11:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Revolving Credit Loan to which the LIBOR Rate Option applies is being converted to a Revolving Credit Loan to which the Base Rate Option applies).

OR

(ii)	☐	Under the LIBOR Rate Option. Such Loan shall have a Borrowing Date or interest conversion date, as applicable, of (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Agent by 11:00 a.m. of this Loan Request for (i) making a new Revolving Credit Loan to which the LIBOR Rate Option applies or renewing a Revolving Credit Loan to which the LIBOR Rate Option applies, or (ii) converting a Loan to which the Base Rate Option applies to a Revolving Credit Loan to which the LIBOR Rate Option applies).

2.

Such Loan is in the principal amount of U.S. $         or the principal amount to be renewed or converted is U.S. $        .

[to be in increments of $1,000,000 and not to be less than $5,000,000 for each Borrowing Tranche under the LIBOR Rate Option and to be in increments of $50,000 and not to be less than the lesser of $500,000 and the maximum amount available for Borrowing Tranches to which the Base Rate Option applies]

3.	[Complete blank below if the Borrower is selecting the LIBOR Rate Option]: Such Loan shall have an Interest Period of two weeks or one, two, three, or six Months. .

B.	As of the date hereof and the date of making of the above-requested Revolving Credit Loan (and after giving effect thereto): the representations and warranties of the Loan Parties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof (except that (i) any representation and warranty that is already qualified as to materiality is true and correct in all respects as so qualified and (ii) representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); and no Event of Default or Potential Default has occurred and is continuing.

C.	The undersigned hereby irrevocably requests [check one line under 1.(a) below and fill in blank space next to the line as appropriate]:

1.(a)	Funds to be deposited into PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: $ .

OR

Funds to be wired per the following wire instructions:
$ Amount of Wire Transfer
Bank Name:
ABA:
Account Number:
Account Name:
Reference:

OR

Funds to be wired per the attached Funds Flow (multiple wire transfers).

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

[SIGNATURE PAGE TO LOAN REQUEST]

The undersigned certifies to the Administrative Agent as to the accuracy of the foregoing.

CNX COAL RESOURCES LP

Date: , 20	By:
Name:
Title:

EXHIBIT 2.5.2

FORM OF

SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center
500 First Avenue (Mail Stop: P7-PFSC-04-1)
Pittsburgh, Pennsylvania 15219
Telephone No.: (412) 768-0403
Telecopier No.: (412) 768-2296
Attention: Kristen Wilk

FROM:	CNX Coal Resources LP, a Delaware limited partnership (the “Borrower”)

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as July 7, 2015, by and among CNX Coal Resources LP, a Delaware limited par[t]nership, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and PNC Bank, National Association (the “Administrative Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Credit Agreement.

Pursuant to Section 2.5.2 of the Credit Agreement, the Borrower hereby makes the following Swing Loan Request:

1.	Aggregate Principal Amount of such Swing Loan [may not be less than $100,000 and must be an integral multiple of $50,000]	U.S. $

2.

Proposed Borrowing Date

[which date shall be on or after the date on which the Administrative Agent receives this Swing Loan Request, with such Swing Loan Request to be received no later than 2:00 p.m. Eastern Time on the Borrowing Date]

3.	As of the date hereof and the date of making of the above-requested Swing Loan (and after giving effect thereto): the representations and warranties of the Loan Parties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof (except that (i) any representation and warranty that is already qualified as to materiality is true and correct in all respects as so qualified and (ii) representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); and no Event of Default or Potential Default has occurred and is continuing.

[SIGNATURE PAGE FOLLOWS]

The Borrower certifies to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on             , 20    .

CNX COAL RESOURCES LP

By:
Name:
Title:

[SIGNATURE PAGE TO SWING LOAN REQUEST]

EXHIBIT 5.8.5-1

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 7, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), by and among CNX Coal Resources LP, a Delaware limited partnership (the “Borrower”) each lender from time to time party thereto (collectively, the “Lenders”), and PNC Bank, National Association, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.8.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

EXHIBIT 5.8.5-2

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 7, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), by and among CNX Coal Resources LP, a Delaware limited partnership (the “Borrower”) each lender from time to time party thereto (collectively, the “Lenders”), and PNC Bank, National Association, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of 5.8.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

EXHIBIT 5.8.5-3

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 7, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), by and among CNX Coal Resources LP, a Delaware limited partnership (the “Borrower”) each lender from time to time party thereto (collectively, the “Lenders”), and PNC Bank, National Association, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.8.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

EXHIBIT 5.8.5-4

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of July 7, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), by and among CNX Coal Resources LP, a Delaware limited partnership (the “Borrower”) each lender from time to time party thereto (collectively, the “Lenders”), and PNC Bank, National Association, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 5.8.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

EXHIBIT 8.2.6

FORM OF

ACQUISITION CERTIFICATE

            ,

PNC Bank, National Association, as Administrative Agent

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of July 7, 2015 (as hereafter modified, amended, supplemented or restated from time to time, the “Credit Agreement”) among CNX Coal Resources LP (the “Borrower”), the Guarantors set forth therein, the Lenders set forth therein and PNC Bank, National Association as the administrative agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings. References herein to Sections of the Credit Agreement are qualified, in their entirety, by the applicable provision of the Section of the Credit Agreement so referred to and together with all related provisions and definitions referred to in such Section or incorporated therein.17

I,                                     , [specify: Chief Executive Officer/President/Chief Financial Officer/Treasurer] of the Borrower, do hereby certify on behalf of the Borrower as of the date hereof as follows:

1. The Borrower or a Restricted Subsidiary is making the acquisition described below (the “Acquisition”):

[Describe the transaction, including the sellers, buyers, assets being purchased and closing date (or proposed closing date) of the Acquisition.]

2. Such Acquisition is a “Permitted Acquisition” within the meaning of Section 8.2.6(b) of the Credit Agreement.

XXXIV. No Event of Default or Potential Default exists immediately prior to and after giving effect to the Acquisition.

3. Liquidity (Section 8.2.6(b)(ii)). After giving effect to the Acquisition, the amount of unused Revolving Credit Commitments that could be drawn without breaching the Financial Covenants is     % (insert from calculations set forth on Appendix A hereto) of the aggregate Revolving Credit Commitments, which is greater than or equal to 10%.

4. Minimum Interest Coverage Ratio. (Section 8.2.13(a)) As of the date of the most recent fiscal quarter ended prior to the Acquisition (the “Report Date”), the Interest Coverage Ratio calculated on a Pro Forma Basis is     to 1.0 (insert from calculations set forth on Appendix A hereto), which is not less than the permitted ratio of 3.00 to 1.00.

[17]	In case of any conflicts between the terms of the Credit Agreement reflected in this Acquisition Certificate and the Credit Agreement, the provisions of the Credit Agreement shall control.

5. Maximum Total Leverage Ratio. (Section 8.2.13(b)) As of the Report Date, the Total Leverage Ratio calculated on a Pro Forma Basis is      to 1.0 (insert from calculation set forth on Appendix A hereto), which is not more than the permitted ratio of 3.50 to 1.00, or if during an Increase Period, 4.00 to 1.00.

XXXV. Attached hereto as Exhibit [    ] are the [insert description of the financial statements or other financial information of the assets acquired] upon which the calculations in this certificate with respect to the Target are based.

XXXVI. [The Borrower is providing contemporaneously herewith, copies of any agreements entered into or proposed to be entered into by the Borrower or any Restricted Subsidiaries in connection with the Acquisition.]18

[18]	To be included to the extent reasonably requested by the Administrative Agent and not subject to confidentiality obligations owed to any Person other than CEI or any of its Subsidiaries.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this      day of             , 20    .

By:
Name:
Title:

APPENDIX A

Credit Agreement	Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[19]
1. Minimum Interest Coverage Ratio. (Section 8.2.13(a)) The ratio of (A) Consolidated EBITDA to (B) Consolidated Cash Interest Expense as of the Report Date is (insert from Item 1(C) below):	to 1.0	to 1.0	to 1.0

A. Calculation of amount (A) - Consolidated EBITDA of the Loan Parties as of the Report Date for the four fiscal quarters then ended, on a Pro Forma Basis:[20]

(i) Consolidated Net Income:

(a) the aggregate net income (loss) attributable to the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:	$	$	$

(1) any net income of any other Person if such other Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (4) below, the Borrower’s equity in the net income of such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other	$	$	$

[19]	All calculations are on a pro-forma basis, based upon the financial statements of the Loan Parties as of the Report Date, after giving effect to the Permitted Acquisition (i.e., if a financial covenant is measured for the immediately preceding four fiscal quarters as of the Report Date, the financial results of the Target as well as the Borrower and its Subsidiaries will be included in that four fiscal quarter period calculation) and include in such calculations Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Target prior to the date of the Permitted Acquisition).
[20]

With respect to any period during which a Material Acquisition/Disposition by the Loan Parties has occurred, Consolidated EBITDA shall be calculated as if such Material Acquisition/Disposition had been consummated at the beginning of such period.

Credit Agreement		Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[19]
Person during such period to the Borrower or any Restricted
Subsidiary as a dividend or other distribution (subject, in
the case of a dividend or other distribution paid to a
Restricted Subsidiary, to the limitations contained in clause
(2) of this definition) and (ii) the Borrower’s equity in a net loss of any such other Person for such period shall be
included in determining such Consolidated Net Income

(2)	any net income of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that (i) subject to the exclusion contained in clause (3) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income	$	$	$

(3)	any income or loss attributed to discontinued operations	$	$	$

Credit Agreement		Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[19]

(4)	any extraordinary gains or losses, together with any related provision for taxes on such gains or losses	$	$	$

(5)	any gain or loss, together with any related provision for taxes on such gains or losses, on Dispositions outside the ordinary course of business	$	$	$

(6)	any non-cash compensation expense realized for grants of performance shares, stock, stock options or other equity-based awards	$	$	$

(7)	unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815	$	$	$

(8)	any non-cash asset impairment or write-downs (other than of any current assets) under GAAP or SEC guidelines; provided that any reversal or other benefit of any such impairment or write-down in any future period shall be excluded from Consolidated Net Income in such future period	$	$	$

(9)	the cumulative effect of a chance in accounting principles	$	$	$

Consolidated Net Income		$	$	$

Credit Agreement					Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[19]

(ii)	plus, to the extent deducted in calculating Consolidated Net Income other than in the case of Item (h) below, the sum of the following amounts for such period:

	(a)	Consolidated Interest Expense, net of interest income:

		(1)	total interest expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding (i) write-off of deferred financing costs and (ii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness)		$	$	$

		(2)	plus, to the extent not include in such total interest expense, and to the extent incurred by the Borrower or any Restricted Subsidiary, without duplication, the sum of the following:

			(A)	interest expense attributable to Capital Lease Obligations	$	$	$

			(B)	capitalized interest

			(C)	non-cash interest expense	$	$	$

			(E)	net costs (including amortization of fees and up-front payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in such Person and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which the Borrower or any Restricted Subsidiary has paid a premium;	$	$	$

Credit Agreement		Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[19]

	(3) minus, to the extent included in items (1) or (2), any amortization of costs relating to original debt issuances other than the amortization of debt discount related to the issuance of zero coupon securities or other securities with an original issue price of not more than 90% of the principal thereof	$	$	$

	Consolidated Interest Expense:	$	$	$

	(4) minus interest income	$	$	$

	Consolidated Interest Expense, net of interest income:	$	$	$

(b)	provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Borrower and the Restricted Subsidiaries for such period	$	$	$

(c)	depletion, depreciation and impairment charges and expenses of the Borrower and the Restricted Subsidiaries for such period	$	$	$

(d)	amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Borrower and the Restricted Subsidiaries for such period	$	$	$

(e)	losses for such period from the early extinguishment of Indebtedness	$	$	$

(f)	non-recurring transaction costs expensed (in accordance with GAAP) by the Borrower and the Restricted Subsidiaries in connection with the Transactions	$	$	$

Credit Agreement			Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[19]

	(g)	non-cash charges related to pension liabilities	$	$	$

	(h)	net cash proceeds of insurance received, or recognized as a receivable in accordance with GAAP, for such period in respect of a casualty event (to the extent such amount is reducing an expense on the statement of operations of the Borrower for such period relating to such casualty event) or business interruption	$	$	$

(iii)	minus the sum of the following:

	(a)	to the extent increasing Consolidated Net Income for such period, gains for such period from the early extinguishment of Indebtedness	$	$	$

	(b)	to the extent that the amount in Item 1(a)(ii)(h) is actually not received in cash, the amount not received for such period that increased Consolidated EBITDA	$	$	$

Consolidated EBITDA			$	$	$

B. Calculation of amount (B) - Consolidated Cash Interest Expense of the Loan Parties as of the Report Date determined on a consolidated basis in accordance with GAAP as follows:

(i)	Consolidated Interest Expense (insert from item 1(A)(ii)(a) above):		$	$	$

(ii)	minus the portion of item (i) not payable in cash		$	$	$

Consolidated Cash Interest Expense			$	$	$

C. Item 1(A) divided by Item 1(B) equals the Interest Coverage Ratio			to 1.0	to 1.0	to 1.0

Credit Agreement			Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[19]

2. Maximum Total Leverage Ratio (Section 8.2.13(b)). The ratio of (A) Consolidated Indebtedness to (B) Consolidated EBITDA as of the Report Date is (insert from item 2(C), below):

A. Calculation of amount (A) - Consolidated Indebtedness:

(i)	the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries of the type referenced under the first instances of clauses (1), (2) and (3) of the definition of “Indebtedness” outstanding on such date, after giving effect to all incurrences and repayments of such Indebtedness occurring on such date; provided that (x) all obligations under undrawn standby letters of credit (whether or not issued under the Credit Agreement) issued with respect to performance obligations under sales contracts, mine reclamation, black lung benefit liabilities, workers compensation and other employee benefit liabilities shall be excluded from this Item 2(A) and (y) the face amount of all other letters of credit (other than to the extent Cash Collateralized) shall be included in this Item 2(A), whether or not drawn:

	(a)	the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable	$	$	$

	(b)	all Capital Lease Obligations of such Person	$	$	$

	(c)	all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title	$	$	$

Credit Agreement	Consolidated for Borrower and its Subsidiaries		Target		Consolidated Pro Forma[19]
to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business)

Sum of certain Indebtedness described above:	$		$		$

(ii) minus the lesser of (x) Cash on Hand as of such date after giving effect to all transactions occurring on such date and (y) $10,000,000	$		$		$

Consolidated Indebtedness	$		$		$

B. Calculation of amount (B) – Consolidated EBITDA of the Borrower (insert from 1(A), above):	$		$		$

C. Item 2(A) divided by Item 2(B) equals the Total Leverage Ratio:	to 1.0		to 1.0		to 1.0

3. Liquidity (Section 8.2.6(b)(ii)). The ratio of (A) the amount of unused Revolving Credit Commitments that could be drawn without breaching the Financial Covenants after giving effect to the Acquisition to (B) the aggregate outstanding Revolving Credit Commitments is (insert from Item 3(C), below):

		%		%		%

A. Calculation of amount (A) – the amount of unused Revolving Credit Commitments that could be drawn without breaching the Financial Covenants after giving effect to the Acquisition:	$		$		$

B. Calculation of amount (B) – the aggregate outstanding Revolving Credit Commitments:	$		$		$

C. Item 3(A) divided by Item 3(B):		%		%		%

EXHIBIT 8.3.4

FORM OF

QUARTERLY COMPLIANCE CERTIFICATE

            , 20

PNC Bank, National Association, as Administrative Agent

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of July 7, 2015 (as hereafter modified, amended, supplemented or restated from time to time, the “Credit Agreement”) among CNX COAL RESOURCES LP (the “Borrower”), the Guarantors set forth therein, the Lenders set forth therein and PNC Bank, National Association, as the administrative agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings. References herein to Sections of the Credit Agreement are qualified, in their entirety, by the applicable provisions of the Section of the Credit Agreement so referred to and together with all related provisions and definitions referred to in such Section or incorporated therein.21

I,                                         , [Chief Financial Officer / Treasurer] of the Borrower, do hereby certify on behalf of the Borrower as of the [quarter / year ended]             , 20    (the “Report Date”), as follows:

1. Minimum Interest Coverage Ratio. (Section 8.2.13(a)) The ratio of (A) Consolidated EBITDA to (B) Consolidated Cash Interest Expense of the Loan Parties is      to 1.0 (insert from Item 1(C) below) as of the Report Date for the four fiscal quarters then ended, which is not less than the permitted ratio of 3.0 to 1.0.

Calculation of amount (A) - Consolidated EBITDA of the Loan Parties as of the Report Date for the four fiscal quarters then ended, on a Pro Forma Basis:

(i)	Consolidated Net Income:

	(a)	the aggregate net income (loss) attributable to the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:		$

		(1)	any net income of any other Person if such other Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause	$

[21]	In case of any conflicts between the terms of the Credit Agreement reflected in this Quarterly Compliance Certificate and the Credit Agreement, the provisions of the Credit Agreement shall control.

(4) below, the Borrower’s equity in the net income of such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to the Borrower or any Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) of this definition) and (ii) the Borrower’s equity in a net loss of any such other Person for such period shall be included in determining such Consolidated Net Income

(2)	any net income of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that (i) subject to the exclusion contained in clause (3) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income	$

(3)	any income or loss attributed to discontinued operations	$

(4)	any extraordinary gains or losses, together with any related provision for taxes on such gains or losses	$

(5)	any gain or loss, together with any related provision for taxes on such gains or losses, on Dispositions outside the ordinary course of business	$

(6)	any non-cash compensation expense realized for grants of performance shares, stock, stock options or other equity-based awards	$

		(7)	unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815		$

		(8)	any non-cash asset impairment or write-downs (other than of any current assets) under GAAP or SEC guidelines; provided that any reversal or other benefit of any such impairment or write-down in any future period shall be excluded from Consolidated Net Income in such future period		$

		(9)	the cumulative effect of a chance in accounting principles		$

	Consolidated Net Income				$

(ii)	plus, to the extent deducted in calculating Consolidated Net Income other than in the case of Item (h) below, the sum of the following amounts for such period:

	(a)	Consolidated Interest Expense, net of interest income:

		(1)	total interest expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding (i) write-off of deferred financing costs and (ii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness)		$

		(2)	plus, to the extent not include in such total interest expense, and to the extent incurred by the Borrower or any Restricted Subsidiary, without duplication, the sum of the following:

			(A)	interest expense attributable to Capital Lease Obligations	$

			(B)	capitalized interest	$

			(C)	non-cash interest expense	$

			(E)	net costs (including amortization of fees and up-front payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in such Person and its Restricted Subsidiaries being net payees as to future payouts under such caps or	$

options, and interest rate and currency swaps and forwards for which the Borrower or any Restricted Subsidiary has paid a premium;

	(3) minus, to the extent included in items (1) or (2), any amortization of costs relating to original debt issuances other than the amortization of debt discount related to the issuance of zero coupon securities or other securities with an original issue price of not more than 90% of the principal thereof	$

	Consolidated Interest Expense:	$

	(4) minus interest income	$

	Consolidated Interest Expense, net of interest income:	$

(b)	provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Borrower and the Restricted Subsidiaries for such period	$

(c)	depletion, depreciation and impairment charges and expenses of the Borrower and the Restricted Subsidiaries for such period	$

(d)	amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Borrower and the Restricted Subsidiaries for such period	$

(e)	losses for such period from the early extinguishment of Indebtedness	$

(f)	non-recurring transaction costs expensed (in accordance with GAAP) by the Borrower and the Restricted Subsidiaries in connection with the Transactions	$

(g)	non-cash charges related to pension liabilities	$

(h)	net cash proceeds of insurance received, or recognized as a receivable in accordance with GAAP, for such period in respect of a casualty event (to the extent such amount is reducing an expense on the statement of operations of the Borrower for such period relating to such casualty event) or business interruption	$

(iii)	minus the sum of the following:

	(a)	to the extent increasing Consolidated Net Income for such period, gains for such period from the early extinguishment of Indebtedness	$

	(b)	to the extent that the amount in Item 1(a)(ii)(h) is actually not received in cash, the amount not received for such period that increased Consolidated EBITDA	$

Consolidated EBITDA			$

A.	Calculation of amount (B) - Consolidated Cash Interest Expense of the Loan Parties as of the Report Date determined on a consolidated basis in accordance with GAAP as follows:

(i)	Consolidated Interest Expense (insert from item 1(A)(ii)(a) above):	$

(ii)	minus the portion of item (i) not payable in cash	$

Consolidated Cash Interest Expense		$

Item 1(A) divided by Item 1(B) equals the Interest Coverage Ratio			to 1.0

XXXVII. Maximum Total Leverage Ratio. (Section 8.2.13(b)) The ratio of (A) Consolidated Indebtedness to (B) Consolidated EBITDA is          to 1.0 (insert from Item 2(C) below) as of the Report Date for the four fiscal quarters then ended, which is not more than the permitted ratio of 3.50 to 1.00, or if during an Increase Period, 4.00 to 1.00.

Calculation of amount (A) – Consolidated Indebtedness:

(i)	the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries of the type referenced under the first instances of clauses (1), (2) and (3) of the definition of “Indebtedness” outstanding on such date, after giving effect to all incurrences and repayments of such Indebtedness occurring on such date; provided that (x) all obligations under undrawn standby letters of credit (whether or not issued under the Credit Agreement) issued with respect to performance obligations under sales contracts, mine reclamation, black lung benefit liabilities, workers compensation and other employee benefit liabilities shall be excluded from this clause (i) and (y) the face amount of all other letters of credit (other than to the extent Cash Collateralized) shall be included in this clause (i), whether or not drawn:

	(a)	the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable:	$

	(b)	all Capital Lease Obligations of such Person:	$

	(c)	all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business)	$

	Sum of certain Indebtedness described above:		$

(ii)	minus the lesser of (x) Cash on Hand as of such date after giving effect to all transactions occurring on such date and (y) $10,000,000		$

Consolidated Indebtedness			$

Calculation of Amount (B) – Consolidated EBITDA of the Loan Parties as of the Report Date for the four fiscal quarters then ended, on a Pro Forma Basis (insert from Item 1(A) above):

Item 2(A) divided by Item 2(B) equals the Total Leverage Ratio	to 1.0

XXXVIII. Step-Up and Increase Period. (Section 8.2.13(b)) A Step-Up [is][is not] in effect as of the date hereof pursuant to the terms of Section 8.2.13(b). [Insert if Applicable: The Increase Period related to such Step-Up began as of             , 20     and will end as of             , 20    ; provided that such Increase Period is not immediately following another Increase Period (that is, following the prior Increase Period, if any, there has been at least one fiscal quarter as of the end of which the Total Leverage Ratio has been complied with without giving effect to the Step-Up).]

XXXIX. [Insert if Applicable: Except as certified to the Administrative Agent and the Lenders pursuant to Section 8.3.5 of the Credit Agreement,] The representations and warranties of the Borrower contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified) on and as of this date (except representations and warranties that expressly relate solely to an earlier date or time).

XL. [Insert if Applicable: Except as certified to the Administrative Agent and the Lenders pursuant to Section 8.3.5 of the Credit Agreement,] No Event of Default or Potential Default exists and is continuing as of the date hereof.

XLI. Set forth on Exhibit A attached hereto is a description of each Swap Agreement to which any Loan Party is a party, all of which the Loan Parties are permitted to enter under Section 8.2.12 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this      day of             , 20    .

By:
Name:
Title:

EXHIBIT A

SWAP AGREEMENTS